CITIGROUP MORTGAGE LOAN TRUST INC.
Depositor

WELLS FARGO BANK, N.A.
Servicer

CITIBANK, N.A.
Trust Administrator

and

U.S. BANK NATIONAL ASSOCIATION
Trustee

_________________________________________

POOLING AND SERVICING AGREEMENT
Dated as of October 1, 2007

_________________________________________

Asset-Backed Pass-Through Certificates

Series 2007-WFHE4

TABLE OF CONTENTS

Section
ARTICLE I DEFINITIONS
SECTION 1.01	Defined Terms.
SECTION 1.02	Allocation of Certain Interest Shortfalls.
ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
SECTION 2.01	Conveyance of Mortgage Loans.
SECTION 2.02	Acceptance of the Trust Fund by the Trustee.
SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Sponsor or the Depositor.
SECTION 2.04	[Reserved].
SECTION 2.05	Representations, Warranties and Covenants of the Servicer.
SECTION 2.06	Issuance of the Certificates.
SECTION 2.07	Authorization to Enter into the Interest Rate Swap Agreement
SECTION 2.08	Conveyance of the REMIC Regular Interests; Acceptance of the Trust REMICs by the Trustee.
ARTICLE III ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS
SECTION 3.01	Servicer to Act as Servicer.
SECTION 3.02	Sub-Servicing Agreements Between the Servicer and Sub-Servicers.
SECTION 3.03	Successor Sub-Servicers.
SECTION 3.04	Liability of the Servicer.
SECTION 3.05	No Contractual Relationship Between Sub-Servicers and Trustee, Trust Administrator or Certificateholders.
SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Trust Administrator.
SECTION 3.07	Collection of Certain Mortgage Loan Payments.
SECTION 3.08	Sub-Servicing Accounts.
SECTION 3.09	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.
SECTION 3.10	Collection Account and Distribution Account.
SECTION 3.11	Withdrawals from the Collection Account and Distribution Account.
SECTION 3.12	Investment of Funds in the Collection Account and the Distribution Account.
SECTION 3.13	[Reserved].
SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.
SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.
SECTION 3.16	Realization Upon Defaulted Mortgage Loans.
SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.
SECTION 3.18	Servicing Compensation.
SECTION 3.19	Reports to the Trust Administrator; Collection Account Statements.
SECTION 3.20	Statement as to Compliance.
SECTION 3.21	Assessments of Compliance and Attestation Reports.
SECTION 3.22	Access to Certain Documentation.
SECTION 3.23	Title, Management and Disposition of REO Property.
SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 3.25	Obligations of the Servicer in Respect of Monthly Payments.
SECTION 3.26	Advance Facility.
ARTICLE IV PAYMENTS TO CERTIFICATEHOLDERS
SECTION 4.01	Distributions.
SECTION 4.02	Statements to Certificateholders.
SECTION 4.03	Remittance Reports; P&I Advances.
SECTION 4.04	Allocation of Extraordinary Trust Fund Expenses and Realized Losses.
SECTION 4.05	Compliance with Withholding Requirements.
SECTION 4.06	Net WAC Rate Carryover Reserve Account.
SECTION 4.07	Commission Reporting.
SECTION 4.08	Reserved.
SECTION 4.09	Swap Account.
SECTION 4.10	Tax Treatment of Swap Payments and Swap Termination Payments.
SECTION 4.11	Collateral Account.
SECTION 4.12	Rights and Obligations Under the Interest Rate Swap Agreement.
ARTICLE V THE CERTIFICATES
SECTION 5.01	The Certificates.
SECTION 5.02	Registration of Transfer and Exchange of Certificates.
SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
SECTION 5.04	Persons Deemed Owners.
SECTION 5.05	Certain Available Information.
ARTICLE VI THE DEPOSITOR AND THE SERVICER
SECTION 6.01	Liability of the Depositor and the Servicer.
SECTION 6.02	Merger or Consolidation of the Depositor or the Servicer.
SECTION 6.03	Limitation on Liability of the Depositor, the Servicer and Others.
SECTION 6.04	Limitation on Resignation of the Servicer.
SECTION 6.05	Rights of the Depositor in Respect of the Servicer.
SECTION 6.06	Duties of the Credit Risk Manager.
SECTION 6.07	Limitation Upon Liability of the Credit Risk Manager.
SECTION 6.08	Removal of the Credit Risk Manager.
ARTICLE VII DEFAULT
SECTION 7.01	Servicer Events of Default.
SECTION 7.02	Trust Administrator or Trustee to Act; Appointment of Successor.
SECTION 7.03	Notification to Certificateholders.
SECTION 7.04	Waiver of Servicer Events of Default.
ARTICLE VIII CONCERNING THE TRUSTEE AND THE TRUST ADMINISTRATOR
SECTION 8.01	Duties of Trustee and Trust Administrator.
SECTION 8.02	Certain Matters Affecting the Trustee and the Trust Administrator.
SECTION 8.03	Neither the Trustee nor Trust Administrator Liable for Certificates or Mortgage Loans.
SECTION 8.04	Trustee and Trust Administrator May Own Certificates.
SECTION 8.05	Trustee’s, Trust Administrator’s and Custodian’s Fees and Expenses.
SECTION 8.06	Eligibility Requirements for Trustee and Trust Administrator.
SECTION 8.07	Resignation and Removal of the Trustee and the Trust Administrator.
SECTION 8.08	Successor Trustee or Trust Administrator.
SECTION 8.09	Merger or Consolidation of Trustee or Trust Administrator.
SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.
SECTION 8.11	[Reserved].
SECTION 8.12	Appointment of Office or Agency.
SECTION 8.13	Representations and Warranties.
SECTION 8.14	[Reserved].
SECTION 8.15	No Trustee or Trust Administrator Liability for Actions or Inactions of Custodian.
SECTION 8.16	Email Communications.
ARTICLE IX TERMINATION
SECTION 9.01	Termination Upon Repurchase or Liquidation of the Mortgage Loans.
SECTION 9.02	Additional Termination Requirements.
ARTICLE X REMIC PROVISIONS
SECTION 10.01	REMIC Administration.
SECTION 10.02	Prohibited Transactions and Activities.
SECTION 10.03	Servicer, Trustee and Trust Administrator Indemnification.
ARTICLE XI MISCELLANEOUS PROVISIONS
SECTION 11.01	Amendment.
SECTION 11.02	Recordation of Agreement; Counterparts.
SECTION 11.03	Limitation on Rights of Certificateholders.
SECTION 11.04	Governing Law.
SECTION 11.05	Notices.
SECTION 11.06	Severability of Provisions.
SECTION 11.07	Notice to Rating Agencies.
SECTION 11.08	Article and Section References.
SECTION 11.09	Grant of Security Interest.
SECTION 11.10	Third Party Rights.
SECTION 11.11	Intention of the Parties and Interpretation.

Exhibits

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2A Certificate
Exhibit A-3	Form of Class A-2B Certificate
Exhibit A-4	Form of Class A-2C Certificate
Exhibit A-5	Form of Class X-1 Certificate
Exhibit A-6	Form of Class M-1 Certificate
Exhibit A-7	Form of Class M-2 Certificate
Exhibit A-8	Form of Class M-3A Certificate
Exhibit A-9	Form of Class M-3B Certificate
Exhibit A-10	Form of Class M-4 Certificate
Exhibit A-11	Form of Class M-5 Certificate
Exhibit A-12	Form of Class M-6 Certificate
Exhibit A-13	Form of Class M-7 Certificate
Exhibit A-14	Form of Class M-8 Certificate
Exhibit A-15	Form of Class M-9 Certificate
Exhibit A-16	Form of Class CE Certificate
Exhibit A-17	Form of Class P Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class R-X Certificate
Exhibit B	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit C	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit D	Form of Assignment Agreement
Exhibit E	Request for Release
Exhibit F-1	Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Private Certificates Pursuant to Rule 144A Under the 1933 Act
Exhibit F-2	Form of Transfer Affidavit and Agreement and Form of Transferor Affidavit in Connection with Transfer of Residual Certificates
Exhibit G	Form of Certification with respect to ERISA and the Code
Exhibit H-1	Form of Certification to be provided by the Depositor with Form 10-K
Exhibit H-2	Form of Certification to be provided to the Depositor by the Trust Administrator
Exhibit H-3	Form of Certification to be provided to the Depositor by the Servicer
Exhibit I	Form of Interest Rate Swap Agreement

Schedule 1	Mortgage Loan Schedule
Schedule 2	Prepayment Charge Schedule

This Pooling and Servicing Agreement, is dated and effective as of October 1, 2007, among CITIGROUP MORTGAGE LOAN TRUST INC., as Depositor, WELLS FARGO BANK, N.A., as Servicer, CITIBANK, N.A., as Trust Administrator, and U.S. BANK NATIONAL ASSOCIATION, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in each REMIC (as defined herein) created hereunder. The Trust Fund will consist of a segregated pool of assets comprised of the Mortgage Loans and certain other related assets subject to this Agreement.

REMIC I

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets (other than any Servicer Prepayment Charge Payment Amounts, the Net WAC Rate Carryover Reserve Account, the Interest Rate Swap Agreement, the Swap Account and the Supplemental Interest Trust) subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I.”  The Class R-I Interest will be the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions (as defined herein).  The following table irrevocably sets forth the designation, the REMIC I Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein).  None of the REMIC I Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I	(2)	$53,314,631.92	July 2037
I-1-A	(2)	$1,661,195.69	July 2037
I-1-B	(2)	$1,661,195.69	July 2037
I-2-A	(2)	$1,858,085.58	July 2037
I-2-B	(2)	$1,858,085.58	July 2037
I-3-A	(2)	$2,046,460.96	July 2037
I-3-B	(2)	$2,046,460.96	July 2037
I-4-A	(2)	$2,225,304.76	July 2037
I-4-B	(2)	$2,225,304.76	July 2037
I-5-A	(2)	$2,390,956.11	July 2037
I-5-B	(2)	$2,390,956.11	July 2037
I-6-A	(2)	$2,538,989.02	July 2037
I-6-B	(2)	$2,538,989.02	July 2037
I-7-A	(2)	$2,650,736.79	July 2037
I-7-B	(2)	$2,650,736.79	July 2037
I-8-A	(2)	$2,579,458.79	July 2037
I-8-B	(2)	$2,579,458.79	July 2037
I-9-A	(2)	$2,499,435.69	July 2037
I-9-B	(2)	$2,499,435.69	July 2037
I-10-A	(2)	$2,421,903.19	July 2037
I-10-B	(2)	$2,421,903.19	July 2037
I-11-A	(2)	$2,352,815.20	July 2037
I-11-B	(2)	$2,352,815.20	July 2037
I-12-A	(2)	$2,285,473.89	July 2037
I-12-B	(2)	$2,285,473.89	July 2037
I-13-A	(2)	$2,224,150.58	July 2037
I-13-B	(2)	$2,224,150.58	July 2037
I-14-A	(2)	$2,189,687.56	July 2037
I-14-B	(2)	$2,189,687.56	July 2037
I-15-A	(2)	$2,141,090.24	July 2037
I-15-B	(2)	$2,141,090.24	July 2037
I-16-A	(2)	$2,127,070.09	July 2037
I-16-B	(2)	$2,127,070.09	July 2037
I-17-A	(2)	$2,173,395.05	July 2037
I-17-B	(2)	$2,173,395.05	July 2037
I-18-A	(2)	$2,254,809.79	July 2037
I-18-B	(2)	$2,254,809.79	July 2037
I-19-A	(2)	$4,326,926.75	July 2037
I-19-B	(2)	$4,326,926.75	July 2037
I-20-A	(2)	$4,054,125.41	July 2037
I-20-B	(2)	$4,054,125.41	July 2037
I-21-A	(2)	$3,602,417.82	July 2037
I-21-B	(2)	$3,602,417.82	July 2037
I-22-A	(2)	$3,159,379.24	July 2037
I-22-B	(2)	$3,159,379.24	July 2037
I-23-A	(2)	$1,539,229.76	July 2037
I-23-B	(2)	$1,539,229.76	July 2037
I-24-A	(2)	$1,376,165.22	July 2037
I-24-B	(2)	$1,376,165.22	July 2037
I-25-A	(2)	$1,329,691.26	July 2037
I-25-B	(2)	$1,329,691.26	July 2037
I-26-A	(2)	$1,284,589.24	July 2037
I-26-B	(2)	$1,284,589.24	July 2037
I-27-A	(2)	$1,241,256.47	July 2037
I-27-B	(2)	$1,241,256.47	July 2037
I-28-A	(2)	$1,199,432.94	July 2037
I-28-B	(2)	$1,199,432.94	July 2037
I-29-A	(2)	$1,159,034.04	July 2037
I-29-B	(2)	$1,159,034.04	July 2037
I-30-A	(2)	$1,120,017.02	July 2037
I-30-B	(2)	$1,120,017.02	July 2037
I-31-A	(2)	$1,082,323.87	July 2037
I-31-B	(2)	$1,082,323.87	July 2037
I-32-A	(2)	$1,045,736.89	July 2037
I-32-B	(2)	$1,045,736.89	July 2037
I-33-A	(2)	$1,010,595.55	July 2037
I-33-B	(2)	$1,010,595.55	July 2037
I-34-A	(2)	$976,665.16	July 2037
I-34-B	(2)	$976,665.16	July 2037
I-35-A	(2)	$943,889.79	July 2037
I-35-B	(2)	$943,889.79	July 2037
I-36-A	(2)	$912,228.61	July 2037
I-36-B	(2)	$912,228.61	July 2037
I-37-A	(2)	$5,194.89	July 2037
I-37-B	(2)	$5,194.89	July 2037
I-38-A	(2)	$208,148.11	July 2037
I-38-B	(2)	$208,148.11	July 2037
I-39-A	(2)	$201,279.16	July 2037
I-39-B	(2)	$201,279.16	July 2037
II	(2)	$37,735,809.03	July 2037
II-1-A	(2)	$1,175,783.14	July 2037
II-1-B	(2)	$1,175,783.14	July 2037
II-2-A	(2)	$1,315,140.49	July 2037
II-2-B	(2)	$1,315,140.49	July 2037
II-3-A	(2)	$1,448,471.31	July 2037
II-3-B	(2)	$1,448,471.31	July 2037
II-4-A	(2)	$1,575,055.75	July 2037
II-4-B	(2)	$1,575,055.75	July 2037
II-5-A	(2)	$1,692,302.67	July 2037
II-5-B	(2)	$1,692,302.67	July 2037
II-6-A	(2)	$1,797,079.37	July 2037
II-6-B	(2)	$1,797,079.37	July 2037
II-7-A	(2)	$1,876,173.69	July 2037
II-7-B	(2)	$1,876,173.69	July 2037
II-8-A	(2)	$1,825,723.60	July 2037
II-8-B	(2)	$1,825,723.60	July 2037
II-9-A	(2)	$1,769,083.79	July 2037
II-9-B	(2)	$1,769,083.79	July 2037
II-10-A	(2)	$1,714,206.81	July 2037
II-10-B	(2)	$1,714,206.81	July 2037
II-11-A	(2)	$1,665,306.79	July 2037
II-11-B	(2)	$1,665,306.79	July 2037
II-12-A	(2)	$1,617,643.06	July 2037
II-12-B	(2)	$1,617,643.06	July 2037
II-13-A	(2)	$1,574,238.84	July 2037
II-13-B	(2)	$1,574,238.84	July 2037
II-14-A	(2)	$1,549,846.14	July 2037
II-14-B	(2)	$1,549,846.14	July 2037
II-15-A	(2)	$1,515,449.29	July 2037
II-15-B	(2)	$1,515,449.29	July 2037
II-16-A	(2)	$1,505,525.92	July 2037
II-16-B	(2)	$1,505,525.92	July 2037
II-17-A	(2)	$1,538,314.41	July 2037
II-17-B	(2)	$1,538,314.41	July 2037
II-18-A	(2)	$1,595,939.22	July 2037
II-18-B	(2)	$1,595,939.22	July 2037
II-19-A	(2)	$3,062,569.68	July 2037
II-19-B	(2)	$3,062,569.68	July 2037
II-20-A	(2)	$2,869,482.73	July 2037
II-20-B	(2)	$2,869,482.73	July 2037
II-21-A	(2)	$2,549,767.13	July 2037
II-21-B	(2)	$2,549,767.13	July 2037
II-22-A	(2)	$2,236,187.40	July 2037
II-22-B	(2)	$2,236,187.40	July 2037
II-23-A	(2)	$1,089,456.48	July 2037
II-23-B	(2)	$1,089,456.48	July 2037
II-24-A	(2)	$974,040.50	July 2037
II-24-B	(2)	$974,040.50	July 2037
II-25-A	(2)	$941,146.54	July 2037
II-25-B	(2)	$941,146.54	July 2037
II-26-A	(2)	$909,223.63	July 2037
II-26-B	(2)	$909,223.63	July 2037
II-27-A	(2)	$878,552.99	July 2037
II-27-B	(2)	$878,552.99	July 2037
II-28-A	(2)	$848,950.58	July 2037
II-28-B	(2)	$848,950.58	July 2037
II-29-A	(2)	$820,356.50	July 2037
II-29-B	(2)	$820,356.50	July 2037
II-30-A	(2)	$792,740.52	July 2037
II-30-B	(2)	$792,740.52	July 2037
II-31-A	(2)	$766,061.56	July 2037
II-31-B	(2)	$766,061.56	July 2037
II-32-A	(2)	$740,165.55	July 2037
II-32-B	(2)	$740,165.55	July 2037
II-33-A	(2)	$715,292.74	July 2037
II-33-B	(2)	$715,292.74	July 2037
II-34-A	(2)	$691,277.04	July 2037
II-34-B	(2)	$691,277.04	July 2037
II-35-A	(2)	$668,078.85	July 2037
II-35-B	(2)	$668,078.85	July 2037
II-36-A	(2)	$645,669.28	July 2037
II-36-B	(2)	$645,669.28	July 2037
II-37-A	(2)	$3,676.91	July 2037
II-37-B	(2)	$3,676.91	July 2037
II-38-A	(2)	$147,325.84	July 2037
II-38-B	(2)	$147,325.84	July 2037
II-39-A	(2)	$142,464.04	July 2037
II-39-B	(2)	$142,464.04	July 2037
P	(3)	$100.00	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “REMIC I Remittance Rate” herein.

REMIC II

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.”  The Class R-II Interest will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the REMIC II Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests (as defined herein).  None of the REMIC II Regular Interests will be certificated.

Designation	REMIC II Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
LT1	(2)	$129,265,998.73	July 2037
LTX1-1	(2)	$7,432,398.37	July 2037
LTX1-2	(2)	$10,936,920.88	July 2037
LTX1-3	(2)	$6,028,247.16	July 2037
LTX1-4	(2)	$5,787,585.72	July 2037
LTX1-5	(2)	$5,919,920.23	July 2037
LTX1-6	(2)	$579,695.45	July 2037
LTX1-7	(2)	$32,162,557.74	July 2037
LT2	(2)	$91,493,676.14	July 2037
LTX1-8	(2)	$5,260,601.63	July 2037
LTX1-9	(2)	$7,741,079.12	July 2037
LTX1-10	(2)	$4,266,752.84	July 2037
LTX1-11	(2)	$4,096,414.28	July 2037
LTX1-12	(2)	$4,190,079.77	July 2037
LTX1-13	(2)	$410,304.55	July 2037
LTX1-14	(2)	$22,764,442.26	July 2037
LTP	(3)	$100.00	July 2037
LTIO	(2)	(4)	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “REMIC II Remittance Rate” herein.
(3)	REMIC II Regular Interest LTP will also be entitled to 100% of the Prepayment Charges.
(4)	REMIC II Regular Interest LTIO will not have an Uncertificated Balance, but will accrue interest on its Uncertificated Notional Amount.

REMIC III

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III.”  The Class R-III Interest will evidence the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the REMIC III Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC III Regular Interests (as defined herein).  None of the REMIC III Regular Interests will be certificated.

Designation	REMIC III Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
LTAA	(2)	$165,784,970.69	July 2037
LTA1	(2)	$743,415.00	July 2037
LTA2A	(2)	$324,030.00	July 2037
LTA2B	(2)	$164,160.00	July 2037
LTA2C	(2)	$37,995.00	July 2037
LTM1	(2)	$49,060.00	July 2037
LTM2	(2)	$40,600.00	July 2037
LTM3A	(2)	$32,535.00	July 2037
LTM3B	(2)	$41,900.00	July 2037
LTM4	(2)	$23,685.00	July 2037
LTM5	(2)	$32,985.00	July 2037
LTM6	(2)	$26,225.00	July 2037
LTM7	(2)	$17,760.00	July 2037
LTM8	(2)	$12,690.00	July 2037
LTM9	(2)	$24,530.00	July 2037
LTZZ	(2)	$1,811,796.75	July 2037
LT1SUB	(2)	$4,943.03	July 2037
LT1GRP	(2)	$19,811.34	July 2037
LT2SUB	(2)	$3,498.64	July 2037
LT2GRP	(2)	$14,022.34	July 2037
LTXX	(2)	$169,126,062.09	July 2037
LTX1(1)	(2)	(4)	July 2037
LTX1(2)	(2)	(4)	July 2037
LTP	(3)	$100.00	July 2037
LTIO	(2)	(5)	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “REMIC II Remittance Rate” herein.
(3)	REMIC II Regular Interest LTP will also be entitled to 100% of the Prepayment Charges.
(4)	REMIC II Regular Interest LTX1 will not have an Uncertificated Balance, but will accrue interest on its Uncertificated Notional Amount.
(5)	REMIC II Regular Interest LTIO will not have an Uncertificated Balance, but will accrue interest on its Uncertificated Notional Amount.

REMIC IV

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the REMIC III Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC IV.”  The Class R-IV Interest will evidence the sole class of “residual interests” in REMIC IV for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Classes of Certificates, the Class CE Interest, the Class IO Interest and the Class P Interest, which are uncertificated.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class A-1	Variable(2)	$148,683,000.00	July 2037
Class A-2A	Variable(2)	$64,806,000.00	July 2037
Class A-2B	Variable(2)	$32,832,000.00	July 2037
Class A-2C	Variable(2)	$7,599,000.00	July 2037
Class X-1	Variable(2)	(3)	July 2037
Class M-1	Variable(2)	$9,812,000.00	July 2037
Class M-2	Variable(2)	$8,120,000.00	July 2037
Class M-3A	Variable(2)	$6,507,000.00	July 2037
Class M-3B	Variable(2)	$8,380,000.00	July 2037
Class M-4	Variable(2)	$4,737,000.00	July 2037
Class M-5	Variable(2)	$6,597,000.00	July 2037
Class M-6	Variable(2)	$5,245,000.00	July 2037
Class M-7	Variable(2)	$3,552,000.00	July 2037
Class M-8	Variable(2)	$2,538,000.00	July 2037
Class M-9	Variable(2)	$4,906,000.00	July 2037
Class CE Interest	Variable(4)	$24,022,674.87	July 2037
Class P Interest	(5)	$100.00	July 2037
Class IO Interest	(6)		July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)	The Class X-1 Certificates will not have a Certificate Principal Balance but will accrue interest on their Notional Amount.
(4)
The Class CE Interest will accrue interest at their variable Pass-Through Rate on the Notional Amount of the Class CE Interest outstanding from time to time which shall equal the aggregate Uncertificated Balance of the REMIC III Regular Interests (other than REMIC III Regular Interest LTP).  The Class CE Interest will not accrue interest on their Certificate Principal Balance.

(5)	The Class P Interest will not accrue interest, but will be entitled to 100% of the Prepayment Charges.
(6)	The Class IO Interest will not have a Pass-Through Rate or a Certificate Principal Balance, but will be entitled to 100% of the amounts distributed on REMIC II Regular Interest LTIO.

REMIC V

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the Class CE Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC V.”  The Class R-V Interest will evidence the sole class of “residual interests” in REMIC V for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class CE Certificates	Variable(2)	$24,022,674.87	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	The Class CE Certificates will receive 100% of amounts received in respect of the Class CE Interest.

REMIC VI

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC VI.”  The Class R-V Interest will evidence the sole class of “residual interests” in REMIC VI for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class P Certificates	Variable(2)	$100.00	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	The Class P Certificates will receive 100% of amounts received in respect of the Class P Interest.

REMIC VII

As provided herein, the Trust Administrator will elect to treat the segregated pool of assets consisting of the Class IO Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC VII.”  The Class R-VI Interest will evidence the sole class of “residual interests” in REMIC VII for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated REMIC VI Regular Interest, which will be uncertificated.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
SWAP IO	Variable(2)	N/A	July 2037
_______________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)	REMIC VII Regular Interest SWAP IO will receive 100% of amounts received in respect of the Class IO Interest.

As of the Cut-off Date, the Group I Mortgage Loans had an aggregate Stated Principal Balance equal to $198,113,424.29 and the Group II Mortgage Loans had an aggregate Stated Principal Balance equal to $140,223,350.58.

In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Trust Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms.

Whenever used in this Agreement, including, without limitation, in the Preliminary Statement hereto, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Adjustable-Rate Mortgage Loan”:  Each of the Mortgage Loans identified on the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

“Adjustment Date”: With respect to each Adjustable-Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of such Mortgage Loan changes pursuant to the related Mortgage Note.  The first Adjustment Date following the Cut-off Date as to each Adjustable-Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to any Distribution Date and any Class of Mezzanine Certificates, (x) the sum of (i) any Realized Losses allocated to such Class of Certificates on such Distribution Date and (ii) the amount of any Allocated Realized Loss Amount for such Class of Certificates remaining unpaid from the previous Distribution Date minus (y) the amount of the increase in the Certificate Principal Balance of such Class due to the receipt of Subsequent Recoveries as provided in Section 4.01.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the record of sale of the Mortgage.

“Assignment Agreement”: The agreement among the Depositor, the Sponsor and the Originator regarding the transfer of the Mortgage Loans by the Sponsor to or at the direction of the Depositor, substantially in the form of Exhibit D annexed hereto.

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to the excess of (i) the sum of (a) the aggregate of the Monthly Payments due during the Due Period relating to such Distribution Date and received by the Servicer (or by a Sub-Servicer on its behalf) on or prior to the related Determination Date, (b) Liquidation Proceeds, Insurance Proceeds, Principal Prepayments, proceeds from repurchases of and substitutions for Mortgage Loans, Subsequent Recoveries and other unscheduled payments of principal and interest in respect of the Mortgage Loans or REO Properties received by the Servicer during the related Prepayment Period, (c) the aggregate of any amounts on deposit in the Distribution Account representing Compensating Interest Payments paid by the Servicer in respect of Prepayment Interest Shortfalls relating to Principal Prepayments that occurred during the related Prepayment Period, (d) the aggregate of any P&I Advances made by the Servicer for such Distribution Date and (e) Prepayment Charges received and Servicer Prepayment Charge Payment Amounts paid in respect of Mortgage Loans with respect to which a Principal Prepayment occurred during the related Prepayment Period and any amounts received from the Sponsor as contemplated in Section 2.03(b) in respect of any Principal Prepayment that occurred during or prior to the related Prepayment Period over (ii) the sum of (a) amounts payable or reimbursable to the Servicer, the Trustee, the Trust Administrator, the Custodian and amounts payable to the Interest Rate Swap Provider (other than any Swap Termination Payment owed to the Interest Rate Swap Provider resulting from a Swap Provider Trigger Event), (b) amounts in respect of the items set forth in clauses (i)(a) through (i)(d) above deposited in the Collection Account or the Distribution Account in respect of the items set forth in clauses (i)(a) through (i)(d) above in error and (c) without duplication, any amounts in respect of the items set forth in clauses (i)(a) and (i)(b) permitted hereunder to be retained by the Servicer or to be withdrawn by the Servicer from the Collection Account pursuant to Section 3.18.

“Balloon Mortgage Loan”:  A fixed-rate Mortgage Loan that provides for the payment of the unamortized Stated Principal Balance of such Mortgage Loan in a single payment at the maturity of such fixed-rate Mortgage Loan that is substantially greater than the preceding monthly payment.

“Balloon Payment”:  A payment of the unamortized Stated Principal Balance of a fixed-rate Mortgage Loan in a single payment at the maturity of such fixed-rate Mortgage Loan that is substantially greater than the preceding Monthly Payment.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Bankruptcy Loss”: With respect to any Mortgage Loan, a Realized Loss resulting from a Deficient Valuation or Debt Service Reduction.

 “Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.  Initially, the Book-Entry Certificates will be the Floating Rate Certificates, the Class CE Certificates and the Class P Certificates.

“Book-Entry Custodian”: The custodian appointed pursuant to Section 5.01.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of New York, the State of Texas, the State of South Carolina, the State of Missouri, the State of Iowa, the State of Maryland, the State of California, the State of Arizona, or in the city in which the Corporate Trust Office of the Trustee or the Corporate Trust Office of the Trust Administrator is located, are authorized or obligated by law or executive order to be closed.

 “Cash-out Refinancing”: A Refinanced Mortgage Loan the proceeds of which were in excess of the principal balance of any existing first mortgage on the related Mortgaged Property and related closing costs, and were used to pay any such existing first mortgage, related closing costs and subordinate mortgages on the related Mortgaged Property.

“Certificate”: Any one of the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4, issued under this Agreement.

“Certificate Factor”: With respect to any Class of Certificates as of any Distribution Date, a fraction, expressed as a decimal carried to six places, the numerator of which is the aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates and the Class X-1 Certificates) of such Class of Certificates on such Distribution Date (after giving effect to any distributions of principal and allocations of Realized Losses and Extraordinary Trust Fund Expenses in reduction of the Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates and the Class X-1 Certificates) of such Class of Certificates to be made on such Distribution Date), and the denominator of which is the initial aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE Certificates and the Class X-1 Certificates) of such Class of Certificates as of the Closing Date.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or the Servicer or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 11.01. The Trustee and the Trust Administrator may conclusively rely upon a certificate of the Depositor or the Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the Trust Administrator shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Margin”: With respect to the Floating Rate Certificates and for purposes of the Marker Rate and the Maximum LTZZ Uncertificated Interest Deferral Amount, the specified REMIC III Regular Interest as follows:

Class	REMIC II Regular Interest	Certificate Margin
		(1)	(2)
A-1	LTA1	1.000%	2.000%
A-2A	LTA2A	0.900%	1.800%
A-2B	LTA2B	1.050%	2.100%
A-2C	LTA2C	1.300%	2.600%
X-1	LTX1	0.600%	0.600%
M-1	LTM1	1.650%	2.475%
M-2	LTM2	2.150%	3.225%
M-3A	LTM3A	2.500%	3.750%
M-3B	LTM3B	1.000%	1.500%
M-4	LTM4	2.500%	3.750%
M-5	LTM5	2.500%	3.750%
M-6	LTM6	2.500%	3.750%
M-7	LTM7	2.500%	3.750%
M-8	LTM8	2.500%	3.750%
M-9	LTM9	2.500%	3.750%
__________
(1)      For each Interest Accrual Period for each Distribution Date on or prior to the Optional Termination Date.
(2)      For each other Interest Accrual Period.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to each Floating Rate Certificate (other than the Class X-1 Certificates) or Class P Certificate as of any date of determination, the Certificate Principal Balance of such Certificate on the Distribution Date immediately prior to such date of determination plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 4.01, minus all distributions allocable to principal made thereon and, in the case of the Mezzanine Certificates, Realized Losses allocated thereto on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Certificate, as stated on the face thereof).  With respect to the Class CE Certificates as of any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of (A) the then aggregate Uncertificated Balance of the REMIC III Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates.

“Certificate Register” and “Certificate Registrar”: The register maintained pursuant to Section 5.02.  Citibank, N.A. will act as Certificate Registrar, for so long as it is Trust Administrator under this Agreement.

“Citibank”: Citibank, N.A.

“Class”: Collectively, all of the Certificates bearing the same class designation.

“Class A-1 Certificates”:  Any one of the Class A-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-1 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class A-2A Certificates”:  Any one of the Class A-2A Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-2 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class A-2B Certificates”:  Any one of the Class A-2B Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-3 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class A-2C Certificates”:  Any one of the Class A-2C Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-4 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class A Certificates”: Collectively, the Class A-1 Certificates, the Class A-2A Certificates, the Class A-2B Certificates and the Class A-2C Certificates.

“Class CE Certificates”:  Any one of the Class CE Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-16 and evidencing (1) a Regular Interest in REMIC V for purposes of the REMIC Provisions, (2) the obligation to pay Net WAC Rate Carryover Amounts, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class CE Interest”:  An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class CE Certificates, evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class M-1 Certificates”:  Any one of the Class M-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-6 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-1 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 55.90% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-2 Certificates”:  Any one of the Class M-2 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-7 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-2 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 60.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-3 Certificates”: Collectively, the Class M-3A Certificates and the Class M-3B Certificates.

“Class M-3A Certificates”:  Any one of the Class M-3A Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-8 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-3B Certificates”:  Any one of the Class M-3B Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-9 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-3 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 69.50% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-4 Certificates”:  Any one of the Class M-4 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-10 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-4 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 72.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-5 Certificates”:  Any one of the Class M-5 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-11 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-5 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 76.20% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-6 Certificates”:  Any one of the Class M-6 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-12 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-6 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distributions of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 79.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-7 Certificates”:  Any one of the Class M-7 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-13 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-7 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 81.40% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-8 Certificates”:  Any one of the Class M-8 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-14 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-8 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 82.90% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class M-9 Certificates”:  Any one of the Class M-9 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-15 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount, (3) the obligation to pay any Class IO Distribution Amount and (4) the obligation to pay any Class X-1 Distribution Amount.

“Class M-9 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date) and (x) the Certificate Principal Balance of the Class M-9 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 85.80% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Overcollateralization Floor.

“Class P Certificate”: Any one of the Class P Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-17 and evidencing a Regular Interest in REMIC VI for purposes of the REMIC Provisions.

“Class P Interest”:  An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC IV for purposes of the REMIC Provisions.

“Class R Certificate”: Any one of the Class R Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-18 and evidencing the ownership of the Class R-I Interest, the Class R-II Interest,  the Class R-III Interest and the Class R-IV Interest.

“Class R-I Interest”: The uncertificated Residual Interest in REMIC I.

“Class R-II Interest”: The uncertificated Residual Interest in REMIC II.

“Class R-III Interest”: The uncertificated Residual Interest in REMIC III.

“Class R-IV Interest”: The uncertificated Residual Interest in REMIC IV.

“Class R-V Interest”: The uncertificated Residual Interest in REMIC V.

“Class R-VI Interest”: The uncertificated Residual Interest in REMIC VI.

“Class R-VII Interest”: The uncertificated Residual Interest in REMIC VII.

“Class R-X Certificate”: Any one of the Class R-X Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-19 and evidencing the ownership of the Class R-V Interest, the Class R-VI Interest and the Class R-VII Interest.

“Class X-1 Certificates”:  Any one of the Class X-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-5 and evidencing (1) a Regular Interest in REMIC IV for purposes of the REMIC Provisions, (2) the right to receive the related Net WAC Rate Carryover Amount and (3) the obligation to pay any Class IO Distribution Amount.

“Class X-1 Distribution Amount”: An amount equal to the excess, if any, of (i) the amount payable on such Distribution Date to the Class X-1 Certificates pursuant to the definition of “Class X-1 Pass-Through Rate”, as defined herein over (ii) the aggregate amount payable on such Distribution Date to REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2).

“Class X-1 Expense Fee Rate”: With respect to any Distribution Date, a per annum rate equal to the product of (i) the Pass-Through Rate for the Class X-1 Certificates for such Distribution Date and (ii) a fraction, the numerator of which is the Notional Amount for the Class X-1 Certificates for such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans.

“Closing Date”:  October 31, 2007.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Account”: The account or accounts created and maintained by the Servicer pursuant to Section 3.10(a), which shall be entitled “Wells Fargo Bank, N.A., as  servicer for U.S. Bank National Association, as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4,” and which must be an Eligible Account.

“Commission”: The Securities and Exchange Commission.

“Compensating Interest Payment”:  With respect to any Distribution Date and the Mortgage Loans for which a Principal Prepayment in full or in part was received during the related Prepayment Period, an amount equal to the lesser of (A) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date and (B) the aggregate Servicing Fee received in the related Due Period.

“Corresponding Certificate”: With respect to each REMIC III Regular Interest, the Class of Regular Certificates listed below:

REMIC III Regular Interest	Class
LTA1	Class A-1
LTA2A	Class A-2A
LTA2B	Class A-2B
LTA2C	Class A-2C
LTX1(1)	Class X-1
LTX1(2)	Class X-1
LTM1	Class M-1
LTM2	Class M-2
LTM3A	Class M-3A
LTM3B	Class M-3B
LTM4	Class M-4
LTM5	Class M-5
LTM6	Class M-6
LTM7	Class M-7
LTM8	Class M-8
LTM9	Class M-9
LTP	Class P

“Corporate Trust Office”:  The principal corporate trust office of the Trustee or the Trust Administrator at which at any particular time its corporate trust business in connection with this Agreement shall be administered, which office, with respect to the Trust Administrator, at the date of the execution of this instrument is located at 388 Greenwich, 14th Floor, New York New York 10013, or such other address as the Trust Administrator may designate from time to time by notice to the Certificateholders, the Depositor, the Servicer and the Trustee and, with respect to the Trustee, at the date of the execution of this instrument is located at One Federal Street, Boston, Massachusetts 02110, Attention: Structured Finance/CMLTI 2007-WFHE4, or such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, the Servicer and the Trust Administrator.

“Credit Risk Manager”:  Clayton Fixed Income Services Inc., a Colorado corporation, and its successors and assigns.

“Credit Risk Management Agreement”:  The agreement, dated as of the Closing Date, between the Credit Risk Manager and the Servicer, regarding the loss mitigation and advisory services to be provided by the Credit Risk Manager.

“Credit Risk Manager Fee”:  With respect to any Distribution Date, an amount equal to the Credit Risk Manager Fee Rate accrued for one month on the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

“Credit Risk Manager Fee Rate”: 0.015% per annum; provided, however, the aggregate fee paid to the Credit Risk Manager shall not be less than $2,500 on any Distribution Date.

“Custodian”:  A document custodian appointed by the Trustee to perform (or in the case of the related initial Custodian otherwise engaged to perform) custodial duties with respect to the Mortgage Files.  The initial Custodian is Wells Fargo Bank, National Association.  The Custodian may be the Trustee, any Affiliate of the Trustee or an independent entity.

“Custodial Agreement”:  An agreement pursuant to which the Custodian performs custodial duties with respect to the Mortgage Files.  With respect to the related initial Custodian, the applicable agreement pursuant to which the related initial Custodian performs its custodial duties with respect to the Mortgage Files.

“Cut-off Date”: With respect to each Original Mortgage Loan, October 1, 2007. With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution. References herein to the “Cut-off Date,” when used with respect to more than one Mortgage Loan, shall be to the respective Cut-off Dates for such Mortgage Loans.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding Stated Principal Balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”:  As defined in Section 5.01(b).

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

“Delinquency Percentage”: As of the last day of the related Due Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that, as of the last day of the previous calendar month, are 60 or more days delinquent, are in foreclosure, have been converted to REO Properties, in bankruptcy (and delinquent 60 days or more) or any Mortgage Loan  that has been modified in the previous 12 months, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties as of the last day of the previous calendar month.

“Depositor”: Citigroup Mortgage Loan Trust Inc., a Delaware corporation, or its successor in interest.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is CEDE & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Institution”: Any depository institution or trust company, including the Trustee and the Trust Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has, or is a subsidiary of a holding company that has, an outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated in the highest rating category (P-1 by Moody’s, R-1 by DBRS and A-1 by S&P) by the Rating Agencies (or a comparable rating if S&P, Moody’s and DBRS are not the Rating Agencies).

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I, other than through an Independent Contractor; provided, however, that the Trustee (or the Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disqualified Organization”: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership” within the meaning of Section 775 of the Code and (vi) any other Person so designated by the Trustee or Trust Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The trust account or accounts created and maintained by the Trust Administrator pursuant to Section 3.10(b) which shall be entitled “Citibank, N.A., as Trust Administrator for U.S. Bank National Association as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4.” The Distribution Account must be an Eligible Account.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in November 2007.

“DOL”: The United States Department of Labor or any successor in interest.

“DOL Regulations”: The regulations promulgated by the DOL at 29 C.F.R.ss.2510.3-101.

“Due Date”: With respect to each Distribution Date, the first day of the calendar month in which such Distribution Date occurs, which is the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the calendar month in which such Distribution Date occurs and ending on the related Due Date.

“Eligible Account”: Any of (i) an account or accounts maintained with a Depository Institution; provided, that following a downgrade, withdrawal, or suspension of any such Depository Institution’s rating below A-2 by S&P, such account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (iii) an account otherwise acceptable to each Rating Agency without reduction or withdrawal of their then current ratings of the Certificates as evidenced by a letter from each Rating Agency to the Trustee and Trust Administrator.  Eligible Accounts may bear interest.  Notwithstanding Section 11.01, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Estate in Real Property”: A fee simple estate in a parcel of land.

“Estimated Swap Termination Payment”:  As defined in the Interest Rate Swap Agreement.

“Excess Overcollateralized Amount”:  With respect to the Floating Rate Certificates and any Distribution Date, the excess, if any, of (i) the Overcollateralized Amount for such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed) over (ii) the Overcollateralization Target Amount for such Distribution Date.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended.

“Expense Adjusted Maximum Mortgage Rate”:  With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Maximum Mortgage Rate (or Mortgage Rate, in the case of any fixed-rate Mortgage Loan) for such Mortgage Loan minus the sum of the (i) the Servicing Fee Rate and (ii) the Credit Risk Manager Fee Rate.

“Expense Adjusted Mortgage Rate”:  With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the sum of the (i) the Servicing Fee Rate and (ii) the Credit Risk Manager Fee Rate.

“Extraordinary Trust Fund Expenses”: Any amounts reimbursable to the Servicer the Depositor, or the Credit Risk Manager pursuant to Section 6.03, any amounts payable from the Distribution Account in respect of taxes pursuant to Section 10.01(g)(iii), any amounts reimbursable to the Trustee, the Trust Administrator or the Custodian from the Trust Fund pursuant to Section 2.01 or Section 8.05 and any other costs, expenses, liabilities and losses borne by the Trust Fund (exclusive of any cost, expense, liability or loss that is specific to a particular Mortgage Loan or REO Property and is taken into account in calculating a Realized Loss in respect thereof) for which the Trust Fund has not and, in the reasonable good faith judgment of the Trust Administrator, shall not, obtain reimbursement or indemnification from any other Person.

“Fannie Mae”: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Originator, the Sponsor, the Depositor or the Servicer pursuant to or as contemplated by Section 2.03 or Section 9.01), a determination made by the Servicer that all Liquidation Proceeds have been recovered. The Servicer shall maintain records of each Final Recovery Determination made thereby.

“Fixed Swap Payment”: With respect to any Distribution Date, a fixed amount equal to the related amount set forth in the Interest Rate Swap Agreement.

“Floating Rate Certificates”:  The Class A Certificates, the Class X-1 Certificates and the Mezzanine Certificates.

“Floating Swap Payment”: With respect to any Distribution Date, a floating amount equal to the product of (i) Swap LIBOR, (ii) the related Swap Notional Amount (as defined in the Interest Rate Swap Agreement), (iii) 250 and (iv) a fraction, the numerator of which is the actual number of days elapsed from and including the previous Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement) to but excluding the current Floating Rate Payer Payment (or, for the first Floating Rate Payer Payment Date, the actual number of days elapsed from the Closing Date to but excluding the first Floating Rate Payer Payment Date), and the denominator of which is 360.

“Formula Rate”: With respect to any Distribution Date and each Class of Floating Rate Certificates (other than the Class X-1 Certificates), the lesser of (i) One-Month LIBOR plus the related Certificate Margin and (ii) the related Maximum Cap Rate. With respect to any Distribution Date and the Class X-1 Certificates, the lesser of (i) One-Month LIBOR plus the related Certificate Margin and (ii) 6.00% per annum.

“Freddie Mac”: Freddie Mac, formally known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Gross Margin”: With respect to each Adjustable-Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Adjustable-Rate Mortgage Loan.

“Group I Allocation Percentage”: With respect to the Group I Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (x) the Group I Principal Remittance Amount for such Distribution Date and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Group I Certificates”: The Class A-1 Certificates.

“Group I Class X-1 Allocation Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Group I Interest Remittance Amount and the denominator of which is the sum of (x) the Group I Interest Remittance Amount and (y) the Group II Interest Remittance Amount.

“Group I Interest Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount for the related Distribution Date that represents interest received or advanced on the Group I Mortgage Loans and Compensating Interest Payments on the Group I Mortgage Loans (net of Servicing Fees and Credit Risk Manager Fees).

“Group I Overcollateralization Floor”: With respect to any Distribution Date and the Group I Certificates, an amount equal to 4.45% of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the Cut-off Date.

“Group I Mortgage Loan”:  A Mortgage Loan assigned to Loan Group I.  All Group I Mortgage Loans have a principal balance at origination that conforms to Fannie Mae loan limits.

“Group I Principal Distribution Amount”: With respect to any Distribution Date, that portion of the Available Distribution Amount consisting of the sum of (i) the principal portion of each Monthly Payment due on the Group I Mortgage Loans during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the Stated Principal Balance of any Group I Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03 or Section 9.01 and the amount of any shortfall deposited in the Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Principal Amortization) received on the Group I Mortgage Loans during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an Advance was made by the Servicer pursuant to Section 4.03 in respect of a preceding Distribution Date and (iv) the Group I Allocation Percentage of any Overcollateralization Increase Amount for such Distribution Date minus (v) the Group I Allocation Percentage of any Overcollateralization Reduction Amount for such Distribution Date.  In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Floating Rate Certificates.

“Group I Principal Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount equal to the sum of the amounts set forth in (i) through (iii) of the definition of Group I Principal Distribution Amount.

“Group I Senior Principal Distribution Amount”:  With respect to any Distribution Date, the excess of (x) the aggregate Certificate Principal Balance of the Group I Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 50.10% and (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) Group I Overcollateralization Floor.

“Group II Allocation Percentage”: With respect to the Group II Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (x) the Group II Principal Remittance Amount for such Distribution Date and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Group II Certificates”: The Class A-2A Certificates, the Class A-2B Certificates and the Class A-2C Certificates.

“Group II Class X-1 Allocation Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Group II Interest Remittance Amount and the denominator of which is the sum of (x) the Group I Interest Remittance Amount and the Group II Interest Remittance Amount.

“Group II Interest Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount for the related Distribution Date that represents interest received or advanced on the Group II Mortgage Loans and Compensating Interest Payments on the Group II Mortgage Loans (net of Servicing Fees and Credit Risk Manager Fees).

“Group II Overcollateralization Floor”: With respect to any Distribution Date and the Group II Certificates, an amount equal to 4.45% of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date.

 “Group II Mortgage Loan”:  A Mortgage Loan assigned to Loan Group II.  All Group II Mortgage Loans have a principal balance at origination that conforms to Fannie Mae loan limits.

“Group II Principal Distribution Amount”: With respect to any Distribution Date, that portion of the Available Distribution Amount consisting of the sum of (i) the principal portion of each Monthly Payment due on the Group II Mortgage Loans during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the Stated Principal Balance of any Group II Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03 or Section 9.01 and the amount of any shortfall deposited in the Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Principal Amortization) received on the Group II Mortgage Loans during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an Advance was made by the Servicer pursuant to Section 4.03 in respect of a preceding Distribution Date and (iv) the Group II Allocation Percentage of any Overcollateralization Increase Amount for such Distribution Date minus (v) the Group II Allocation Percentage of any Overcollateralization Reduction Amount for such Distribution Date.  In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Floating Rate Certificates.

“Group II Principal Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount equal to the sum of the amounts set forth in (i) through (iii) of the definition of Group II Principal Distribution Amount.

“Group II Senior Principal Distribution Amount”:  With respect to any Distribution Date, the excess of (x) the aggregate Certificate Principal Balance of the Group II Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 50.10% and (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of (i) the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (ii) the Group II Overcollateralization Floor.

“Highest Priority”:  As of any date of determination, the Class of Mezzanine Certificates then outstanding with a Certificate Principal Balance greater than zero, with the highest priority for payments pursuant to Section 4.01, in the following order: Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates.

“Indenture”: An indenture relating to the issuance of notes secured by the Class CE Certificates, the Class P Certificates and/or the Residual Certificates (or any portion thereof).

“Independent”: When used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor, the Servicer and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Depositor, the Servicer or any Affiliate thereof, and (c) is not connected with the Depositor, the Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor or the Servicer or any Affiliate thereof, as the case may be.

“Independent Contractor”: Either (i) any Person (other than the Servicer) that would be an “independent contractor” with respect to any REMIC within the meaning of Section 856(d)(3) of the Code if any REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as any REMIC does not receive or derive any income from such Person and provided that the relationship between such Person and any REMIC is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including the Servicer) if the Trust Administrator has received an Opinion of Counsel for the benefit of the Trustee and the Trust Administrator to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Index”:  With respect to each Adjustable-Rate Mortgage Loan and each related Adjustment Date, the index specified in the related Mortgage Note.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Interest Accrual Period”: With respect to any Distribution Date and the Floating Rate Certificates, the period commencing on the Distribution Date of the month immediately preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing on the Closing Date) and ending on the day immediately preceding such Distribution Date.  With respect to any Distribution Date and the Class CE Certificates and the REMIC Regular Interests, the one-month period ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

“Interest Carry Forward Amount”: With respect to any Distribution Date and the Floating Rate Certificates, the sum of (i) the amount, if any, by which (a) the Interest Distribution Amount for such Class of Certificates as of the immediately preceding Distribution Date exceeded (b) the actual amount distributed on such Class of Certificates in respect of interest on such immediately preceding Distribution Date, (ii) the amount of any Interest Carry Forward Amount for such Class of Certificates remaining unpaid from the previous Distribution Date and (iii) accrued interest on the sum of (i) and (ii) above calculated at the related Pass-Through Rate for the most recently ended Interest Accrual Period.

“Interest Determination Date”: With respect to the Floating Rate Certificates and for purposes of the definition of Marker Rate and Maximum LTZZ Uncertificated Interest Deferral Amount, REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9, and any Interest Accrual Period therefor, the second London Business Day preceding the commencement of such Interest Accrual Period.

 “Interest Distribution Amount”: With respect to any Floating Rate Certificate and the Class CE Certificates and each Distribution Date, interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Certificate for such Distribution Date on the Certificate Principal Balance, in the case of the Floating Rate Certificates (other than the Class X-1 Certificates), or on the Notional Amount, in the case of the Class X-1 Certificates and the Class CE Certificates, of such Certificate immediately prior to such Distribution Date.  The Class P Certificates are not entitled to distributions in respect of interest and, accordingly, shall not accrue interest.  All distributions of interest on the Floating Rate Certificates (other than the Class X-1 Certificates) shall be calculated on the basis of a 360-day year and the actual number of days in the applicable Interest Accrual Period.  All distributions of interest on the Class X-1 Certificates (other than with respect to the first Interest Accrual Period) and the Class CE Certificates shall be based on a 360-day year consisting of twelve 30-day months.  The Interest Distribution Amount with respect to each Distribution Date, as to any Floating Rate Certificate or the Class CE Certificates, shall be reduced by an amount equal to the portion allocable to such Certificate pursuant to Section 1.02 hereof of the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any Relief Act Interest Shortfall, if any, for such Distribution Date.

 “Interest Rate Swap Agreement”:  The interest rate swap agreement, dated the Closing Date between the Supplemental Interest Trust Trustee and the Interest Rate Swap Provider, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit I.

“Interest Rate Swap Provider”:  The interest rate swap provider under the Interest Rate Swap Agreement.  Initially, the Interest Rate Swap Provider shall be Bear Stearns Financial Products Inc.

“Late Collections”: With respect to any Mortgage Loan, all amounts received subsequent to the Determination Date immediately following any Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan; or (iii) such Mortgage Loan is removed from any REMIC by reason of its being purchased, sold or replaced pursuant to or as contemplated by Section 2.03 or Section 9.01. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property; or (ii) such REO Property is removed from REMIC I by reason of its being purchased pursuant to Section 9.01.

“Liquidation Proceeds”: The amount (including any Insurance Proceeds or amounts received in respect of the rental of any REO Property prior to REO Disposition) received by the Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise, or (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.23 or Section 9.01.

“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

“Loan Group”: Loan Group I or Loan Group II, as the context requires.

“Loan Group I”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group I.

“Loan Group II”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group II.

“London Business Day”: Any day on which banks in the City of London and New York are open and conducting transactions in United States dollars.

“Marker Rate”: With respect to the Class CE Interest and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the REMIC III Remittance Rate for REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9 and REMIC III Regular Interest LTZZ, with the rate on each such REMIC III Regular Interest (other than REMIC III Regular Interest LTZZ) subject to a cap equal to the lesser of (i) One-Month LIBOR plus the related Certificate Margin for the related Corresponding Certificate and (ii) the Net WAC Pass-Through Rate for the related Corresponding Certificate for the purpose of this calculation for such Distribution Date and with the rate on REMIC III Regular Interest LTZZ subject to a cap of zero for the purpose of this calculation; provided, however, each such cap shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Interest Accrual Period and the denominator of which is 30.

“Master Agreement”:  The Amended and Restated Master Mortgage Loan Purchase Agreement between Wells Fargo Bank, N.A., as seller and the Sponsor, as purchaser, dated as of March 1, 2006, as amended by the First Amendment to the Amended and Restated Master Mortgage Loan Purchase Agreement, dated October 26, 2006.

“Maximum Cap Rate”:   For any Distribution Date with respect to the Group I Certificates, a per annum rate equal to the product of (i) weighted average of the Expense Adjusted Maximum Mortgage Rates of the then outstanding Group I Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group I Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (a) the Swap Expense Fee Rate and (b) the Class X-1 Expense Fee Rate and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Group II Certificates, a per annum rate equal to the product of (i) weighted average of the Expense Adjusted Maximum Mortgage Rates of the then outstanding Group II Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (a) the Swap Expense Fee Rate and (b) the Class X-1 Expense Fee Rate and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Mezzanine Certificates, a per annum rate equal to the weighted average (weighted on the basis of the results of subtracting from the aggregate Stated Principal Balance of the applicable Loan Group as of the first day of the related Due Period the current aggregate Certificate Principal Balance of the related Class A Certificates) of  (i) the Maximum Cap Rate for the Group I Certificates and (ii) the Maximum Cap Rate for the Group II Certificates.

“Maximum LTZZ Uncertificated Interest Deferral Amount”:  With respect to any Distribution Date, the excess of (i) accrued interest at the REMIC III Remittance Rate applicable to REMIC III Regular Interest LTZZ for such Distribution Date on a balance equal to the Uncertificated Balance of REMIC III Regular Interest LTZZ minus the REMIC III Overcollateralized Amount, in each case for such Distribution Date, over (ii) Uncertificated Interest on REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9 for such Distribution Date, with the rate on each such REMIC III Regular Interest subject to a cap equal to the lesser of (i) One-Month LIBOR plus the related Certificate Margin for the related Corresponding Certificate and (ii) the Net WAC Pass-Through Rate for the related Corresponding Certificate; provided, however, each cap shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Interest Accrual Period and the denominator of which is 30.

“Maximum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

“MERS”:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System”:  The system of recording transfers of Mortgages electronically maintained by MERS.

“Mezzanine Certificates”: Collectively, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates and the Class M-9 Certificates.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS System.

“Minimum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

“MOM Loan”: With respect to any Mortgage Loans registered with MERS on the MERS® System, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan and (ii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act; (b) without giving effect to any extension granted or agreed to by the Servicer pursuant to Section 3.07; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

“Moody’s”:  Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.03(d) of this Agreement, as from time to time held as a part of REMIC I, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Remittance Rate”: With respect to any Mortgage Loan or REO Property, as of any date of determination, the then applicable Mortgage Rate in respect thereof net of the Servicing Fee Rate.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC I on such date, separately identifying the Group I Mortgage Loans and the Group II Mortgage Loans, attached hereto as Schedule 1. The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(i)  the Mortgage Loan identifying number;

(ii)  a code indicating whether the Mortgaged Property is owner-occupied;

(iii)  the type of Residential Dwelling constituting the Mortgaged Property;

(iv)  the original months to maturity;

(v)  the original date of the mortgage;

(vi)  the Loan-to-Value Ratio at origination;

(vii)  the Mortgage Rate in effect immediately following the Cut-off Date;

(viii)  the date on which the first Monthly Payment was due on the Mortgage Loan;

(ix)  the stated maturity date;

(x)  the amount of the Monthly Payment at origination;

(xi)  the amount of the Monthly Payment as of the Cut-off Date;

(xii)  the last Due Date on which a Monthly Payment was actually applied to the unpaid Stated Principal Balance;

(xiii)  the original principal amount of the Mortgage Loan;

(xiv)  the Scheduled Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(xv)  a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, Rate/Term Refinancing, Cash-Out Refinancing);

(xvi)  a code indicating the documentation style (i.e., full, alternative or reduced);

(xvii)  the Value of the Mortgaged Property;

(xviii)  the sale price of the Mortgaged Property, if applicable;

(xix)  the actual unpaid principal balance of the Mortgage Loan as of the Cut-off Date;

(xx)  the Servicing Fee Rate;

(xxi)  the term of the Prepayment Charge , if any;

(xxii)  the percentage of the principal balance covered by lender paid mortgage insurance, if any; and

(xxiii)  with respect to each Adjustable-Rate Mortgage Loan, the Adjustment Dates, the Gross Margin, the Maximum Mortgage Rate, the Minimum Mortgage Rate, the Periodic Rate Cap, the maximum first Adjustment Date Mortgage Rate adjustment, the first Adjustment Date immediately following the origination date and the rounding code (i.e., nearest 0.125%, next highest 0.125%).

The Mortgage Loan Schedule shall set forth the following information with respect to the Mortgage Loans  by Loan Group and in the aggregate as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the Scheduled Principal Balance of the Mortgage Loans as of the close of business on the Cut-off Date (not taking into account any Principal Prepayments received on the Cut-off Date); and (6) the amount of the Monthly Payment as of the Cut-off Date. The Mortgage Loan Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, Cut-off Date shall refer to the related Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.

“Mortgage Note”: The original executed note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Pool”: The pool of Mortgage Loans, identified on Schedule 1 from time to time, and any REO Properties acquired in respect thereof.

“Mortgage Rate”: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, without regard to any reduction thereof as a result of a Debt Service Reduction or operation of the Relief Act, which rate (i) with respect to each fixed-rate Mortgage Loan shall remain constant at the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (ii) with respect to the Adjustable-Rate Mortgage Loans, (A) as of any date of determination until the first Adjustment Date following the Cut-off Date shall be the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (B) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date equal to the sum, rounded as provided in the Mortgage Note, of the Index, as published as of a date prior to the Adjustment Date as set forth in the related Mortgage Note, plus the related Gross Margin; provided that the Mortgage Rate on such Adjustable-Rate Mortgage Loan on any Adjustment Date shall never be more than the lesser of (i) the sum of the Mortgage Rate in effect immediately prior to the Adjustment Date plus the related Periodic Rate Cap, if any, and (ii) the related Maximum Mortgage Rate, and shall never be less than the greater of (i) the Mortgage Rate in effect immediately prior to the Adjustment Date less the Periodic Rate Cap, if any, and (ii) the related Minimum Mortgage Rate.  With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

“Mortgagor”:  The obligor on a Mortgage Note.

“Net Monthly Excess Cashflow”: With respect to any Distribution Date, the sum of (i) any Overcollateralization Reduction Amount and (ii) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the Senior Interest Distribution Amounts distributable to the Holders of the Class A Certificates and the Class X-1 Certificates and the Interest Distribution Amounts distributable to the Holders of the Mezzanine Certificates and (B) the Principal Remittance Amount.

“Net Swap Payment”: In the case of payments made by the Trust, the excess, if any, of (x) the Fixed Swap Payment over (y) the Floating Swap Payment and in the case of payments made by the Interest Rate Swap Provider, the excess, if any, of (x) the Floating Swap Payment over (y) the Fixed Swap Payment.  In each case, the Net Swap Payment shall not be less than zero.

“Net WAC Pass-Through Rate” With respect to:

(i) the Group I Certificates and (a) any Distribution Date on which the Class X-1 Certificates are outstanding, a per annum rate equal to the product of (i) the lower of (1) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group I Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Group I Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (z) the Class X-1 Expense Fee Rate and (2) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (z) the Class X-1 Expense Fee Rate and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period and (b) for any Distribution Date on which the Class X-1 Certificates are no longer outstanding, a per annum rate equal to the product of (i) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group I Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Group I Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC II Remittance Rate on REMIC II Regular Interest LT1GRP, weighted on the basis of the Uncertificated Balance of such REMIC II Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

(ii) the Group II Certificates and (a) any Distribution Date on which the Class X-1 Certificates are outstanding, a per annum rate equal to the product of (i) the lower of (1) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group II Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (z) the Class X-1 Expense Fee Rate and (2) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (z) the Class X-1 Expense Fee Rate and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period and (b) for any Distribution Date on which the Class X-1 Certificates are no longer outstanding, a per annum rate equal to the product of (i) (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group II Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC II Remittance Rate on REMIC II Regular Interest LT2GRP, weighted on the basis of the Uncertificated Balance of such REMIC II Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

(iii) the Mezzanine Certificates and any Distribution Date is a per annum rate equal to the weighted average (weighted on the basis of the results of subtracting from the aggregate Certificate Principal Balance of the applicable Loan Group as of the first day of the related Due Period, the current aggregate Certificate Principal Balance of the related Class A Certificates) of (i) the Net WAC Pass-Through Rate for the Group I Certificates and (ii) the Net WAC Pass-Through Rate for the Group II Certificates.  For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC II Remittance Rates on (a) REMIC II Regular Interest LT1SUB, subject to a cap and a floor equal to the REMIC II Remittance Rate on REMIC II Regular Interest LT1GRP and (b) REMIC II Regular Interest LT2SUB, subject to a cap and a floor equal to the REMIC II Remittance Rate on REMIC II Regular Interest LT2GRP, weighted on the basis of the Uncertificated Balance of each such REMIC II Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

(iv) the Class X-1 Certificates and any Distribution Date is a per annum rate equal to (x) the weighted average of the Expense Adjusted Mortgage Rates of the Mortgage Loans, weighted on the basis of the outstanding Certificate Principal Balances of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect prepayments received during the Prepayment Period that includes the first day of the related Due Period) minus (y) the Swap Expense Fee Rate.

“Net WAC Rate Carryover Reserve Account”:  The Net WAC Rate Carryover Reserve Account established and maintained pursuant to Section 4.06.

“Net WAC Rate Carryover Amount”:  With respect to any Distribution Date and any Class of Floating Rate Certificates, the sum of (A) the positive excess, if any, of (i) the amount of interest that would have accrued on such Class of Certificates for such Distribution Date if the Pass-Through Rate for such Class of Certificates for such Distribution Date were calculated at the related Formula Rate over (ii) the amount of interest accrued on such Class of Certificates at the related Net WAC Pass-Through Rate for such Distribution Date and (B) the related Net WAC Rate Carryover Amount for the previous Distribution Date not previously distributed together with interest accrued on such unpaid amount for the most recently ended Interest Accrual Period at the Formula Rate for such Class of Certificates and such Distribution Date.

“New Lease”: Any lease of REO Property entered into on behalf of REMIC I, including any lease renewed or extended on behalf of REMIC I, if REMIC I has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any P&I Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer will not or, in the case of a proposed P&I Advance or Servicing Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Non-United States Person”:  Any Person other than a United States Person.

“Notional Amount”:  With respect to the Class CE Interest and any Distribution Date, the aggregate Uncertificated Balance of the REMIC III Regular Interests (other than REMIC III Regular Interest LTP, REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2)) for such Distribution Date.

With respect to the Class X-1 Certificates and any Distribution Date, the applicable amount for such Distribution Date as set forth below:

Distribution Date	Notional Amount
November 2007	$117,577,000
December 2007	$104,884,000
January 2008	$104,884,000
February 2008	$104,884,000
March 2008	$86,206,000
April 2008	$75,911,000
May 2008	$66,027,000
June 2008	$66,027,000
July 2008	$55,917,000
August 2008	$55,917,000
September 2008	$54,927,000

For federal income tax purposes, the Class X-1 Certificates will not have a Notional Amount, but will be entitled to 100% of amounts distributed on REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2).

 “Officers’ Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Servicer, the Sponsor or the Depositor, as applicable.

“One-Month LIBOR”:  For purposes of the Marker Rate and Maximum LTZZ Uncertificated Interest Deferral Amount, REMIC III Remittance Rate for REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2), and any Interest Accrual Period therefor, the rate determined by the Trust Administrator on the related Interest Determination Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page, Bloomberg Page BBAM or another page of these or any other financial reporting service in general use in the financial services industry, as of 11:00 a.m. (London time) on such Interest Determination Date; provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date.  In such event, the Trust Administrator will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If on such Interest Determination Date, two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%).  If on such Interest Determination Date, fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate.  Notwithstanding the foregoing, if, under the priorities described above, LIBOR for an Interest Determination Date would be based on LIBOR for the previous Interest Determination Date for the third consecutive Interest Determination Date, the Trust Administrator, after consultation with the Depositor, shall select an alternative comparable index (over which the Trust Administrator has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party.

 “Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Servicer or the Trust Administrator acceptable to the Trustee, if such opinion is delivered to the Trustee, or reasonably acceptable to the Trust Administrator, if such opinion is delivered to the Trust Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Optional Termination Date”: The Distribution Date following the Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund is less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Original Mortgage Loan”: Any Mortgage Loans included in the Trust Fund as of the Closing Date.

“Originator”:  Wells Fargo Bank, N.A., a national banking association.

“OTS Method”:  As defined in Section 4.02 hereof.

“Overcollateralization Deficiency Amount”: With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralization Target Amount applicable to such Distribution Date over (b) the Overcollateralized Amount applicable to such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed).

“Overcollateralization Floor”: With respect to any Distribution Date and the Mezzanine Certificates and for purposes of calculating the Overcollateralization Target Amount, an amount equal to 4.45% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Overcollateralization Increase Amount”: With respect to any Distribution Date, the lesser of (a) the sum of (i) the Net Monthly Excess Cashflow for such Distribution Date and (ii) any Net Swap Payments received under the Interest Rate Swap Agreement for this purpose and (b) the Overcollateralization Deficiency Amount for such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed).

“Overcollateralization Reduction Amount”: With respect to any Distribution Date, an amount equal to the lesser of (a) the Principal Remittance Amount for such Distribution Date and (b) the Excess Overcollateralized Amount.

“Overcollateralization Target Amount”: With respect to any Distribution Date, (i) prior to the Stepdown Date, an amount equal to 7.10% of the aggregate outstanding Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (x) 14.20% of the then current aggregate outstanding Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period and (y) the Overcollateralization Floor, or (iii) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance (other than the Class X-1 Certificates) of the Floating Rate Certificates to zero, the Overcollateralization Target Amount shall be zero.

“Overcollateralized Amount”:  With respect to any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (b) the sum of the aggregate Certificate Principal Balance of the Floating Rate Certificates (other than the Class X-1 Certificates) and the Class P Certificates after giving effect to distributions to be made on such Distribution Date.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Pass-Through Rate”: With respect to the Floating Rate Certificates and any Distribution Date, the lesser of (x) the related Formula Rate for such Distribution Date and (y) the related Net WAC Pass-Through Rate for such Distribution Date.

With respect to the Class CE Interest and any Distribution Date, a per annum rate equal to the percentage equivalent of a fraction, the numerator of which is (x) the sum of (i) 100% of the interest on REMIC III Regular Interest LTP and (ii) interest on the Uncertificated Principal Balance of each REMIC III Regular Interest listed in clause (y) below at a rate equal to the related REMIC III Remittance Rate minus the Marker Rate and the denominator of which is (y) the aggregate Uncertificated Balance of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9 and REMIC III Regular Interest LTZZ.

With respect to the Class CE Certificates, 100% of the interest distributable to the Class CE Interest, expressed as a per annum rate.

The Class IO Interest shall not have a Pass-Through Rate, but interest for such Regular Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to REMIC III Regular Interest LTIO.

The REMIC VII Regular Interest SWAP IO Interest shall not have a Pass-Through Rate, but interest for such Regular Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to the Class IO Interest for such Distribution Date.

The Class P Certificates, Class R Certificates and Class R-X Certificates will not accrue interest and therefore will not have a Pass-Through Rate.

“Percentage Interest”: With respect to any Class of Certificates (other than the Residual Certificates), the portion of the respective Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance or Notional Amount represented by such Certificate, and the denominator of which is the initial aggregate Certificate Principal Balance or Notional Amount of all of the Certificates of such Class. The Floating Rate Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and integral multiples of $1.00 in excess thereof. The Class P Certificates are issuable only in Percentage Interests corresponding to initial Certificate Principal Balances of $20 and integral multiples thereof. The Class CE Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $100,000 and integral multiples of $1.00 in excess thereof; provided, however, that a single Certificate of each such Class of Certificates may be issued having a Percentage Interest corresponding to the remainder of the aggregate initial Certificate Principal Balance or Notional Amount of such Class or to an otherwise authorized denomination for such Class plus such remainder. With respect to any Residual Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, as set forth on the face of such Certificate. The Residual Certificates are issuable in Percentage Interests of 20% and multiples thereof.

“Periodic Rate Cap”: With respect to each Adjustable-Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Depositor, the Servicer, the Trustee, the Trust Administrator or any of their respective Affiliates:

(i)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  demand and time deposits in, certificates of deposit of, or bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution;

(iii)  repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

(iv)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by the Rating Agencies in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by the Rating Agencies that rate such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)  units of money market funds, including money market funds affiliated with the Trustee, the Trust Administrator or an Affiliate of either of them, that have been rated “AAA” by S&P, “Aaa” by Moody’s and “AAA” by DBRS; and

(vii)  if previously confirmed in writing to the Servicer, the Trustee and the Trust Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Transferee of a Residual Certificate other than a Disqualified Organization or Non-United States Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“P&I Advance”: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Distribution Date pursuant to Section 4.03.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Prepayment Assumption”: As defined in the Prospectus Supplement.

“Prepayment Charge”: With respect to any Prepayment Period, any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note (other than any Servicer Prepayment Charge Payment Amount).

“Prepayment Charge Schedule”:  As of any date, the list of Prepayment Charges included in the Trust Fund on such date, attached hereto as Schedule 2 (including the prepayment charge summary attached thereto).  The Prepayment Charge Schedule shall set forth the following information with respect to each Prepayment Charge:

(i)  the Mortgage Loan identifying number;

(ii)  a code indicating the type of Prepayment Charge;

(iii)  the date on which the first Monthly Payment was due on the related Mortgage Loan;

(iv)  the term of the related Prepayment Charge;

(v)  the original Stated Principal Balance of the related Mortgage Loan; and

(vi)  the Stated Principal Balance of the related Mortgage Loan as of the Cut-off Date.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan that was during the related Prepayment Period the subject of a Principal Prepayment in full or in part, an amount equal to interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs. The obligations of the Servicer in respect of any Prepayment Interest Shortfall are set forth in Section 3.24.

“Prepayment Period”: With respect to each Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Prime Rate”: The lesser of (i) the per annum rate of interest, publicly announced from time to time by Chase Manhattan Bank at its principal office in the City of New York, as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Chase Manhattan Bank) and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates.

 “Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Remittance Amount”: With respect to any Distribution Date, the sum of (i) the Group I Principal Remittance Amount and (ii) the Group II Principal Remittance Amount.

“Private Certificates”:  Any of the Class A-1, Class CE, Class P or Residual Certificates.

“Prospectus Supplement”: The Prospectus Supplement, dated October 22, 2007, relating to the public offering of the Floating Rate Certificates (other than the Class A-1 Certificates).

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased by the Sponsor pursuant to or as contemplated by Section 2.03 or Section 9.01, and as confirmed by an Officers’ Certificate from the party purchasing the Mortgage Loan to the Trustee and the Trust Administrator, an amount equal to the sum of: (i) 100% of the Stated Principal Balance thereof as of the date of purchase (or such other price as provided in Section 9.01), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Stated Principal Balance at the applicable Mortgage Loan Remittance Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an advance by the Servicer, which payment or advance had as of the date of purchase been distributed pursuant to Section 4.01, through the end of the calendar month in which the purchase is to be effected, and (y) an REO Property, the sum of (1) accrued interest on such Stated Principal Balance at the applicable Mortgage Loan Remittance Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an advance by the Servicer through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, plus (2) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such purchase is to be effected, minus the total of all net rental income, Insurance Proceeds, Liquidation Proceeds and P&I Advances that as of the date of purchase had been distributed as or to cover REO Imputed Interest pursuant to Section 4.01; (iii) any unreimbursed Servicing Advances and P&I Advances and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property; (iv) any amounts previously withdrawn from the Collection Account in respect of such Mortgage Loan or REO Property pursuant to Sections 3.11(a)(ix) and Section 3.16(b); and (v) in the case of a Mortgage Loan required to be purchased pursuant to Section 2.03, expenses incurred or to be incurred by the Trust Fund in respect of the breach or defect giving rise to the purchase obligation including any costs and damages incurred by the Trust Fund in connection with any violation of any predatory or abusive lending law with respect to the related Mortgage Loan.  With respect to any Mortgage Loan or REO Property to be purchased by the Originator pursuant to or as contemplated by Section 2.03 or Section 9.01, and as confirmed by an Officers’ Certificate from the Originator to the Trustee and the Trust Administrator, an amount equal to the amount set forth pursuant to the terms of the related Master Agreement.

“Qualified Insurer”: Any insurer which meets the requirements of Fannie Mae and Freddie Mac.

“Qualified Substitute Mortgage Loan”: A mortgage loan substituted for a Deleted Mortgage Loan by the Sponsor pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Scheduled Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) [reserved], (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (v) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (vi) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date and (vii) conform to each representation and warranty set forth in the Assignment Agreement applicable to the Deleted Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate principal balances, the Mortgage Rates described in clause (ii) hereof shall be determined on the basis of weighted average Mortgage Rates, the terms described in clause (viii) shall be determined on the basis of weighted average remaining terms to maturity, the Loan-to-Value Ratios described in clause (iv) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (vi) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.  With respect to the Originator, a mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of the related Master Agreement which must, on the date of such substitution conform to the terms set forth in the related Master Agreement.

“Rate/Term Refinancing”: A Refinanced Mortgage Loan, the proceeds of which are not in excess of the existing first mortgage loan on the related Mortgaged Property and related closing costs, and were used exclusively to satisfy the then existing first mortgage loan of the Mortgagor on the related Mortgaged Property and to pay related closing costs.

“Rating Agencies”: S&P and Moody’s or their successors. If such agencies or their successors are no longer in existence, the “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, written notice of which designation shall be given to the Trustee, the Trust Administrator and the Servicer.

“Realized Loss”: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) any amounts previously withdrawn from the Collection Account in respect of such Mortgage Loan pursuant to Section 3.11(a)(ix) and Section 3.16(b), minus (iv) the proceeds, if any, received in respect of such Mortgage Loan prior to the date such Final Recovery Determination was made, net of amounts that are payable therefrom to the Servicer with respect to such Mortgage Loan pursuant to Section 3.11(a)(iii).

With respect to any REO Property as to which a Final Recovery Determination has been made an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of any REMIC, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month that occurs during the Prepayment Period in which such Final Recovery Determination was made, plus (iv) any amounts previously withdrawn from the Collection Account in respect of the related Mortgage Loan pursuant to Section 3.11(a)(ix) and Section 3.16(b), minus (v) the aggregate of all Servicing Advances made by the Servicer in respect of such REO Property or the related Mortgage Loan (without duplication of amounts netted out of the rental income, Insurance Proceeds and Liquidation Proceeds described in clause (vi) below) and any unpaid Servicing Fees for which the Servicer has been or, in connection with such Final Recovery Determination, will be reimbursed pursuant to Section 3.11(a)(iii) or Section 3.23 out of rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property, minus (vi) the total of all net rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property that has been, or in connection with such Final Recovery Determination, will be transferred to the Distribution Account pursuant to Section 3.23.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

“Record Date”: With respect to each Distribution Date and any Floating Rate Certificate so long as such Floating Rate Certificate is a Book-Entry Certificate, the Business Day immediately preceding such Distribution Date. With respect to each Distribution Date and any other Certificates, including any Definitive Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any Floating Rate Certificate, Class CE Certificate or Class P Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Relief Act”: The Servicemembers Civil Relief Act, or any state law providing for similar relief.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended calendar month as a result of the application of the Relief Act.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) such Mortgage Loans and Prepayment Charges related thereto as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof; (ii) any REO Property, together with all collections thereon and proceeds thereof; (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof; (iv) the Depositor’s rights under the Assignment Agreement (including any security interest created thereby); and (v) the Collection Account (other than any amounts representing the Servicer Prepayment Charge Payment Amount), the Distribution Account (other than any amounts representing the Servicer Prepayment Charge Payment Amount) and any REO Account, and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto. Notwithstanding the foregoing, however, REMIC I specifically excludes all payments and other collections of principal and interest due on the Mortgage Loans on or before the Cut-off Date, all Prepayment Charges payable in connection with Principal Prepayments on the Mortgage Loans made before the Cut-off Date, the Net WAC Rate Carryover Reserve Account, the Interest Rate Swap Agreement, the Swap Account, the Supplemental Interest Trust and Servicer Prepayment Charge Payment Amounts.

“REMIC I Group I Regular Interests”: REMIC I Regular Interest I and REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-39-B as designated in the Preliminary Statement hereto.

“REMIC I Group II Regular Interests”:  REMIC I Regular Interest II and REMIC I Regular Interest II-1-A through REMIC II Regular Interest II-39-B as designated in the Preliminary Statement hereto.

“REMIC I Regular Interest”:  Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Remittance Rate”: With respect to REMIC I Regular Interest I, a per annum rate equal to the weighted average of the Expense Adjusted Mortgage Rate of the Group I Mortgage Loans. With respect to each REMIC I Group I Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average of the Expense Adjusted Mortgage Rate of the Group I Mortgage Loans multiplied by 2, subject to a maximum rate of 9.71%. With respect to each REMIC I Group I Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average of the Expense Adjusted Mortgage Rate of the Group I Mortgage Loans over (ii) 9.71% and (y) 0.00%.

With respect to REMIC I Regular Interest II, a per annum rate equal to the weighted average of the Expense Adjusted Mortgage Rate of the Group II Mortgage Loans. With respect to each REMIC I Group II Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average of the Expense Adjusted Mortgage Rate of the Group II Mortgage Loans multiplied by 2, subject to a maximum rate of 9.71%. With respect to each REMIC I Group II Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average of the Expense Adjusted Mortgage Rate of the Group II Mortgage Loans over (ii) 9.71% and (y) 0.00%.

“REMIC II”:  The segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC II Regular Interests pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC II Group I Regular Interests”: REMIC II Regular Interest LT1 and REMIC II Regular Interest LTX1-1 through REMIC II Regular Interest LTX1-7 as designated in the Preliminary Statement hereto.

“REMIC II Group II Regular Interests”: REMIC II Regular Interest LT2 and REMIC II Regular Interest LTX1-8 through REMIC II Regular Interest LTX1-14 as designated in the Preliminary Statement hereto.

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a “regular interest” in REMIC I.  Each REMIC II Regular Interest shall accrue interest at the related REMIC II Remittance Rate in effect from time to time or shall otherwise be entitled to interest as set forth herein, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

“REMIC II Remittance Rate”:  With respect to REMIC II Regular Interest LTI, REMIC II Regular Interest LTX1-1, REMIC II Regular Interest LTX1-2, REMIC II Regular Interest LTX1-3, REMIC II Regular Interest LTX1-4, REMIC II Regular Interest LTX1-5, REMIC II Regular Interest LTX1-6 and REMIC II Regular Interest LTX1-7, a per annum rate (but not less than zero) equal to the weighted average of: (x) with respect to REMIC I Regular Interest I, the REMIC I Remittance Rate for such REMIC I Regular Interest for each such Distribution Date, (y) with respect to each REMIC I Regular Interest ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of such REMIC I Regular Interests for each such Distribution Date and (z) with respect to REMIC I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC I Regular Interest listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1	I-1-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
2	I-2-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A	REMIC I Remittance Rate
3	I-3-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A and I-2-A	REMIC I Remittance Rate
4	I-4-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-3-A	REMIC I Remittance Rate
5	I-5-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-4-A	REMIC I Remittance Rate
6	I-6-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-5-A	REMIC I Remittance Rate
7	I-7-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-6-A	REMIC I Remittance Rate
8	I-8-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-7-A	REMIC I Remittance Rate
9	I-9-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-8-A	REMIC I Remittance Rate
10	I-10-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-9-A	REMIC I Remittance Rate
11	I-11-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-10-A	REMIC I Remittance Rate
12	I-12-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-11-A	REMIC I Remittance Rate
13	I-13-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-12-A	REMIC I Remittance Rate
14	I-14-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-13-A	REMIC I Remittance Rate
15	I-15-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-14-A	REMIC I Remittance Rate
16	I-16-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-15-A	REMIC I Remittance Rate
17	I-17-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-16-A	REMIC I Remittance Rate
18	I-18-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-17-A	REMIC I Remittance Rate
19	I-19-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-18-A	REMIC I Remittance Rate
20	I-20-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-19-A	REMIC I Remittance Rate
21	I-21-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-20-A	REMIC I Remittance Rate
22	I-22-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-21-A	REMIC I Remittance Rate
23	I-23-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-22-A	REMIC I Remittance Rate
24	I-24-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-23-A	REMIC I Remittance Rate
25	I-25-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-24-A	REMIC I Remittance Rate
26	I-26-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-25-A	REMIC I Remittance Rate
27	I-27-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-26-A	REMIC I Remittance Rate
28	I-28-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-27-A	REMIC I Remittance Rate
29	I-29-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-28-A	REMIC I Remittance Rate
30	I-30-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-29-A	REMIC I Remittance Rate
31	I-31-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-30-A	REMIC I Remittance Rate
32	I-32-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-31-A	REMIC I Remittance Rate
33	I-33-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-32-A	REMIC I Remittance Rate
34	I-34-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-33-A	REMIC I Remittance Rate
35	I-35-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-34-A	REMIC I Remittance Rate
36 through 63	I-36-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-35-A	REMIC I Remittance Rate
64	I-37-A through I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-36-A	REMIC I Remittance Rate
65	I-38-A and I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-37-A	REMIC I Remittance Rate
66	I-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-38-A	REMIC I Remittance Rate
thereafter	I-1-A through I-39-A	REMIC I Remittance Rate

With respect to With respect to REMIC II Regular Interest LT2, REMIC II Regular Interest LTX1-8, REMIC II Regular Interest LTX1-9, REMIC II Regular Interest LTX1-10, REMIC II Regular Interest LTX1-11, REMIC II Regular Interest LTX1-12, REMIC II Regular Interest LTX1-13 and REMIC II Regular Interest LTX1-14, a per annum rate (but not less than zero) equal to the weighted average of: (x) with respect to REMIC I Regular Interest II, the REMIC I Remittance Rate for such REMIC I Regular Interest for each such Distribution Date, (y) with respect to each REMIC I Regular Interest ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of such REMIC I Regular Interests for each such Distribution Date and (z) with respect to REMIC I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC I Regular Interest listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1	II-1-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
2	II-2-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A	REMIC I Remittance Rate
3	II-3-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A and II-2-A	REMIC I Remittance Rate
4	II-4-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-3-A	REMIC I Remittance Rate
5	II-5-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-4-A	REMIC I Remittance Rate
6	II-6-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-5-A	REMIC I Remittance Rate
7	II-7-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-6-A	REMIC I Remittance Rate
8	II-8-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-7-A	REMIC I Remittance Rate
9	II-9-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-8-A	REMIC I Remittance Rate
10	II-10-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-9-A	REMIC I Remittance Rate
11	II-11-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-10-A	REMIC I Remittance Rate
12	II-12-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-11-A	REMIC I Remittance Rate
13	II-13-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-12-A	REMIC I Remittance Rate
14	II-14-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-13-A	REMIC I Remittance Rate
15	II-15-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-14-A	REMIC I Remittance Rate
16	II-16-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-15-A	REMIC I Remittance Rate
17	II-17-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-16-A	REMIC I Remittance Rate
18	II-18-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-17-A	REMIC I Remittance Rate
19	II-19-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-18-A	REMIC I Remittance Rate
20	II-20-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-19-A	REMIC I Remittance Rate
21	II-21-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-20-A	REMIC I Remittance Rate
22	II-22-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-21-A	REMIC I Remittance Rate
23	II-23-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-22-A	REMIC I Remittance Rate
24	II-24-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-23-A	REMIC I Remittance Rate
25	II-25-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-24-A	REMIC I Remittance Rate
26	II-26-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-25-A	REMIC I Remittance Rate
27	II-27-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-26-A	REMIC I Remittance Rate
28	II-28-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-27-A	REMIC I Remittance Rate
29	II-29-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-28-A	REMIC I Remittance Rate
30	II-30-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-29-A	REMIC I Remittance Rate
31	II-31-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-30-A	REMIC I Remittance Rate
32	II-32-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-31-A	REMIC I Remittance Rate
33	II-33-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-32-A	REMIC I Remittance Rate
34	II-34-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-33-A	REMIC I Remittance Rate
35	II-35-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-34-A	REMIC I Remittance Rate
36 through 63	II-36-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-35-A	REMIC I Remittance Rate
64	II-37-A through II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-36-A	REMIC I Remittance Rate
65	II-38-A and II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-37-A	REMIC I Remittance Rate
66	II-39-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	II-1-A through II-38-A	REMIC I Remittance Rate
thereafter	II-1-A through II-39-A	REMIC I Remittance Rate

With respect to REMIC II Regular Interest LTP, a per annum rate (but not less than zero) equal to the REMIC I Remittance Rate for such REMIC I Regular Interest for each such Distribution Date.

With respect to REMIC II Regular Interest LTIO, the greater of (i) zero and (ii) the excess of (x) the REMIC I Remittance Rates for REMIC I Regular Interests ending with the designation “A”, over (y) 2 multiplied by Swap LIBOR.

 “REMIC III Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the REMIC III Remittance Rate for REMIC III Regular Interest LTAA minus the Marker Rate, divided by (b) 12.

“REMIC III Marker Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9 and REMIC II Regular Interest LTZZ.

“REMIC III Overcollateralized Amount”: With respect to any date of determination, (i) 0.50% of the aggregate Uncertificated Balance of the REMIC III Regular Interests (other than REMIC III Regular Interest LTP, REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2)) minus (ii) the aggregate Uncertificated Balance of REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9, in each case as of such date of determination.

“REMIC III Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate Uncertificated Balance of REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B,  REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9 and  the denominator of which  is the aggregate Uncertificated Balance of REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9 and REMIC III Regular Interest LTZZ.

“REMIC III Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC III issued hereunder and designated as a “regular interest” in REMIC III.  Each REMIC III Regular Interest shall accrue interest at the related REMIC III Remittance Rate in effect from time to time or shall otherwise be entitled to interest as set forth herein, and shall be entitled to distributions of principal (other than REMIC III Regular Interest LTX1(1), REMIC III Regular Interest LTX1(2) and REMIC III Regular Interest LTIO), subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The REMIC III Regular Interests are set forth in the Preliminary Statement hereto.

“REMIC III Remittance Rate”: With respect to REMIC III Regular Interest LTP, a per annum rate equal to the REMIC II Remittance Rate on REMIC II Regular Interest LTP. With respect to REMIC III Regular Interest LTAA, REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9, REMIC III Regular Interest LTZZ, REMIC III Regular Interest LT1SUB, REMIC III Regular Interest LT2SUB and REMIC III Regular Interest LTXX, a per annum rate (but not less than zero) equal to the weighted average of: (x) with respect to REMIC II Regular Interest LT1 and REMIC II Regular Interest LT2, the REMIC II Remittance Rate for such REMIC II Regular Interest for each such Distribution Date, and (y) with respect to REMIC II Regular Interest LTX1-1 through REMIC II Regular Interest LTX1-14 for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC II Regular Interest listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC II Regular Interest:

Distribution Date	REMIC II Regular Interests	Rate
1	LTX1-1 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
2 - 4	LTX1-2 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-9 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1	REMIC II Remittance Rate
	LTX1-8	REMIC II Remittance Rate
5	LTX1-3 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-10 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 and LTX1-2	REMIC II Remittance Rate
	LTX1-8 and LTX1-9	REMIC II Remittance Rate
6	LTX1-4 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-11 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-3	REMIC II Remittance Rate
	LTX1-8 through LTX1-10	REMIC II Remittance Rate
7 - 8	LTX1-5 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-12 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-4	REMIC II Remittance Rate
	LTX1-8 through LTX1-11	REMIC II Remittance Rate
9 - 10	LTX1-6 and LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-13 and LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-5	REMIC II Remittance Rate
	LTX1-8 through LTX1-12	REMIC II Remittance Rate
11	LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-6	REMIC II Remittance Rate
	LTX1-8 through LTX1-13	REMIC II Remittance Rate
thereafter	LTX1-1 through LTX1-7	REMIC II Remittance Rate
	LTX1-8 through LTX1-14	REMIC II Remittance Rate
With respect to REMIC III Regular Interest LT1GRP, a per annum rate (but not less than zero) equal to the weighted average of: (x) with respect to REMIC II Regular Interest LT1, the REMIC II Remittance Rate for such REMIC II Regular Interest for each such Distribution Date, and (y) with respect to REMIC II Regular Interest LTX1-1 through REMIC II Regular Interest LTX1-7 for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC II Regular Interest listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC II Regular Interest:

Distribution Date	REMIC II Regular Interests	Rate
1	LTX1-1 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
2 - 4	LTX1-2 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1	REMIC II Remittance Rate
5	LTX1-3 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 and LTX1-2	REMIC II Remittance Rate
6	LTX1-4 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-3	REMIC II Remittance Rate
7 - 8	LTX1-5 through LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-4	REMIC II Remittance Rate
9 - 10	LTX1-6 and LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-5	REMIC II Remittance Rate
11	LTX1-7	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-1 through LTX1-6	REMIC II Remittance Rate
thereafter	LTX1-1 through LTX1-7	REMIC II Remittance Rate

With respect to REMIC III Regular Interest LT2GRP, a per annum rate (but not less than zero) equal to the weighted average of: (x) with respect to REMIC II Regular Interest LT2, the REMIC II Remittance Rate for such REMIC II Regular Interest for each such Distribution Date, and (y) with respect to REMIC II Regular Interest LTX1-8 through REMIC II Regular Interest LTX1-14 for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC II Regular Interest listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC II Regular Interest:

Distribution Date	REMIC II Regular Interests	Rate
1	LTX1-8 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
2 - 4	LTX1-9 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8	REMIC II Remittance Rate
5	LTX1-10 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 and LTX1-9	REMIC II Remittance Rate
6	LTX1-11 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 through LTX1-10	REMIC II Remittance Rate
7 – 8	LTX1-12 through LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 through LTX1-11	REMIC II Remittance Rate
9 – 10	LTX1-13 and LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 through LTX1-12	REMIC II Remittance Rate
11	LTX1-14	(a) REMIC II Remittance Rate over (b) the lesser of (i) 6.00% and (ii) LIBOR plus 0.60%
	LTX1-8 through LTX1-13	REMIC II Remittance Rate
thereafter	LTX1-8 through LTX1-14	REMIC II Remittance Rate

With respect to REMIC III Regular Interest LTX1(1), (i) for the first 11 distribution dates, the least of (a) 6.00%, (b) LIBOR plus 0.60% and (c) the REMIC II Remittance Rate on REMIC II Regular Interest LT1 and (ii) thereafter, 0.00%.

With respect to REMIC III Regular Interest LTX1(2), (i) for the first 11 distribution dates, the least of (a) 6.00%, (b) LIBOR plus 0.60% and (c) the REMIC II Remittance Rate on REMIC II Regular Interest LT2 and (ii) thereafter, 0.00%.

With respect to REMIC III Regular Interest LTIO, 100% of the amounts distributed on REMIC II Regular Interest LTIO.

“REMIC III Required Overcollateralized Amount”: 0.50% of the Overcollateralization Target Amount.

“REMIC III Sub WAC Allocation Percentage”: 50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC III Regular Interest LT1SUB, REMIC III Regular Interest LT1GRP, REMIC III Regular Interest LT2SUB, REMIC III Regular Interest LT2GRP and REMIC III Regular Interest LT-XX.

“REMIC III Subordinated Balance Ratio”: The ratio among the Uncertificated Balances of each REMIC III Regular Interest ending with the designation “SUB”, equal to the ratio between, with respect to each such REMIC III Regular Interest, the excess of (x) the aggregate Stated Principal Balance of the Group I Mortgage Loans and the Group II Mortgage Loans, as applicable, over (y) the current Certificate Principal Balance of the related Class A Certificates.

“REMIC IV”: The segregated pool of assets consisting of all of the REMIC III Regular Interests conveyed in trust to the Trustee, for the benefit of the Class A Certificates, the Class X-1 Certificates, the Mezzanine Certificates, the Class CE Interest, the Class P Interest, the Class IO Interest and the Class R-IV Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC V”: The segregated pool of assets consisting of all of the Class CE Interest conveyed in trust to the Trust Administrator, for the benefit of the Class CE Certificates, and the Class R-V Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC VI”: The segregated pool of assets consisting of all of the Class P Interest conveyed in trust to the Trust Administrator, for the benefit of the Class P Certificates, and the Class R-VI Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC VII”:   The segregated pool of assets consisting of the Class IO Interest conveyed in trust to the Trust Administrator, for the benefit of REMIC VII Regular Interest SWAP IO, and the Class R-VII Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interests”: The REMIC I Regular Interests, the REMIC II Regular Interests, the REMIC III Regular Interests, the Class CE Interest, the Class P Interest and the Class IO Interest.

“Remittance Report”: A report in form and substance acceptable to the Trust Administrator and the Servicer in an electronic data file prepared by the Servicer pursuant to Section 4.03 with such additions, deletions and modifications as agreed to by the Trust Administrator and the Servicer.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term “rents from real property.”

“REO Account”: The account or accounts maintained by the Servicer in respect of an REO Property pursuant to Section 3.23.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of any Trust REMIC.

“REO Imputed Interest”: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Mortgage Loan Remittance Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan if appropriate) as of the close of business on the Distribution Date in such calendar month.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of the Trust Fund through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.23.

“Request for Release”: A release signed by a Servicing Officer, in the form of Exhibit E attached hereto.

 “Residential Dwelling”: Any one of the following: (i) an attached or detached one- family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, or (iv) a detached one-family dwelling in a planned unit development, none of which is a co-operative, mobile or manufactured home (as defined in 42 United States Code, Section 5402(6)).

“Residual Certificates”: The Class R Certificates and the Class R-X Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trust Administrator, the President, any vice president, any assistant vice president, the Secretary, any assistant secretary, the Treasurer, any assistant treasurer, any trust officer or assistant trust officer, the Controller and any assistant controller or any other officer thereof customarily performing functions similar to those performed by any of the above designated officers and, with respect to a particular matter relating to this Agreement, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.  When used with respect to the Trustee, any officer of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter relating to this Agreement, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Reuters Screen LIBOR01 Page”: The display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices)

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successors in interest.

“Scheduled Principal Balance”: With respect to any Mortgage Loan: (a) as of the Cut-off Date, the outstanding principal balance of such Mortgage Loan as of such date, net of the principal portion of all unpaid Monthly Payments, if any, due on or before such date; (b) as of any Due Date subsequent to the Cut-off Date up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such Mortgage Loan, the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, minus the sum of (i) the principal portion of each Monthly Payment due on or before such Due Date but subsequent to the Cut-off Date, whether or not received, (ii) all Principal Prepayments received before such Due Date but after the Cut-off Date, (iii) the principal portion of all Liquidation Proceeds and Insurance Proceeds received before such Due Date but after the Cut-off Date, net of any portion thereof that represents principal due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) on a Due Date occurring on or before the date on which such proceeds were received and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation occurring before such Due Date, but only to the extent such Realized Loss represents a reduction in the portion of principal of such Mortgage Loan not yet due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) as of the date of such Deficient Valuation; and (c) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such Mortgage Loan, zero. With respect to any REO Property: (a) as of any Due Date subsequent to the date of its acquisition on behalf of the Trust Fund up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such REO Property, an amount (not less than zero) equal to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the calendar month in which such REO Property was acquired minus the principal portion of each Monthly Payment that would have become due on such related Mortgage Loan after such REO Property was acquired if such Mortgage Loan had not been converted to an REO Property; and (b) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such REO Property, zero.

“Senior Enhancement Percentage”:  With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class CE Certificates, calculated after taking into account distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to Holders of the Certificates then entitled to distributions of principal on the related Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period).

“Senior Interest Distribution Amount”: With respect to any Distribution Date and each Class of Class A Certificates and the Class X-1 Certificates, an amount equal to the sum of the Interest Distribution Amount for such Class for such Distribution Date and the Interest Carry Forward Amount, if any, for such Class for such Distribution Date.

“Senior Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (i) the Group I Senior Principal Distribution Amount and (ii) the Group II Senior Principal Distribution Amount.

“Servicer”: Wells Fargo Bank, N.A. or any successor Servicer appointed as herein provided, each in its capacity as a Servicer hereunder.

“Servicer Event of Default”: One or more of the events described in Section 7.01.

“Servicer Prepayment Charge Payment Amount”: The amounts payable by the Servicer in respect of any waived Prepayment Charges pursuant to Section 3.01.

“Servicer Remittance Date”: With respect to any Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the Business Day immediately following.

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.09.

“Servicing Advances”: The reasonable “out-of-pocket” costs and expenses incurred by the Servicer in connection with a default, delinquency or other unanticipated event by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, in respect of a particular Mortgage Loan, including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered on the MERS System, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, (iv) the performance of its obligations under Section 3.01, Section 3.09, Section 3.13, Section 3.14, Section 3.16 and Section 3.23.  Servicing Advances shall also include any reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the related Mortgagor or otherwise payable under this Agreement.  The Servicer shall not be required to make any Servicing Advance in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, would not be ultimately recoverable from related Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.  The Servicer shall not be required to make any Servicing Advance that would be a Nonrecoverable Advance.

“Servicing Fee”: With respect to each Mortgage Loan, the amount of the annual fee paid to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate (without regard to the words "per annum") and (b) the outstanding principal balance of such Mortgage Loan.  Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received.  The obligation for payment of the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 3.11.

“Servicing Fee Rate”: With respect to each Mortgage Loan, the rate of 0.500% per annum.

“Servicing Officer”: Any employee of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name appear on a list of Servicing Officers furnished by the Servicer to the Trustee, the Trust Administrator and the Depositor on the Closing Date, as such list may from time to time be amended.

“Significance Percentage”:  With respect to the Interest Rate Swap Agreement, the percentage equivalent of a fraction, the numerator of which is (I) the present value (such calculation of present value using the two-year swaps rate made available at Bloomberg Financial Markets, L.P.) of the aggregate amount payable under the Interest Rate Swap Agreement, (assuming that one-month LIBOR for each remaining Calculation Period (as defined in the Interest Rate Swap Agreement) beginning with the Calculation Period immediately following the related Distribution Date is equal to the sum of (a) the one-month LIBOR rate for each remaining Calculation Period made available at Bloomberg Financial Markets, L.P. by taking the following steps: (1) typing in the following keystrokes: fwcv , us , 3 ; (2) the Forwards shall be set to “1-Mo”; (3) the Intervals shall be set to “1-Mo”; and (4) the Points shall be set to equal the remaining term of the Interest Rate Swap Agreement, in months and the Trust Administrator shall click (provided that the Depositor shall notify the Trust Administrator in writing of any changes to such keystrokes), (b) the percentage equivalent of a fraction, the numerator of which is 2.00% and the denominator of which is the initial number of Distribution Dates on which the Trust Administrator is entitled to receive payments under the Interest Rate Swap Agreement (the “Add-On Amount”) and (c) the Add-On Amount for each previous period) and the denominator of which is (II) the aggregate Certificate Principal Balance of the Floating Rate Certificates (other than the Class X-1 Certificates) on such Distribution Date (after giving effect to all distributions on such Distribution Date).

“Single Certificate”: With respect to any Class of Certificates (other than the Residual Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance or Notional Amount of $1,000. With respect to the Class P and the Residual Certificates, a hypothetical Certificate of such Class evidencing a 20% Percentage Interest in such Class.

“Sponsor”: Citigroup Global Markets Realty Corp. or its successor in interest.

“Startup Day”: With respect to any Trust REMIC, the day designated as such pursuant to Section 10.01(b) hereof.

“Stated Principal Balance”: With respect to any Mortgage Loan: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, as shown in the Mortgage Loan Schedule, minus the sum of (i) the principal portion of each Monthly Payment due on a Due Date subsequent to the Cut-off Date, to the extent received from the Mortgagor or advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination, (ii) all Principal Prepayments received after the Cut-off Date, to the extent distributed pursuant to Section 4.01 on or before such date of determination, (iii) all Liquidation Proceeds and Insurance Proceeds applied by the Servicer as recoveries of principal in accordance with the provisions of Section 3.16, to the extent distributed pursuant to Section 4.01 on or before such date of determination, and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation made during or prior to the Prepayment Period for the most recent Distribution Date coinciding with or preceding such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, zero. With respect to any REO Property: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, an amount (not less than zero) equal to the Stated Principal Balance of the related Mortgage Loan as of the date on which such REO Property was acquired on behalf of the Trust Fund, minus, the principal portion of Monthly Payments that would have become due on such related Mortgage Loan after such REO Property was acquired if such Mortgage Loan had not been converted to an REO Property, to the extent advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, zero.

“Stayed Funds”: If the Servicer is the subject of a proceeding under the federal Bankruptcy Code and the making of any payment required to be made under the terms of the Certificates and this Agreement is prohibited by Section 362 of the federal Bankruptcy Code, funds which are in the custody of the Servicer, a trustee in bankruptcy or a federal bankruptcy court and should have been the subject of such Remittance absent such prohibition.

“Stepdown Date”: The earlier to occur of (i) the Distribution Date immediately following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (a) the Distribution Date occurring in November 2010 and (b) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans but prior to any distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to the Certificates then entitled to distributions of principal on such Distribution Date) is equal to or greater than 49.90%.

“Sub-Servicer”: Any Person with which the Servicer has entered into a Sub- Servicing Agreement and which meets the qualifications of a Sub-Servicer pursuant to Section 3.02.

“Sub-Servicing Account”: An account established by a Sub-Servicer which meets the requirements set forth in Section 3.08 and is otherwise acceptable to the Servicer.

“Sub-Servicing Agreement”: The written contract between the Servicer and a Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02.

“Subordinate Certificates”: Collectively, the Mezzanine Certificates and the Class CE Certificates.

“Subsequent Recoveries”: As of any Distribution Date, amounts received by the Trust Fund (net of any related expenses permitted to be reimbursed to the related Sub-Servicer or the Servicer from such amounts under the related Sub-Servicing Agreement or hereunder) specifically related to a Mortgage Loan that was the subject of a liquidation or an REO Disposition prior to the related Prepayment Period that resulted in a Realized Loss.

“Substitution Shortfall Amount”:  As defined in Section 2.03(d) hereof.

“Supplemental Interest Trust”:  As defined in Section 4.09.

“Supplemental Interest Trust Trustee”:  Citibank, N.A., a national banking association, not in its individual capacity but solely in its capacity as Supplemental Interest Trust Trustee, and any successor thereto.

“Swap Account”: The account or accounts created and maintained pursuant to Section 4.09.  The Swap Account must be an Eligible Account.

“Swap Credit Support Annex”: The credit support annex, dated the Closing Date, between the Supplemental Interest Trust Trustee and the Interest Rate Swap Provider, which is annexed to and forms part of the Interest Rate Swap Agreement.

“Swap Expense Fee Rate”:  With respect to each Distribution Date, an amount, expressed as a per annum rate, equal to the sum of (i) the product of (a) the Net Swap Payment owed to the Swap Provider, if any, divided by the aggregate principal balance of the mortgage loans and (b) 12, (ii) the product of (a) the Swap Termination Payment (other than any Swap Termination Payment due to a Swap Provider Trigger Event) owed to the Swap Provider, if any, divided by the aggregate principal balance of the mortgage loans and (b) 12.

“Swap Interest Shortfall Amount”: Any shortfall of interest with respect to any Class of Certificates resulting from the application of the Net WAC Pass-Through Rate due to a discrepancy between the Uncertificated Notional Amount of REMIC VI Regular Interest SWAP IO and the scheduled notional amount.

“Swap LIBOR”: A per annum rate equal to the floating rate payable by the Interest Rate Swap Provider under the Interest Rate Swap Agreement.

“Swap Provider Trigger Event”: A Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Interest Rate Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Interest Rate Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Interest Rate Swap Provider is the sole Affected Party.

“Swap Termination Payment”: The payment due to either party under the Interest Rate Swap Agreement upon the early termination of the Interest Rate Swap Agreement.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of any Trust REMIC due to its classification as a REMIC under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Termination Price”:  As defined in Section 9.01.

“Terminator”: As defined in Section 9.01.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: A Trigger Event is in effect on any Distribution Date on or after the Stepdown Date if:

(a)           the Delinquency Percentage exceeds 32.06% of the Senior Enhancement Percentage for the prior Distribution Date; or

(b)           the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off Date through the last day of the related Due Period) and any principal or interest amounts that have been forgiven as part of a loan modification divided by aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date (the “Realized Loss Percentage”):

Distribution Date Occurring In	Percentage
November 2009 through October 2010	1.50% for the first month plus an additional 1/12th of 1.85% for each month thereafter
November 2010 through October 2011	3.35% for the first month plus an additional 1/12th of 2.00% for each month thereafter
November 2011 through October 2012	5.35% for the first month plus an additional 1/12th of 1.60% for each month thereafter
November 2012 through October 2013	6.95% for the first month plus an additional 1/12th of 0.95% for each month thereafter
November 2013 and thereafter	7.90%

“Trust”:  Citigroup Mortgage Loan Trust 2007-WFHE4.

“Trust Administrator”: Citibank, N.A., or its successor in interest, or any successor trust administrator appointed as herein provided.

“Trust Fund”: Collectively, all of the assets of each Trust REMIC, the Net WAC Rate Carryover Reserve Account, the Interest Rate Swap Agreement, the Swap Account, the Supplemental Interest Trust, Servicer Prepayment Charge Payment Amounts and the other assets conveyed by the Depositor to the Trustee pursuant to Section 2.01.

“Trust REMIC”: Any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V, REMIC VI or REMIC VII.

 “Trustee”: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as herein provided.

“Uncertificated Balance”: The amount of any REMIC Regular Interest outstanding as of any date of determination.  As of the Closing Date, the Uncertificated Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Balance. On each Distribution Date, the Uncertificated Balance of each REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 4.01 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 4.04. The Uncertificated Balance of REMIC III Regular Interest LTZZ shall be increased by interest deferrals as provided in Section 4.01.  With respect to the Class CE Interest as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC III Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates then outstanding. The Uncertificated Principal Balance of each REMIC Regular Interest that has an Uncertificated Principal Balance shall never be less than zero.

“Uncertificated Interest”: With respect to any REMIC Regular Interest for any Distribution Date, one month’s interest at the related REMIC Remittance Rate applicable to such REMIC Regular Interest for such Distribution Date, accrued on the Uncertificated Balance thereof immediately prior to such Distribution Date. Uncertificated Interest in respect of any REMIC Regular Interest shall accrue on the basis of a 360-day year consisting of twelve 30-day months. Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest, shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any Relief Act Interest Shortfall, if any allocated, in each case, to such REMIC Regular Interest pursuant to Section 1.02.  In addition, Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest shall be reduced by Realized Losses, if any, allocated to such REMIC Regular Interest pursuant to Section 1.02 and Section 4.04.

“Uncertificated Notional Amount”: With respect to the Class CE Interest and any Distribution Date, the aggregate Uncertificated Principal Balance of the REMIC III Regular Interests (other than REMIC III Regular Interest LTX1(1), REMIC III Regular Interest LTX1(2) and REMIC III Regular Interest LTIO).

With respect to REMIC III Regular Interest LTX1(1) and each Distribution Date listed below, the aggregate Uncertificated Balance of the REMIC II Regular Interests listed below:

Distribution Date	REMIC II Regular Interests
1	LTX1-1 through LTX1-7
2 – 4	LTX1-2 through LTX1-7
5	LTX1-3 through LTX1-7
6	LTX1-4 through LTX1-7
7 - 8	LTX1-5 through LTX1-7
9 – 10	LTX1-6 and LTX1-7
11	LTX1-7
thereafter	$0.00

With respect to REMIC III Regular Interest LTX1(2) and each Distribution Date listed below, the aggregate Uncertificated Balance of the REMIC II Regular Interests listed below:

Distribution Date	REMIC II Regular Interests
1	LTX1-8 through LTX1-14
2 – 4	LTX1-9 through LTX1-14
5	LTX1-10 through LTX1-14
6	LTX1-11 through LTX1-14
7 - 8	LTX1-12 through LTX1-14
9 – 10	LTX1-13 and LTX1-14
11	LTX1-14
thereafter	$0.00

 With respect to REMIC II Regular Interest LTIO and each Distribution Date listed below, the aggregate Uncertificated Balance of the REMIC I Regular Interests ending with the designation “A” listed below:

Distribution Date	REMIC I Regular Interests
1	I-1-A through I-39-A and II-1-A through II-39-A
2	I-2-A through I-39-A and II-2-A through II-39-A
3	I-3-A through I-39-A and II-3-A through II-39-A
4	I-4-A through I-39-A and II-4-A through II-39-A
5	I-5-A through I-39-A and II-5-A through II-39-A
6	I-6-A through I-39-A and II-6-A through II-39-A
7	I-7-A through I-39-A and II-7-A through II-39-A
8	I-8-A through I-39-A and II-8-A through II-39-A
9	I-9-A through I-39-A and II-9-A through II-39-A
10	I-10-A through I-39-A and II-10-A through II-39-A
11	I-11-A through I-39-A and II-11-A through II-39-A
12	I-12-A through I-39-A and II-12-A through II-39-A
13	I-13-A through I-39-A and II-13-A through II-39-A
14	I-14-A through I-39-A and II-14-A through II-39-A
15	I-15-A through I-39-A and II-15-A through II-39-A
16	I-16-A through I-39-A and II-16-A through II-39-A
17	I-17-A through I-39-A and II-17-A through II-39-A
18	I-18-A through I-39-A and II-18-A through II-39-A
19	I-19-A through I-39-A and II-19-A through II-39-A
20	I-20-A through I-39-A and II-20-A through II-39-A
21	I-21-A through I-39-A and II-21-A through II-39-A
22	I-22-A through I-39-A and II-22-A through II-39-A
23	I-23-A through I-39-A and II-23-A through II-39-A
24	I-24-A through I-39-A and II-24-A through II-39-A
25	I-25-A through I-39-A and II-25-A through II-39-A
26	I-26-A through I-39-A and II-26-A through II-39-A
27	I-27-A through I-39-A and II-27-A through II-39-A
28	I-28-A through I-39-A and II-28-A through II-39-A
29	I-29-A through I-39-A and II-29-A through II-39-A
30	I-30-A through I-39-A and II-30-A through II-39-A
31	I-31-A through I-39-A and II-31-A through II-39-A
32	I-32-A through I-39-A and II-32-A through II-39-A
33	I-33-A through I-39-A and II-33-A through II-39-A
34	I-34-A through I-39-A and II-34-A through II-39-A
35	I-35-A through I-39-A and II-35-A through II-39-A
36 through 63	I-36-A through I-39-A and II-36-A through II-39-A
64	I-37-A through I-39-A and II-37-A through II-39-A
65	I-38-A and I-39-A and II-38-A and II-48-A
66	I-39-A and II-39-A
thereafter	$0.00

 “Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.14.

“United States Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations); provided that, for purposes solely of the restrictions on the transfer of the Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence. The term “United States” shall have the meaning set forth in Section 7701 of the Code.

“Value”: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. With respect to any date of determination, 97% of all Voting Rights will be allocated among the holders of the Floating Rate Certificates (other than the Class X-1 Certificates) and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, 1% of all Voting Rights will be allocated to the holders of the Class X-1 Certificates, 1% of all Voting Rights will be allocated to the holders of the Class P Certificates and 1% of all Voting Rights will be allocated among the holders of the Residual Certificates. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Record Date.

SECTION 1.02	Allocation of Certain Interest Shortfalls.

For purposes of calculating the Interest Distribution Amount for the Floating Rate Certificates and the Class CE Certificates for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class CE Certificates based on, and to the extent of, one month’s interest at the then applicable Pass-Through Rate on the Notional Amount of the Class CE Certificates and, thereafter, among the Floating Rate Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance (or Notional Amount in the case of the Class X-1 Certificates) of each such Certificate immediately prior to such Distribution Date.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Group I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Group I Mortgage Loans shall be allocated first, to REMIC I Regular Interest I and to the REMIC I Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Group I Regular Interest, and then, to REMIC I Group I Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Balances of each such REMIC I Group I Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Group II Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Group II Mortgage Loans shall be allocated first, to REMIC I Regular Interest II and to the REMIC I Group II Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Group II Regular Interest, and then, to REMIC I Group II Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Balances of each such REMIC I Group II Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC II Group I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Group I Mortgage Loans shall be allocated among the REMIC II Group I Regular Interests, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC II Remittance Rate on the respective Uncertificated Balance of each such REMIC II Group I Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC II Group II Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Group II Mortgage Loans shall be allocated among the REMIC II Group II Regular Interests, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC II Remittance Rate on the respective Uncertificated Balance of each such REMIC II Group II Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC III Regular Interests for any Distribution Date, REMIC III Marker Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans shall be allocated among REMIC III Regular Interest LTAA, REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9 and REMIC III Regular Interest LTZZ pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC III Remittance Rate on the respective Uncertificated Balance of each such REMIC III Regular Interest.

For purposes of calculating the amount of Uncertificated Interest for the REMIC III Regular Interests for any Distribution Date, REMIC III Sub-WAC Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicer pursuant to Section 3.24) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans shall be allocated among REMIC III Regular Interest LT1SUB, REMIC III Regular Interest LT1GRP, REMIC III Regular Interest LT2SUB, REMIC III Regular Interest LT2GRP and REMIC III Regular Interest LTXX, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC III Remittance Rate on the respective Uncertificated Balance of each such REMIC III Regular Interest.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01	Conveyance of Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedule, the rights of the Depositor under the Assignment Agreement, the Interest Rate Swap Agreement and the Swap Account and all other assets included or to be included in REMIC I. Such assignment includes all interest and principal received by the Depositor or the Servicer on or with respect to the Mortgage Loans (other than payments of principal and interest due on such Mortgage Loans on or before the Cut-off Date). The Depositor herewith delivers to the Trust Administrator on behalf of the Trustee an executed copy of the Assignment Agreement, and the Trustee and the Trust Administrator acknowledge receipt of the same on behalf of the Certificateholders.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Trustee or the Custodian on its behalf, the following documents or instruments (a “Mortgage File”) with respect to each Mortgage Loan so transferred and assigned:

(i)  The Mortgage Note, endorsed by manual or facsimile signature without recourse by the Originator or an Affiliate of the Originator in blank or to the Trustee showing a complete chain of endorsements from the named payee to the Trustee or from the named payee to the Affiliate of the Originator and from such Affiliate to the Trustee;

(ii)  The original recorded Mortgage, noting the presence of the MIN of the Mortgage Loan, if applicable, and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with evidence of recording thereon or a copy of the Mortgage certified by the public recording office in those jurisdictions where the public recording office retains the original;

(iii)  Unless the Mortgage Loan is registered on the MERS® System, an assignment from the Originator or an Affiliate of the Originator to the Trustee in recordable form of the Mortgage which may be included, where permitted by local law, in a blanket assignment or assignments of the Mortgage to the Trustee, including any intervening assignments and showing a complete chain of title from the original mortgagee named under the Mortgage to the Person assigning the Mortgage Loan to the Trustee (or to MERS, noting the presence of the MIN, if the Mortgage Loan is registered on the MERS® System);

(iv)  Any original assumption, modification, buydown or conversion-to- fixed-interest-rate agreement applicable to the Mortgage Loan; and

(v)  The original or a copy of the title insurance policy (which may be a certificate or a short form policy relating to a master policy of title insurance) pertaining to the Mortgaged Property, or in the event such original title policy is unavailable, a copy of the preliminary title report and the lender’s recording instructions, with the original to be delivered within 180 days of the Closing Date or an attorney’s opinion of title in jurisdictions where such is the customary evidence of title.

In instances where an original recorded Mortgage cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement, due to a delay in connection with the recording of such Mortgage, the Depositor may, (a) in lieu of delivering such original recorded Mortgage referred to in clause (ii) above, deliver to the Trustee (or the Custodian on behalf of the Trustee) a copy thereof, provided that the Depositor certifies that the original Mortgage has been delivered to a title insurance company for recordation after receipt of its policy of title insurance or binder therefor (which may be a certificate relating to a master policy of title insurance), and (b) in lieu of delivering the completed assignment in recordable form referred to in clause (iii) above to the Trustee (or the Custodian on behalf of the Trustee), deliver such assignment to the Trustee (or the Custodian on behalf of the Trustee) completed except for recording information. In all such instances, the Depositor will deliver the original recorded Mortgage and completed assignment (if applicable) to the Trustee (or the Custodian on behalf of the Trustee) promptly upon receipt of such Mortgage. In instances where an original recorded Mortgage has been lost or misplaced, the Depositor or the related title insurance company may deliver, in lieu of such Mortgage, a copy of such Mortgage bearing recordation information and certified as true and correct by the office in which recordation thereof was made. In instances where the original or a copy of the title insurance policy referred to in clause (v) above (which may be a certificate relating to a master policy of title insurance) pertaining to the Mortgaged Property relating to a Mortgage Loan cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement because such policy is not yet available, the Depositor may, in lieu of delivering the original or a copy of such title insurance referred to in clause (v) above, deliver to the Trustee (or the Custodian on behalf of the Trustee) a binder with respect to such policy (which may be a certificate relating to a master policy of title insurance) and deliver the original or a copy of such policy (which may be a certificate relating to a master policy of title insurance) to the Trustee (or the Custodian on behalf of the Trustee) within 180 days of the Closing Date.  In instances where an original assumption, modification, buydown or conversion-to-fixed- interest-rate agreement cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement, the Depositor may, in lieu of delivering the original of such agreement referred to in clause (iv) above, deliver a certified copy thereof.

To the extent not already recorded, except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the Servicer, at the expense of the Sponsor shall promptly (and in no event later than five Business Days following the later of the Closing Date and the date of receipt by the Servicer of the recording information for a Mortgage) submit or cause to be submitted for recording, at no expense to any Trust REMIC, in the appropriate public office for real property records, each Assignment delivered to it pursuant to (iii) above. In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Servicer, at the expense of the Sponsor, shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded. Notwithstanding the foregoing, but without limiting the requirement that such Assignments be in recordable form, neither the Servicer nor the Trustee shall be required to submit or cause to be submitted for recording any Assignment delivered to it or the Custodian pursuant to (iii) above if such recordation shall not, as of the Closing Date, be required by the Rating Agencies, as a condition to their assignment on the Closing Date of their initial ratings to the Certificates, as evidenced by the delivery by the Rating Agencies of their ratings letters on the Closing Date; provided, however, notwithstanding the foregoing, the Servicer shall submit each Assignment for recording, at no expense to the Trust Fund or the Servicer, upon the earliest to occur of: (A) reasonable direction by Holders of Certificates entitled to at least 25% of the Voting Rights, (B) the occurrence of a Servicer Event of Default, (C) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Sponsor, (D) the occurrence of a servicing transfer as described in Section 7.02 of this Agreement and (E) with respect to any one Assignment the occurrence of a foreclosure relating to the Mortgagor under the related Mortgage. Notwithstanding the foregoing, if the Sponsor fails to pay the cost of recording the Assignments, such expense will be paid by the Servicer and the Servicer shall be reimbursed for such expenses by the Trust as Servicing Advances.

In connection with the assignment of any Mortgage Loan registered on the MERS System, the Depositor further agrees that it will cause, within 30 Business Days after the Closing Date, the MERS System to indicate that such Mortgage Loans have been assigned by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans.  The Depositor further agrees that it will not, and will not permit the Servicer to, and the Servicer agrees that it will not and will not permit a Sub-Servicer to, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

With respect to a maximum of approximately 5.00% of the Original Mortgage Loans, by outstanding principal balance of the Original Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in (i) above cannot be located, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon delivery to the Trustee (or the Custodian on behalf of the Trustee) of a photocopy of such Mortgage Note, if available, with a lost note affidavit. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Trustee (or the Custodian on behalf of the Trustee) is subsequently located, such original Mortgage Note shall be delivered to the Trustee (or the Custodian on behalf of the Trustee) within three Business Days.

The Depositor shall deliver or cause to be delivered to the Trustee (or the Custodian on behalf of the Trustee) promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan.

All original documents relating to the Mortgage Loans that are not delivered to the Trustee (or the Custodian on behalf of the Trustee) are and shall be held by or on behalf of the Sponsor, the Depositor or the Servicer, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Trustee (or the Custodian on behalf of the Trustee). Any such original document delivered to or held by the Depositor that is not required pursuant to the terms of this Section to be a part of a Mortgage File, shall be delivered promptly to the Servicer.

Wherever it is provided in this Section 2.01 that any document, evidence or information relating to a Mortgage Loan be delivered or supplied to the Trustee, the Depositor shall do so by delivery thereof to the Trustee or the Custodian on behalf of the Trustee.

The parties hereto understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a high-cost home loan as defined by the Homeownership and Equity Protection Act of 1994 or any other applicable predatory or abusive lending laws.

SECTION 2.02	Acceptance of the Trust Fund by the Trustee.

Subject to the provisions of Section 2.01 and subject to any exceptions noted on an exception report delivered by or on behalf of the Trustee, the Trustee acknowledges receipt of the documents referred to in Section 2.01 (other than such documents described in Section 2.01(iv)) above and all other assets included in the definition of “Trust Fund” and declares that it holds and will hold such documents and the other documents delivered to it constituting the Mortgage File, and that it holds or will hold all such assets and such other assets included in the definition of “Trust Fund” in trust for the exclusive use and benefit of all present and future Certificateholders.

The Trustee, by execution and delivery hereof, acknowledges receipt, subject to the review described in the succeeding sentence, of the documents and other property referred to in Section 2.01 and declares that the Trustee (or the Custodian on behalf of the Trustee) holds and will hold such documents and other property, including property yet to be received in the Trust Fund, in trust, upon the trusts herein set forth, for the benefit of all present and future Certificateholders. The Trustee or the Custodian on its behalf shall, for the benefit of the Trustee and the Certificateholders, review each Mortgage File within 90 days after execution and delivery of this Agreement, to ascertain that all required documents have been executed, received and recorded, if applicable, and that such documents relate to the Mortgage Loans. If in the course of such review the Trustee or the Custodian on its behalf finds a document or documents constituting a part of a Mortgage File to be defective or missing in any material respect, the Trustee or the Custodian on its behalf shall promptly so notify the Depositor, the Trust Administrator, the Sponsor, the Servicer and, if such notice is from the Custodian on the Trustee’s behalf, the Trustee. In addition, upon the discovery by the Depositor, the Servicer, the Trust Administrator or the Trustee of a breach of any of the representations and warranties made by the Originator or the Sponsor in the Assignment Agreement in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the related Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties.

The Depositor and the Trustee intend that the assignment and transfer herein contemplated constitute a sale of the Mortgage Loans, the related Mortgage Notes and the related documents, conveying good title thereto free and clear of any liens and encumbrances, from the Depositor to the Trustee in trust for the benefit of the Certificateholders and that such property not be part of the Depositor’s estate or property of the Depositor in the event of any insolvency by the Depositor. In the event that such conveyance is deemed to be, or to be made as security for, a loan, the parties intend that the Depositor shall be deemed to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the related Mortgage Notes and the related documents, and that this Agreement shall constitute a security agreement under applicable law.

The Trustee may, concurrently with the execution and delivery hereof or at any time thereafter, enter into a custodial agreement with the Custodian pursuant to which the Trustee appoints the Custodian to hold the Mortgage Files on behalf of the Trustee for the benefit of the Trustee and all present and future Certificateholders, which may provide that the Custodian shall, on behalf of the Trustee, conduct the review of each Mortgage File required under the first paragraph of this Section 2.02.  Notwithstanding anything to the contrary herein, it is understood that the initial Custodian shall be responsible for the review contemplated in the second paragraph of this Section 2.02 and for all other functions relating to the receipt, review, reporting and certification provided for herein with respect to the Mortgage Files (other than ownership thereof for the benefit of the Certificateholders and related duties and obligations set forth herein).

SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Sponsor or the Depositor.

(d)  Upon discovery or receipt of notice by the Depositor, the Servicer, the Trust Administrator or the Trustee of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Originator or the Sponsor of any representation, warranty or covenant under the Master Agreement or the  Assignment Agreement in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the party so discovering or receiving notice shall promptly notify the other parties to this Agreement, and the Trustee thereupon shall promptly notify the Originator and the Sponsor of such defect, missing document or breach and request that the Originator deliver such missing document or cure such defect or that the Originator or the Sponsor, as applicable, cure such breach within 90 days from the date the Originator or the Sponsor, as applicable, was notified of such missing document, defect or breach, and if the Originator or Sponsor, as applicable, does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the obligations of the Originator or Sponsor, as applicable, under the Master Agreement or the Assignment Agreement (i) to repurchase such Mortgage Loan from REMIC I at the Purchase Price within 90 days after the date on which the Sponsor was notified (subject to Section 2.03(e)) of such missing document, defect or breach, and (ii) to indemnify the Trust Fund in respect of such missing document, defect or breach, in the case of each of (i) and (ii), if and to the extent that the Originator or Sponsor, as applicable, is obligated to do so under the Master Agreement or the Assignment Agreement. The Purchase Price for the repurchased Mortgage Loan and any indemnification shall be remitted by the Originator or the Sponsor, as applicable, to the Servicer for deposit into the Collection Account, and the Trust Administrator, upon receipt of written notice from the Servicer of such deposit, shall give written notice to the Trustee and the Custodian that such deposit has taken place and the Trustee shall release (or cause the Custodian to release on its behalf) to the Originator or the Sponsor, as applicable, the related Mortgage File, and the Trustee and the Trust Administrator shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Originator or the Sponsor, as applicable, shall furnish to it and as shall be necessary to vest in the Originator or the Sponsor, as applicable, any Mortgage Loan released pursuant hereto, and the Trustee and the Trust Administrator shall have no further responsibility with regard to such Mortgage File. In furtherance of the foregoing, if the Originator or the Sponsor, as applicable, is not a member of MERS and repurchases a Mortgage Loan which is registered on the MERS System, the Originator or the Sponsor, as applicable, pursuant to the Master Agreement or the Assignment Agreement at its own expense and without any right of reimbursement, shall cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Originator or the Sponsor, as applicable, and shall cause such Mortgage to be removed from registration on the MERS System in accordance with MERS rules and regulations.  In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Master Agreement or Assignment Agreement the Originator or the Sponsor, as applicable, may cause such Mortgage Loan to be removed from REMIC I (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d).  It is understood and agreed that the obligation of the Originator or the Sponsor, as applicable, to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing, and if and to the extent provided in the Master Agreement or Assignment Agreement to perform any applicable indemnification obligations with respect to any such omission, defect or breach, as provided in such Assignment Agreement, shall constitute the only remedies respecting such omission, defect or breach available to the Trustee or the Trust Administrator on behalf of the Certificateholders.

(e)  Notwithstanding anything to the contrary in this Section 2.03, with respect to any breach by the Originator or the Sponsor, as applicable, of any representation and warranty which breach materially and adversely affects the value of any Prepayment Charge or the interests of the Certificateholders therein, the Trustee shall enforce the obligation of the Originator or the Sponsor, as applicable, to remedy such breach as provided in the Master Agreement or Assignment Agreement as follows: upon any Principal Prepayment with respect to the affected Mortgage Loan, the Originator or the Sponsor, as applicable, shall pay or cause to be paid to the Purchaser the excess, if any, of (x) the amount of such Prepayment Charge calculated as set forth in the Mortgage Loan Schedule and (y) the amount collected from the Mortgagor in respect of such Prepayment Charge.

(f)  Within 90 days of the earlier of discovery by the Servicer or receipt of notice by the Depositor of the breach of any representation, warranty or covenant of the Servicer set forth in Section 2.05 which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the Servicer shall cure such breach in all material respects.

(g)  Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the date which is two years after the Startup Day for REMIC I.

As to any Deleted Mortgage Loan for which the Originator or the Sponsor, as applicable, substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Originator or the Sponsor, as applicable, delivering to the Trustee (or to the Custodian on behalf of the Trustee, as applicable), for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the Assignment in blank or to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Shortfall Amount (as described below), if any, in connection with such substitution.  The Custodian on its behalf and on behalf of the Trustee shall, for the benefit of the Certificateholders, review each Mortgage File within 90 days after execution and delivery of this Agreement, to ascertain that all required documents have been executed, received and recorded, if applicable, and that such documents relate to the Mortgage Loans.  If in the course of such review the Trustee or the Custodian on its behalf finds a document or documents constituting a part of a Mortgage File to be defective in any material respect, the Trustee or the Custodian on its behalf shall promptly so notify the Depositor, the Trust Administrator, the Originator, the Sponsor and the Servicer.  Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of the Trust Fund and will be retained by the Originator or the Sponsor, as applicable.  For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Originator or the Sponsor, as applicable, shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Trust Administrator shall give or cause to be given written notice to the Trustee and the Certificateholders that such substitution has taken place, and the Trust Administrator shall amend or cause the Custodian to amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and, upon receipt thereof, shall deliver a copy of such amended Mortgage Loan Schedule to the Servicer.  Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Mortgage Pool and shall be subject in all respects to the terms of this Agreement and the Master Agreement or Assignment Agreement (including all applicable representations and warranties thereof included in such Master Agreement or Assignment Agreement), in each case as of the date of substitution.

For any month in which the Originator or the Sponsor, as applicable, substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (the “Substitution Shortfall Amount”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Scheduled Principal Balance thereof as of the date of substitution, together with one month’s interest on such Scheduled Principal Balance at the applicable Mortgage Loan Remittance Rate.  On the date of such substitution, the Trustee will monitor the obligation of the Originator or the Sponsor, as applicable, to deliver or cause to be delivered, and shall request that such delivery be to the Servicer for deposit in the Collection Account, an amount equal to the Substitution Shortfall Amount, if any, and the Trustee (or the Custodian on behalf of the Trustee, as applicable), upon receipt of the related Qualified Substitute Mortgage Loan or Loans and written notice given by the Servicer of such deposit, shall release to the Originator or the Sponsor, as applicable, the related Mortgage File or Files and the Trustee and the Trust Administrator shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Originator or the Sponsor, as applicable, shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

In addition, the Originator or the Sponsor, as applicable, shall obtain at its own expense and deliver to the Trustee and the Trust Administrator an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(h)  Upon discovery by the Depositor, the Servicer, the Trust Administrator or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties to this Agreement, and the Trustee shall give written notice thereof to the Sponsor.  In connection therewith, the Originator or the Sponsor, as applicable, pursuant to the Master Agreement or Assignment Agreement or the Depositor pursuant to this Agreement shall repurchase or, subject to the limitations set forth in Section 2.03(d), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan.  Such repurchase or substitution shall be made by (i) the Originator or the Sponsor, as applicable, if the affected Mortgage Loan’s status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Originator or the Sponsor, as applicable, under the Master Agreement or Assignment Agreement or (iii) the Depositor, if the affected Mortgage Loan’s status as a non-qualified mortgage is a breach of no representation or warranty.  Any such repurchase or substitution shall be made in the same manner as set forth in Sections 2.03(a).  The Trustee shall reconvey to the Depositor, the Originator or the Sponsor, as the case may be, the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased by the Originator or the Sponsor for breach of a representation or warranty.

SECTION 2.04	[Reserved].

SECTION 2.05	Representations, Warranties and Covenants of the Servicer.

The Servicer hereby represents, warrants and covenants to the Trust Administrator and the Trustee, for the benefit of each of the Trustee, the Trust Administrator, the Certificateholders and to the Depositor that as of the Closing Date or as of such date specifically provided herein:

(i)  The Servicer is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Servicer;

(ii)  The Servicer has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement.  The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivery thereof  by the Trustee, the Depositor and the Trust Administrator, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally, laws affecting the contract obligations of insured banks and by general principles of equity;

(iii)  The execution and delivery of this Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the charter or by-laws of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, (x) the ability of the Servicer to perform its obligations under this Agreement, (y) the business, operations, financial condition, properties or assets of the Servicer taken as a whole or (z) the legality, validity or enforceability of this Agreement;

(iv)  The Servicer is a HUD approved mortgagee pursuant to Section 203 and Section 211 of the National Housing Act and is an approved seller/servicer for Fannie Mae or Freddie Mac in good standing. No event has occurred, including but not limited to a change in insurance coverage, that would make the Servicer unable to comply with HUD eligibility requirements or that would require notification to HUD;

(v)  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(vi)  No litigation is pending against the Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Servicer to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(vii)  There are no actions or proceedings against, or investigations known to it of, the Servicer before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement;

(viii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(ix)  The Servicer has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors (the “Credit Repositories”) in a timely manner; and

(x)  The Servicer is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the Mortgage Files to the Trustee or to the Custodian on its behalf and shall inure to the benefit of the Trustee, the Trust Administrator, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the Servicer, the Trust Administrator or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Trustee and the Trust Administrator. Subject to Section 7.01, the obligation of the Servicer set forth in Section 2.03(c) to cure breaches shall constitute the sole remedies against the Servicer available to the Certificateholders, the Depositor, the Trust Administrator or the Trustee on behalf of the Certificateholders respecting a breach of the representations, warranties and covenants contained in this Section 2.05.

SECTION 2.06	Issuance of the Certificates.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to it or to the Custodian on its behalf of the Mortgage Files, subject to the provisions of Section 2.01 and Section 2.02, together with the assignment to it of all other assets included in REMIC I delivered on the date hereof, receipt of which is hereby acknowledged. Concurrently with such assignment and delivery of such assets delivered on the date hereof and in exchange therefor, the Trust Administrator, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations. The interests evidenced by the Certificates (other than the Class CE Certificates, the Class P Certificates and the Class R-X Certificates), the Class CE Interest, the Class P Interest and the Class IO Interest constitute the entire beneficial ownership interest in REMIC IV.

SECTION 2.07	Authorization to Enter into the Interest Rate Swap Agreement

The Trust Administrator, not in its individual capacity but solely in its separate capacity as Supplemental Interest Trust Trustee, is hereby directed by the Depositor to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made by the Supplemental Interest Trust Trustee, as described herein.  The Supplemental Interest Trust Trustee is hereby directed to execute and deliver the Interest Rate Swap Agreement on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and not in its individual capacity.  The Depositor and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that (i) the Supplemental Interest Trust Trustee shall execute and deliver the Interest Rate Swap Agreement on behalf of Party B (as defined therein), (ii) the Supplemental Interest Trust Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and not in its individual capacity and (iii) the Trust Administrator on the Supplemental Interest Trust Trustee’s behalf shall also be entitled to exercise the rights and obligated to perform the obligations of Party B under the Interest Rate Swap Agreement.  Every provision of this Agreement (including Section 8.01 of this Agreement) relating to the conduct or affecting the liability of or affording protection to the Trust Administrator shall apply to the Supplemental Interest Trust Trustee’s execution of the Interest Rate Swap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

SECTION 2.08	Conveyance of the REMIC Regular Interests; Acceptance of the Trust REMICs by the Trustee.

(d)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the assets described in the definition of REMIC I for the benefit of the holders of the REMIC I Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-I Interest). The Trustee (or the Custodian on its behalf, as applicable) acknowledges receipt of the assets described in the definition of REMIC I and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC I Regular Interests and the Class R Certificates (in respect of the Class R-I Interest). The interests evidenced by the Class R-I Interest, together with the REMIC I Regular Interests, constitute the entire beneficial ownership interest in REMIC I.

(e)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests (which are uncertificated) for the benefit of the Holders of the REMIC II Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-II Interest). The Trustee acknowledges receipt of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC II Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-II Interest). The interests evidenced by the Class R-II Interest, together with the REMIC II Regular Interests, constitute the entire beneficial ownership interest in REMIC II.

(f)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests (which are uncertificated) for the benefit of the Holders of the REMIC III Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-III Interest). The Trustee acknowledges receipt of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC III Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-III Interest). The interests evidenced by the Class R-III Interest, together with the REMIC III Regular Interests, constitute the entire beneficial ownership interest in REMIC III.

(g)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC III Regular Interests (which are uncertificated) for the benefit of the Holders of the Regular Certificates (other than the Class CE Certificates and the Class P Certificates), the Class CE Interest, the Class P Interest, the Class IO Interest and the Class R Certificates (in respect of the Class R-IV Interest). The Trustee acknowledges receipt of the REMIC III Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Regular Certificates (other than the Class CE Certificates and the Class P Certificates), the Class CE Interest, the Class P Interest, the Class IO Interest and the Class R Certificates (in respect of the Class R-IV Interest).  The interests evidenced by the Class R-IV Interest, together with the Regular Certificates, the Class CE Interest, the Class IO Interest and the Class P Interest, constitute the entire beneficial ownership interest in REMIC IV.

(h)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class CE Interest (which is uncertificated) for the benefit of the Holders of the Class CE Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The Trustee acknowledges receipt of the Class CE Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class CE Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The interests evidenced by the Class R-V Interest, together with the Class CE Certificates, constitute the entire beneficial ownership interest in REMIC V.

(i)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class P Interest (which is uncertificated) for the benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-VI Interest). The Trustee acknowledges receipt of the Class P Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-VI Interest). The interests evidenced by the Class R-VI Interest, together with the Class P Certificates, constitute the entire beneficial ownership interest in REMIC VI.

(j)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class IO Interest (which is uncertificated) for the benefit of the Holders of REMIC VII Regular Interest SWAP IO (which is uncertificated) and the Class R-X Certificates (in respect of the Class R-VII Interest). The Trustee acknowledges receipt of the Class IO Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of REMIC VII Regular Interest SWAP IO and the Class R-X Certificates (in respect of the Class R-VII Interest). The interests evidenced by the Class R-VII Interest, together with REMIC VII Regular Interest SWAP IO, constitute the entire beneficial ownership interest in REMIC VII.

(k)  Concurrently with (i) the assignment and delivery to the Trustee of REMIC I (including the Residual Interest therein represented by the Class R-I Interest)and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (a) hereof, (ii) the assignment and delivery to the Trustee of REMIC II (including the Residual Interest therein represented by the Class R-II Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (b) hereof, (iii) the assignment and delivery to the Trustee of REMIC III (including the Residual Interest therein represented by the Class R-III Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (c) hereof and (iv) the assignment and delivery to the Trustee of REMIC IV (including the Residual Interest therein represented by the Class R-IV Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (d) hereof, (v) the assignment and delivery to the Trustee of REMIC V (including the Residual Interest therein represented by the Class R-V Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (e) hereof, (vi) the assignment and delivery to the Trustee of REMIC VI (including the Residual Interest therein represented by the Class R-VI Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (f) hereof and (vii) the assignment and delivery to the Trustee of REMIC VII (including the Residual Interest therein represented by the Class R-VII Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (g) hereof, the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered to or upon the order of the Depositor, (A) the Class R Certificates in authorized denominations evidencing the Class R-I Interest, the Class R-II Interest, the Class R-III Interest an the Class R-IV Interest and (B) the Class R-X Certificates in authorized denominations evidencing the Class R-V Interest, the Class R-VI Interest and the Class R-VII Interest.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

SECTION 3.01	Servicer to Act as Servicer.

The Servicer shall service and administer the Mortgage Loans on behalf of the Trust Fund and in the best interests of and for the benefit of the Certificateholders (as determined by the Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that the Servicer, any Sub-Servicer or any Affiliate of the Servicer or any Sub-Servicer may have with the related Mortgagor;

(ii)  the ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

(iii)  the Servicer’s obligation to make P&I Advances or Servicing Advances; or

(iv)  the Servicer’s or any Sub-Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, the Servicer (a) shall seek the timely and complete recovery of principal and interest on the Mortgage Notes and (b) shall waive (or permit a Sub-Servicer to waive) a Prepayment Charge only under the following circumstances: (i) such waiver is standard and customary in servicing similar Mortgage Loans and such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, (ii) the collection of such Prepayment Charge would be in violation of applicable laws or (iii) the amount of the Prepayment Charge set forth on the Prepayment Charge Schedule is not consistent with the related Mortgage Note or is otherwise unenforceable.  If a Prepayment Charge is waived as permitted by meeting the standard described in clauses (ii) or (iii) above, then, the Trustee shall enforce the obligations of the Originator under the Master Agreement to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates; provided, however, that the Trustee shall not be under any obligation to take any action pursuant to this paragraph unless directed by the Depositor and provided, further, the Depositor hereby agrees to assist the Trustee in enforcing any obligations of the Originator to repurchase or substitute for a Mortgage Loan which has breached a representation or warranty under the Master Agreement or Assignment Agreement. If the Trustee makes a good faith determination as evidenced by an officer’s certificate delivered by the Trustee to the Trust Administrator, that the Servicer’s efforts are not reasonably expected to be successful in enforcing such rights, it shall notify the Trust Administrator of such failure and the Trust Administrator, with the cooperation of the Servicer, shall enforce the obligation of the Originator under the Master Agreement to pay to the Servicer the amount of such waived Prepayment Charge.  If such Originator fails to pay the amount of such waived Prepayment Charge in accordance with its obligations under the related Master Agreement, the Trustee, Trust Administrator, the Servicer and the Depositor shall consult on further actions to be taken against the Originator.  Notwithstanding the foregoing, to the extent that the Trustee and the Originator are the same entity, the Trust Administrator shall enforce the obligations of the Originator under the related Master Agreement pursuant to the terms of this paragraph.

To the extent consistent with the foregoing, the Servicer shall also seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Sub-Servicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Sub-Servicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with the servicing standards set forth above, to execute and deliver, on behalf of the Certificateholders and the Trustee, and upon notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and Certificateholders. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of any standard hazard insurance policy. Subject to Section 3.17, the Trustee shall execute, at the written request of the Servicer, and furnish to the Servicer and any Sub-Servicer such documents as are necessary or appropriate to enable the Servicer or any Sub-Servicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer a power of attorney to carry out such duties. The Trustee shall not be liable for the actions of the Servicer or any Sub-Servicers under such powers of attorney.

In accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09, and further as provided in Section 3.11. Any cost incurred by the Servicer or by Sub-Servicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit provided, however, that (subject to Section 3.07) the Servicer may capitalize the amount of any Servicing Advances incurred pursuant to this Section 3.01 in connection with the modification of a Mortgage Loan.

The Servicer further is authorized and empowered by the Trustee, on behalf of the Certificateholders and the Trustee, in its own name or in the name of the Sub-Servicer, when the Servicer or the Sub-Servicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS System, or cause the removal from the registration of any Mortgage Loan on the MERS System, to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable expenses (i) incurred as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS System or (ii) if the affected Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, incurred in connection with the actions described in the preceding sentence, shall be subject to withdrawal by the Servicer from the Collection Account.

Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.03) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan (except with respect to a Mortgage Loan that is in default or, in the judgment of the Servicer, such default is reasonably foreseeable) that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan provided that the final maturity date for any such modified Mortgage Loan shall not exceed the Latest Possible Maturity Date as described in the Preliminary Statement hereto or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

SECTION 3.02	Sub-Servicing Agreements Between the Servicer and Sub-Servicers.

(d)  The Servicer may enter into Sub-Servicing Agreements (provided that such agreements would not result in a withdrawal or a downgrading by the Rating Agencies of the rating on any Class of Certificates) with Sub-Servicers, for the servicing and administration of the Mortgage Loans; provided, however, such sub-servicing arrangement and the terms of the related Sub-Servicing Agreement must provide for the servicing of Mortgage Loans in a manner consistent with the servicing arrangement contemplated hereunder.

(e)  Each Sub-Servicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Sub-Servicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. The terms of any Sub-Servicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Sub-Servicers may enter into and make amendments to the Sub-Servicing Agreements or enter into different forms of Sub-Servicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Certificateholders, without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any variation without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Sub- Servicing Accounts or the timing and amount of remittances by the Sub-Servicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee and the Trust Administrator copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer’s execution and delivery of such instruments.

(f)  As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

SECTION 3.03	Successor Sub-Servicers.

The Servicer shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Sub-Servicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Sub-Servicer, all servicing obligations of such Sub-Servicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Sub-Servicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02.

Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by the Trustee or the Trust Administrator without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to a Servicer Event of Default).

SECTION 3.04	Liability of the Servicer.

Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Sub-Servicer or reference to actions taken through a Sub-Servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Sub- Servicer for indemnification of the Servicer by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

SECTION 3.05	No Contractual Relationship Between Sub-Servicers and Trustee, Trust Administrator or Certificateholders.

Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Sub-Servicer in its capacity as such shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Trustee, the Trust Administrator and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Sub-Servicer, irrespective of whether the Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees.

SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Trust Administrator.

In the event the Servicer shall for any reason no longer be the servicer (including by reason of the occurrence of a Servicer Event of Default), the Trust Administrator or its designee shall thereupon assume all of the rights and obligations of the Servicer under each Sub-Servicing Agreement that the Servicer may have entered into, unless the Trust Administrator elects to terminate any Sub-Servicing Agreement in accordance with its terms as provided in Section 3.03. Upon such assumption, the Trust Administrator, its designee or the successor servicer for the Trust Administrator appointed pursuant to Section 7.02 shall be deemed, subject to Section 3.03, to have assumed all of the Servicer’s interest therein and to have replaced the Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement and (ii) none of the Trust Administrator, its designee or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

The Servicer at its expense shall, upon request of the Trust Administrator, deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub- Servicing Agreements to the assuming party.

SECTION 3.07	Collection of Certain Mortgage Loan Payments.

The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable insurance policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and the servicing standards set forth in Section 3.01, the Servicer may in its discretion (i) waive any late payment charge or, if applicable, penalty interest or (ii) extend the due dates for Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.03 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 3.01, may waive, modify or vary any term of such Mortgage Loan (including, but not limited to, modifications that change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan, provided that the final maturity date for any such modified Mortgage Loan shall not exceed the Latest Possible Maturity Date as described in the Preliminary Statement hereto), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan (such payment, a “Short Pay-off”) or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor, if in the Servicer’s determination such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action); provided, however, the Servicer shall not modify any Mortgage Loan in a manner that would capitalize the amount of any unpaid Monthly Payments or tax or insurance payments advanced by the Servicer on the Mortgagor’s behalf unless the related Mortgagor shall have remitted an amount equal to a full Monthly Payment (or, in the case of any Mortgage Loan subject to a forbearance plan or bankruptcy plan, a full modified monthly payment under such plan) in each of the three calendar months immediately preceding the month of such modification.

SECTION 3.08	Sub-Servicing Accounts.

In those cases where a Sub-Servicer is servicing a Mortgage Loan pursuant to a Sub-Servicing Agreement, the Sub-Servicer will be required to establish and maintain one or more accounts (collectively, the “Sub-Servicing Account”). The Sub-Servicing Account shall be an Eligible Account and shall comply with all requirements of this Agreement relating to the Collection Account. The Sub-Servicer shall deposit in the Sub-Servicing Account, in no event more than two Business Days after the Sub-Servicer’s receipt thereof, all proceeds of Mortgage Loans received by the Sub-Servicer less its servicing compensation to the extent permitted by the Sub-Servicing Agreement. The Sub-Servicer shall thereafter remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Sub-Servicing Account.  For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Sub-Servicer receives such payments.

SECTION 3.09	Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

To the extent the terms of a Mortgage provide for Escrow Payments, the Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all collections from the Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, assessments, fire, flood, and hazard insurance premiums, hazard insurance proceeds (to the extent such amounts are to be applied to the restoration or repair of the property) and comparable items for the account of the Mortgagors (“Escrow Payments”) shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The Servicer shall deposit in the Servicing Accounts on a daily basis and in no event later than the second Business Day after receipt, and retain therein, all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made only to (i) effect timely payment of taxes, assessments, fire, flood, and hazard insurance premiums, and comparable items; (ii) reimburse the Servicer out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.14 (with respect to fire, flood and hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or (v) clear and terminate the Servicing Account at the termination of the Servicer’s obligations and responsibilities in respect of the Mortgage Loans under this Agreement in accordance with Article IX. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. Notwithstanding the foregoing, the Servicer shall not be obligated to collect Escrow Payments if the related Mortgage Loan does not require such payments but the Servicer shall nevertheless be obligated to make Servicing Advances as provided in Section 3.01. In the event the Servicer shall deposit in the Servicing Accounts any amount not required to be deposited therein, it may at any time withdraw such amount from the Servicing Accounts, any provision to the contrary notwithstanding.

To the extent that a Mortgage does not provide for Escrow Payments, the Servicer (i) shall determine whether any such payments are made by the Mortgagor in a manner and at a time that is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien and (ii) shall ensure that all insurance required to be maintained on the Mortgaged Property pursuant to this Agreement is maintained.  If any such payment has not been made and the Servicer receives notice of a tax lien with respect to the Mortgage Loan being imposed, the Servicer will, to the extent required to avoid loss of the Mortgaged Property, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property.  The Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments.

SECTION 3.10	Collection Account and Distribution Account.

(d)  On behalf of the Trust Fund, the Servicer shall establish and maintain one or more separate, segregated trust accounts (such account or accounts, the “Collection Account”), held in trust for the benefit of the Trust Administrator, the Trustee and the Certificateholders. On behalf of the Trust Fund, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer’s receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than one Business Day after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it from and after the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)  all payments on account of principal, including Principal Prepayments (but not Prepayment Charges), on the Mortgage Loans;

(ii)  all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

(iii)  all Insurance Proceeds and Liquidation Proceeds (other than proceeds collected in respect of any particular REO Property and amounts paid by the Servicer in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01);

(iv)  any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)  any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.14(a) in respect of any blanket policy deductibles;

(vi)  all proceeds of any Mortgage Loan repurchased or purchased in accordance with Section 2.03 or Section 9.01;

(vii)  all amounts required to be deposited in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 2.03; and

(viii)  all Prepayment Charges collected by the Servicer and any Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans.

For purposes of the immediately preceding sentence, the Cut-off Date with respect to any Qualified Substitute Mortgage Loan shall be deemed to be the date of substitution.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption fees (other than Prepayment Charges) need not be deposited by the Servicer in the Collection Account. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(e)  On behalf of the Trust Fund, the Trust Administrator, as agent for the Trustee, shall establish and maintain one or more separate, segregated trust accounts (such account or accounts, the “Distribution Account”), held in trust for the benefit of the Certificateholders. On behalf of the Trust Fund, the Servicer shall deliver to the Trust Administrator in immediately available funds for deposit in the Distribution Account on the Servicer Remittance Date, that portion of the Available Distribution Amount (calculated without regard to the subtraction therefrom of the Credit Risk Manager Fee) for the related Distribution Date then on deposit in the Collection Account, the amount of all Prepayment Charges collected during the applicable Prepayment Period by the Servicer and Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans then on deposit in the Collection Account.

(f)  Funds in the Collection Account and the Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give notice to the Trust Administrator and the Trust Administrator shall give notice to the Trustee and the Depositor of the location of the Collection Account maintained by it when established and prior to any change thereof. The Trust Administrator shall give notice to the Servicer, the Trustee and the Depositor of the location of the Distribution Account when established and prior to any change thereof.

(g)  Funds held in the Collection Account at any time may be delivered by the Servicer to the Trust Administrator for deposit in an account (which may be the Distribution Account and must satisfy the standards for the Distribution Account as set forth in the definition thereof) and for all purposes of this Agreement shall be deemed to be a part of the Collection Account; provided, however, that the Trust Administrator shall have the sole authority to withdraw any funds held pursuant to this subsection (d). In the event the Servicer shall deliver to the Trust Administrator for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request that the Trust Administrator withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In addition, the Servicer shall deliver to the Trust Administrator from time to time for deposit, and upon written notification from the Servicer, the Trust Administrator shall so deposit, in the Distribution Account:

(i)  any P&I Advances, as required pursuant to Section 4.03;

(ii)  any amounts required to be deposited pursuant to Section 3.23(d) or (f) in connection with any REO Property;

(iii)  any amounts to be paid by the Servicer in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01;

(iv)  any amounts required to be deposited pursuant to Section 3.24 in connection with any Prepayment Interest Shortfalls; and

(v)  any Stayed Funds, as soon as permitted by the federal bankruptcy court having jurisdiction in such matters.

(h)  Promptly upon receipt of any Stayed Funds, whether from the Servicer, a trustee in bankruptcy, or federal bankruptcy court or other source, the Trust Administrator shall deposit such funds in the Distribution Account, subject to withdrawal thereof as permitted hereunder.

(i)  The Servicer shall deposit in the Collection Account any amounts required to be deposited pursuant to Section 3.12(b) in connection with losses realized on Permitted Investments with respect to funds held in the Collection Account.

SECTION 3.11	Withdrawals from the Collection Account and Distribution Account.

(d)  The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.03:

(i)  to remit to the Trust Administrator for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.10(b) or permitted to be so remitted pursuant to the first sentence of Section 3.10(d);

(ii)  subject to Section 3.16(d), to reimburse the Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Monthly Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.03;

(iii)  subject to Section 3.16(d), to pay the Servicer or any Sub-Servicer (A) any unpaid Servicing Fees, (B) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Liquidation Proceeds, Insurance Proceeds or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan and (C) without limiting any right of withdrawal set forth in clause (vi) below, any Servicing Advances made with respect to a Mortgage Loan that, following the final liquidation of a Mortgage Loan are Nonrecoverable Advances, but only to the extent that Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer or any Sub-Servicer for such Servicing Advances;

(iv)  to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

(v)  to pay to the Servicer, the Depositor or the Sponsor, as the case may be, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to Section 2.03 all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

(vi)  to reimburse the Servicer for any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable Advance in accordance with the provisions of Section 4.03;

(vii)  to reimburse the Servicer or the Depositor for expenses incurred by or reimbursable to the Servicer or the Depositor, as the case may be, pursuant to Section 6.03;

(viii)  to reimburse the Servicer, the Trust Administrator or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the purchase obligation under Section 2.03 or Section 2.04 of this Agreement that were included in the Purchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the purchase obligation;

(ix)  [reserved];

(x)  to pay, or to reimburse the Servicer for advances in respect of expenses incurred in connection with any Mortgage Loan pursuant to Section 3.16(b); and

(xi)  to clear and terminate the Collection Account pursuant to Section 9.01.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (iv), (v), (vi), (viii) and (ix) above. The Servicer shall provide written notification to the Trustee and the Trust Administrator, on or prior to the next succeeding Servicer Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (vii) above.

(e)  The Trust Administrator shall, from time to time, make withdrawals from the Distribution Account, for any of the following purposes, without priority:

(i)  to make distributions to the Swap Account in accordance with Section 4.09;

(ii)  to make distributions to Certificateholders in accordance with Section 4.01;

(iii)  to pay to itself any interest income earned on funds deposited in the Distribution Account pursuant to Section 3.12(c);

(iv)  to reimburse the Trust Administrator or the Trustee pursuant to Section 7.02;

(v)  to pay any amounts in respect of taxes pursuant to 10.01(g)(iii);

(vi)  to pay any Extraordinary Trust Fund Expenses;

(vii)  to reimburse the Trust Administrator or the Trustee for any P&I Advance made by it under Section 7.01 (if not reimbursed by the Servicer) to the same extent the Servicer would be entitled to reimbursement under Section 3.11(a);

(viii)  to pay the Credit Risk Manager the Credit Risk Manager Fee; and

(ix)  to clear and terminate the Distribution Account pursuant to Section 9.01.

SECTION 3.12	Investment of Funds in the Collection Account and the Distribution Account.

(d)  The Servicer may direct any depository institution maintaining the Collection Account (for purposes of this Section 3.12, an “Investment Account”), and the Trust Administrator may at the direction of the Depositor direct any depository institution maintaining the Distribution Account (for purposes of this Section 3.12, also an “Investment Account”), to hold the funds in such Investment Account uninvested or to invest the funds in such Investment Account in one or more Permitted Investments specified in such instruction bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trust Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trust Administrator is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trust Administrator (in its capacity as such) or in the name of a nominee of the Trust Administrator. The Trust Administrator shall be entitled to sole possession (except with respect to investment direction of funds held in the Collection Account and the Distribution Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trust Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Trust Administrator or its nominee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trust Administrator shall:

(x)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)           demand payment of all amounts due thereunder promptly upon determination by a Responsible Officer of the Trust Administrator that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(e)  All income and gain realized from the investment of funds deposited in the Collection Account held by or on behalf of the Servicer, shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.11. The Servicer shall deposit in the Collection Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(f)  All income and gain realized from the investment of funds deposited in the Distribution Account held by or on behalf of the Trust Administrator, shall be for the benefit of the Trust Administrator and shall be subject to its withdrawal at any time. The Trust Administrator shall deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(g)  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trust Administrator may and, subject to Section 8.01 and Section 8.02(a)(v), upon the request of the Holders of Certificates representing more than 50% of the Voting Rights allocated to any Class of Certificates, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

SECTION 3.13	[Reserved].

SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(d)  The terms of each Mortgage Note require the related Mortgagor to maintain fire, flood and hazard insurance policies. To the extent such policies are not maintained, the Servicer shall cause to be maintained for each Mortgaged Property fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of the current principal balance of such Mortgage Loan and the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire and hazard insurance on each REO Property with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.23, if received in respect of an REO Property. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided, however, that the Servicer may (subject to Section 3.07) capitalize the amount of any Servicing Advances incurred pursuant to this Section 3.14 in connection with the modification of a Mortgage Loan. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.  If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program). Such flood insurance must also be equal to the replacement value or the maximum payable amount under the Flood Disaster Protection Act (FDPA).

In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of B:VI or better in Best’s Key Rating Guide insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.14, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Trust Fund and the Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(e)  The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of its respective obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer, has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall each also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer, has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer, has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days’ prior written notice to the Trustee and the Trust Administrator.

SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicer shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the then current underwriting criteria of the Servicer for mortgage loans similar to the Mortgage Loans. In connection with any assumption or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee and the Trust Administrator that any such substitution or assumption agreement has been completed by forwarding to the Trust Administrator on behalf of the Trustee the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatever. For purposes of this Section 3.15, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.16	Realization Upon Defaulted Mortgage Loans.

(d)  The Servicer shall, consistent with the servicing standard set forth in Section 3.01, foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer as contemplated in Section 3.11 and Section 3.23. The foregoing is subject to the provision that, in any case in which Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(e)  Notwithstanding the foregoing provisions of this Section 3.16 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of the Trustee, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trustee, the Trust Fund, the Trust Administrator, the Servicer or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1)           such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2)           there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 3.16 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(f)   The Servicer shall have the right to purchase from REMIC I any defaulted Mortgage Loan that is 90 days or more delinquent, which the Servicer determines in good faith will otherwise become subject to foreclosure proceedings (evidence of such determination to be delivered in writing to the Trustee and the Trust Administrator, in form and substance satisfactory to the Trustee and the Trust Administrator prior to purchase), at a price equal to the Purchase Price; provided, however, that the Servicer shall not use any procedure in selecting Mortgage Loans to be repurchased which is materially adverse to the interests of the Certificateholders. The Purchase Price for any Mortgage Loan purchased hereunder shall be deposited in the Collection Account, and the Trust Administrator, upon receipt of written certification from the Servicer of such deposit, shall release or cause to be released to the Servicer the related Mortgage File and the Trust Administrator, upon receipt of written certification from the Servicer of such deposit, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Servicer shall furnish and as shall be necessary to vest in the Servicer title to any Mortgage Loan released pursuant hereto.

(g)  Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances and P&I Advances, pursuant to Section 3.11(a)(ii) or (a)(iii)(B); second, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and third, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the Servicer as follows: first, to unpaid Servicing Fees; and second, to the balance of the interest then due and owing. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Sub-Servicer pursuant to Section 3.11(a)(iii)(A).

SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.

(d)  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Custodian, on behalf of the Trustee, by a Request for Release in the form of Exhibit E (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request that the Custodian, on behalf of the Trustee, deliver to it the Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall release within two Business Days the related Mortgage File to the Servicer, and the Servicer is authorized to cause the removal from the registration on the MERS® System of any such Mortgage, if applicable, and to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of satisfaction or cancellation or of partial or full release.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

The Trustee (or the Custodian on its behalf) shall, at the written request and expense of any Certificateholder, provide a written report to such Certificateholder of all Mortgage Files released to the Servicer for servicing purposes.

(e)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Custodian, on behalf of the Trustee, shall, upon request of the Servicer and delivery to the Custodian and the Trustee of a Request for Release in the form of Exhibit E, release the related Mortgage File to the Servicer within two Business Days, and the Custodian, on behalf of the Trustee, shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Mortgage File to the Custodian when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Custodian, on behalf of the Trustee, a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian, on behalf of the Trustee, to the Servicer.

(f)  Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer any court pleadings, requests for trustee’s sale or other documents reasonably necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

SECTION 3.18	Servicing Compensation.

As compensation for the activities of the Servicer hereunder, the Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.24. In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds or Liquidation Proceeds to the extent permitted by Section 3.11(a)(iii)(A) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.23. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

Additional servicing compensation in the form of assumption fees, late payment charges and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer (subject to Section 3.24) only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account, and pursuant to Section 3.23(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.12 and Section 3.24. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including premiums for the insurance required by Section 3.14, to the extent such premiums are not paid by the related Mortgagors or by a Sub-Servicer, servicing compensation of each Sub-Servicer, and to the extent provided herein in Section 8.05, the fees and expenses of the Trustee and the Trust Administrator) and shall not be entitled to reimbursement therefor except as specifically provided herein.

SECTION 3.19	Reports to the Trust Administrator; Collection Account Statements.

Not later than fifteen days after each Distribution Date, the Servicer shall forward to the Trust Administrator, upon the request of the Trust Administrator, a statement prepared by the Servicer setting forth the status of the Collection Account as of the close of business on the last day of the calendar month relating to such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit specified in Section 3.10(a) and each category of withdrawal specified in Section 3.11. Such statement may be in the form of the then current Fannie Mae Monthly Accounting Report for its Guaranteed Mortgage Pass-Through Program with appropriate additions and changes, and shall also include information as to the aggregate of the outstanding principal balances of all of the Mortgage Loans as of the last day of the calendar month immediately preceding such Distribution Date. Copies of such statement shall be provided by the Trust Administrator to any Certificateholder and to any Person identified to the Trust Administrator as a prospective transferee of a Certificate, upon the request and at the expense of the requesting party, provided such statement is delivered by the Servicer to the Trust Administrator.

SECTION 3.20	Statement as to Compliance.

The Servicer shall deliver to the Trust Administrator, on or before March 15th of each calendar year beginning in 2008, an Officers’ Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the  Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof.  The Servicer shall deliver, or cause any Sub-Servicer to deliver, a similar Annual Statement of Compliance by any Sub-Servicer to which the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans, to the Trust Administrator as described above as and when required with respect to the Servicer.

If the Servicer cannot deliver the related Annual Statement of Compliance by March 15th of such year, the Trust Administrator, at its sole option, may permit a cure period for the Servicer to deliver such Annual Statement of Compliance, but in no event later than March 20th of such year.

Failure of the Servicer to timely comply with this Section 3.20, which continues unremedied for ten (10) calendar days after the date on which the Annual Statement of Compliance was required to be delivered, shall be deemed an Event of Default, and upon the receipt of written notice from the Trust Administrator of such Event of Default, the Trustee may at the direction of the Depositor, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same; provided that to the extent that any provision of this Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer, such provision shall be given effect.  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

The Servicer shall indemnify and hold harmless the Depositor, the Trust Administrator and their officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based upon a breach of the Servicer’s obligations under this Section 3.20.

SECTION 3.21	Assessments of Compliance and Attestation Reports.

(d)  The Servicer shall service and administer the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria (as set forth in Exhibit C hereto).  The Servicer shall deliver to the Trust Administrator on or before March 1st of each calendar year beginning in 2008, the following:

(i)  a report (an “Assessment of Compliance”) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria set forth in Exhibit C hereto;

(ii)  a report (an “Attestation Report”) of a registered public accounting firm reasonably acceptable to the Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act; and

(iii)  cause each Sub-Servicer, and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver an Assessment of Compliance and Attestation Report as and when provided in paragraphs (i) and (ii) of this Section 3.21(a).

(iv)  a statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

(e)  The Servicer shall, or shall cause any Sub-Servicer and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB to, deliver to the Trust Administrator and the Depositor an Assessment of Compliance and Attestation Report as and when provided above.

Such Assessment of Compliance, as to any Sub-Servicer, shall at a minimum address each of the Servicing Criteria specified on Exhibit C hereto which are indicated as applicable to any “primary servicer.”  Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

If the Servicer cannot deliver any Assessment of Compliance or Attestation Report by March 1st of such year, the Trust Administrator, at its sole option, may permit a cure period for the Servicer to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 15th of such year.

Failure of the Servicer to timely comply with this Section 3.21 shall be deemed a Servicer Event of Default, and upon the receipt of written notice from the Trust Administrator of such Event of Default, the Trustee at the direction of the Depositor may, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same; provided, however, the Depositor shall not be entitled to instruct the Trustee to terminate the rights and obligations of the Servicer pursuant to clause (iii) above if a failure of the Servicer to identify a subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such subcontractor with respect to mortgage loans other than the Mortgage Loans.  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

The Trust Administrator shall also provide an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit C hereto which are indicated as applicable to the “trust administrator.”

The Servicer shall indemnify and hold harmless the Depositor and the Trust Administrator and their officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based upon a breach of the Servicer’s obligations, as applicable, under this Section 3.21.

SECTION 3.22	Access to Certain Documentation.

The Servicer shall provide to the Depositor, the Trust Administrator and the Trustee access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. In addition, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations will be provided to the Trustee or the Trust Administrator for purposes of any Person identified as a Certificateholder or any federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or a prospective transferee of a Certificate or a subject to the execution of a confidentiality agreement in form and substance satisfactory to the Servicer, upon reasonable request during normal business hours at the offices of the Servicer designated by it at the expense of the Trustee or Trust Administrator. Nothing in this Section 3.22 shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section 3.22

SECTION 3.23	Title, Management and Disposition of REO Property.

(d)  The deed or certificate of sale of any REO Property shall be taken in the name of the Trustee, or its nominee, in trust for the benefit of the Certificateholders. The Servicer, on behalf of the Trust Fund, shall either sell any REO Property before the close of the third taxable year following the year the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the above three-year grace period would otherwise expire, an extension of the above three-year grace period, unless the Servicer shall have delivered to the Trustee, the Trust Administrator and the Depositor an Opinion of Counsel, addressed to the Trustee, the Trust Administrator and the Depositor, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third taxable year after its acquisition will not result in the imposition on the Trust Fund of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any Trust REMIC to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. The Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any Trust REMIC of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(e)  The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to REO Properties an account held in trust for the Trustee for the benefit of the Certificateholders (the “REO Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Collection Account to serve as the REO Account, subject to separate ledgers for each REO Property. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(f)  The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period as the Servicer deems to be in the best interests of Certificateholders. In connection therewith, the Servicer shall deposit, or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer’s receipt thereof, and shall thereafter deposit in the REO Account, in no event more than one Business Day after the deposit of such funds into the clearing account, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)  all insurance premiums due and payable in respect of such REO Property;

(ii)  all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)  all costs and expenses necessary to maintain such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the REO Property and if in the Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Notwithstanding the foregoing, none of the Servicer, the Trust Administrator or the Trustee shall:

(i)  authorize the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)  authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)  authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)  authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Servicer has obtained an Opinion of Counsel, provided to the Trust Administrator and the Trustee, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(v)  the terms and conditions of any such contract shall not be inconsistent herewith;

(vi)  any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(vii)  none of the provisions of this Section 3.23(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(viii)  the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether the Servicer’s compensation pursuant to Section 3.18 is sufficient to pay such fees.

(g)  In addition to the withdrawals permitted under Section 3.23(c), the Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself or any Sub-Servicer unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and P&I Advances made in respect of such REO Property or the related Mortgage Loan.  Any income from the related REO Property received during any calendar months prior to a Final Recovery Determination, net of any withdrawals made pursuant to Section 3.23(c) or this Section 3.23(d), shall be withdrawn by the Servicer from each REO Account maintained by it and remitted to the Trust Administrator for deposit into the Distribution Account in accordance with Section 3.10(d)(ii) on the Servicer Remittance Date relating to a Final Recovery Determination with respect to such Mortgage Loan, for distribution on the related Distribution Date in accordance with Section 4.01.

(h)  Subject to the time constraints set forth in Section 3.23(a), and further subject to obtaining the approval of the insurer under any related Primary Mortgage Insurance Policy (if and to the extent that such approvals are necessary to make claims under such policies in respect of the affected REO Property), each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer shall deem necessary or advisable, as shall be normal and usual in its general servicing activities for similar properties.

(i)  The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Servicer or any Sub-Servicer as provided above, shall be remitted to the Trust Administrator for deposit in the Distribution Account in accordance with Section 3.10(d)(ii) on the Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 4.01. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(j)  The Servicer shall file information returns with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.

The Servicer shall deliver to the Trust Administrator for deposit into the Distribution Account on the Servicer Remittance Date from its own funds (or from a Sub-Servicer’s own funds received by the Servicer in respect of Compensating Interest) an amount equal to the lesser of (i) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date resulting from full or partial Principal Prepayments during the related Prepayment Period and (ii) the applicable Compensating Interest Payment.

SECTION 3.25	Obligations of the Servicer in Respect of Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Stated Principal Balances that were made by the Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Trust Administrator for deposit in the Distribution Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Trust Administrator, the Depositor and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement.  If amounts paid by the Servicer with respect to any Mortgage Loan pursuant to this Section 3.25 are subsequently recovered from the related Mortgagor, the Servicer shall be permitted to reimburse itself for such amounts paid by it pursuant to this Section 3.25 from such recoveries.

SECTION 3.26	Advance Facility.

(d)  Either (i) the Servicer or (ii) the Trust Administrator, on behalf of the Trust Fund, with the consent of and at the direction of the Servicer, is hereby authorized to enter into a facility with any Person which provides that such Person (an “Advancing Person”) may fund P&I Advances and/or Servicing Advances to the Trust Fund under this Agreement, although no such facility shall reduce or otherwise affect the Servicer’s obligation to fund such P&I Advances and/or Servicing Advances.  If the Servicer enters into such an Advance Facility pursuant to this Section 3.26, upon reasonable request of the Advancing Person, the Trust Administrator shall execute a letter of acknowledgment, confirming its receipt of notice of the existence of such Advance Facility.  If the Trust Administrator enters into such an Advance Facility pursuant to this Section 3.26, the Servicer shall also be a party to such Advance Facility.  To the extent that an Advancing Person funds any P&I Advance or any Servicing Advance and provides the Trust Administrator with notice acknowledged by the Servicer that such Advancing Person is entitled to reimbursement, such Advancing Person shall be entitled to receive reimbursement pursuant to this Agreement for such amount to the extent provided in Section 3.26(b).  Such notice from the Advancing Person must specify the amount of the reimbursement, the Section of this Agreement that permits the applicable P&I Advance or Servicing Advance to be reimbursed and the section(s) of the Advance Facility that entitle the Advancing Person to request reimbursement from the Trust Administrator, rather than the Servicer, and include the Servicer’s acknowledgment thereto or proof of an Event of Default under the Advance Facility.  The Trust Administrator shall have no duty or liability with respect to any calculation of any reimbursement to be paid to an Advancing Person and shall be entitled to rely without independent investigation on the Advancing Person’s notice provided pursuant to this Section 3.26. An Advancing Person whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the qualifications of a Servicer or a Sub-Servicer pursuant to Section 3.02 hereof and will not be deemed to be a Sub-Servicer under this Agreement.

(e)  If an advancing facility is entered into, then the Servicer shall not be permitted to reimburse itself therefor under Section 3.11(a)(ii), Section 3.11(a)(iii) and Section 3.11(a)(vi) prior to the remittance to the Trust Fund, but instead the Servicer shall include such amounts in the applicable remittance to the Trust Administrator made pursuant to Section 3.11(a).  The Trust Administrator is hereby authorized to pay to the Advancing Person, reimbursements for P&I Advances and Servicing Advances from the Distribution Account to the same extent the Servicer would have been permitted to reimburse itself for such P&I Advances and/or Servicing Advances in accordance with Section 3.11(a)(ii), Section 3.11(a)(iii) and Section 3.11(a)(vi), as the case may be, had the Servicer itself funded such P&I Advance or Servicing Advance.  The Trust Administrator is hereby authorized to pay directly to the Advancing Person such portion of the Servicing Fee as the parties to any advancing facility agree in writing.

(f)  All P&I Advances and Servicing Advances made pursuant to the terms of this Agreement shall be deemed made and shall be reimbursed on a “first in-first out” (FIFO) basis.

(g)  Any amendment to this Section 3.26 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.26, including amendments to add provisions relating to a successor servicer, may be entered into by the Trustee, the Trust Administrator and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01	Distributions.

(d)  (1)           On each Distribution Date, the Trust Administrator shall, first, withdraw from the Distribution Account an amount equal to the Credit Risk Manager Fee for such Distribution Date and shall pay such amount to the Credit Risk Manager and, second, withdraw from the Distribution Account an amount equal to the Available Distribution Amount for such Distribution Date and shall distribute the following amounts, in the following order of priority:

(I)  On each Distribution Date, the Group I Interest Remittance Amount and the Group II Interest Remittance Amount shall be distributed to the Holders of the Class X-1 Certificates in an amount equal to the Senior Interest Distribution Amount related to such Certificates.

(II)  On each Distribution Date, the Group I Interest Remittance Amount minus an amount equal to the product of (x) the Senior Interest Distribution Amount distributed to the Holders of the Class X-1 Certificates pursuant to Section 4.01(a)(1)(I) above and (y) the Group I Class X-1 Allocation Percentage shall be distributed in the following order of priority:

(i)  to the Holders of the Group I Certificates, the Senior Interest Distribution Amount related to such Certificates; and

(ii)  concurrently, to the Holders of each Class of Group II Certificates, on a pro rata basis based on the entitlement of each such Class, the Senior Interest Distribution Amount for each such Class, to the extent remaining undistributed after the distribution of the Group II Interest Remittance Amount as set forth in Section 4.01(a)(1)(III)(i) below.

(III)           On each Distribution Date, the Group II Interest Remittance Amount minus an amount equal to the product of (x) the Senior Interest Distribution Amount distributed to the Holders of the Class X-1 Certificates pursuant to Section 4.01(a)(1)(I) above and (y) the Group II Class X-1 Allocation Percentage shall be distributed in the following order of priority:

(i)  concurrently, to the Holders of each Class of Group II Certificates, on a pro rata basis based on the entitlement of each such Class, the Senior Interest Distribution Amount related to such Certificates; and

(ii)  to the Holders of the Group I Certificates, the Senior Interest Distribution Amount related to such Certificates, to the extent remaining undistributed after the distribution of the Group I Interest Remittance Amount as set forth in Section 4.01(a)(1)(II)(i) above.

(IV)           On each Distribution Date, following the distributions made pursuant to Sections 4.01(a)(1)(I), (II) and (III) above, any remaining Group I Interest Remittance Amount and Group II Interest Remittance Amount will be distributed sequentially, to the Holders of the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based on the entitlement of each such Class), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in an amount equal to the Interest Distribution Amount for each such Class.

(2)(I)                      On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Group I Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group I Certificates, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  to the Holders of the Group II Certificates (allocated among the Classes of Group II Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group II Principal Distribution Amount as described in Section 4.01(a)(2)(II)(i) below, until the Certificate Principal Balances of such Classes have been reduced to zero.

(II)           On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Group II Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group II Certificates (allocated among the Classes of Group II Certificates in the priority described in Section 4.01(a)(4) below), until the Certificate Principal Balances of such Classes have been reduced to zero; and

(ii)  to the Holders of the Group I Certificates, after taking into account the distribution of the Group I Principal Distribution Amount as described in Section 4.01(a)(2)(I)(i) above until the Certificate Principal Balance of such Class has been reduced to zero.

(III)           On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount remaining undistributed for such Distribution Date shall be distributed sequentially to the Holders of the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based on the Certificate Principal Balance of each such Class), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case, until the Certificate Principal Balance of such Class has been reduced to zero.

(IV)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Group I Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group I Certificates, the Group I Senior Principal Distribution Amount, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  to the Holders of the Group II Certificates (allocated among the Classes of Group II Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group II Principal Distribution Amount as described in Section 4.01(a)(2)(V)(i) below, up to an amount equal to the Group II Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balances of such Classes have been reduced to zero.

(V)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Group II Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group II Certificates (allocated among the Classes of Group II Certificates in the priority described in Section 4.01(a)(4) below), the Group II Senior Principal Distribution Amount, until the Certificate Principal Balances of such Classes have been reduced to zero; and

(ii)  to the Holders of the Group I Certificates, after taking into account the distribution of the Group I Principal Distribution Amount as described in Section 4.01(a)(2)(IV)(i) above, up to an amount equal to the Group I Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balance of such Class has been reduced to zero.

(VI)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount remaining undistributed for such Distribution Date shall be distributed in the following order of priority:

(i)  to the Holders of the Class M-1 Certificates, the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(ii)  to the Holders of the Class M-2 Certificates, the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iii)  to the Holders of the Class M-3 Certificates (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based on the Certificate Principal Balance of each such Class), the Class M-3 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iv)  to the Holders of the Class M-4 Certificates, the Class M-4 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(v)  to the Holders of the Class M-5 Certificates, the Class M-5 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)  to the Holders of the Class M-6 Certificates, the Class M-6 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vii)  to the Holders of the Class M-7 Certificates, the Class M-7 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(viii)  to the Holders of the Class M-8 Certificates, the Class M-8 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero; and

(ix)  to the Holders of the Class M-9 Certificates, the Class M-9 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero.

 (3)           On each Distribution Date, the Net Monthly Excess Cashflow shall be distributed by the Trust Administrator as follows:

(i)  to the Holders of the Class or Classes of Floating Rate Certificates (other than the Class X-1 Certificates) then entitled to receive distributions in respect of principal, in an amount equal to the Overcollateralization Increase Amount, distributable as part of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount;

(ii)  sequentially, to the Holders of the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the Certificate Principal Balance of each such Class and second, on any remaining Interest Rate Carry Forward Amount for each such Class), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case, in an amount equal to the Interest Carry Forward Amount allocable to such Class of Certificates for such Distribution Date;

(iii)  sequentially to the Holders of the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the Certificate Principal Balance for each such Class and second, on any remaining Allocated Realized Loss Amount for each such Class after taking into account the distribution pursuant to clause first), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to each such Class of Certificates for such Distribution Date;

(iv)  to the Net WAC Rate Carryover Reserve Account, any Net WAC Rate Carryover Amounts for the Floating Rate Certificates;

(v)  to reimburse the Servicer for the amount of any P&I Advances or Servicing Advances added to the unpaid principal balance of a Mortgage Loan pursuant to a capitalization modification permitted in accordance with the proviso in the last sentence of Section 3.07 (it being understood that with respect to any P&I Advances or Servicing Advances outstanding on any modified Mortgage Loan that was modified pursuant to any modification of a kind not contemplated and permitted by such proviso, then such advances shall only be reimbursable as provided in clauses (ii), (iii) and (vi) of Section 3.11(a));

(vi)  to the Interest Rate Swap Provider, any Swap Termination Payments resulting from a Swap Provider Trigger Event;

(vii)  to the Holders of the Class CE Certificates, (a) the Interest Distribution Amount and any Overcollateralization Reduction Amount for such Distribution Date and (b) on any Distribution Date on which the aggregate Certificate Principal Balance of the Floating Rate Certificates have been reduced to zero, any remaining amounts in reduction of the Certificate Principal Balance of the Class CE Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and

(viii)   to the Holders of the Class R Certificates, any remaining amounts; provided that if such Distribution Date is the Distribution Date immediately following the expiration of the latest Prepayment Charge term on a Mortgage Loan as identified on the Mortgage Loan Schedule or any Distribution Date thereafter, then any such remaining amounts will be distributed first, to the Holders of the Class P Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and second, to the Holders of the Class R Certificates.

(4)           With respect to the Group II Certificates, all principal distributions will be distributed sequentially, to the Class A-2A Certificates, the Class A-2B Certificates and the Class A-2C Certificates, in that order, until the respective Certificate Principal Balance of each such Class has been reduced to zero, with the exception that on any Distribution Date on which the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class CE Certificates has been reduced to zero, principal distributions will be allocated concurrently, to the Class A-2A Certificates, the Class A-2B Certificates and the Class A-2C Certificates, on a pro rata basis based on the Certificate Principal Balances of each such Class, until their respective Certificate Principal Balances have been reduced to zero.

 (5)           On each Distribution Date, after making the distributions of the Available Distribution Amount as set forth above, the Trust Administrator will withdraw from the Net WAC Rate Carryover Reserve Account, to the extent of amounts remaining on deposit therein, the amount of any Net WAC Rate Carryover Amount for such Distribution Date and distribute such amount in the following order of priority:

(i)  to the Class X-1 Certificates, the Net WAC Rate Carryover Amount for such Class;

(ii)  concurrently, to the Class A Certificates, the Net WAC Rate Carryover Amount for each such Class, on a pro rata basis based first, on the Certificate Principal Balance for each such Class prior to any distributions of principal on such Distribution Date and second, on any remaining Net WAC Rate Carryover Amount for each such Class; and

(iii)  sequentially, to the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the Certificate Principal Balance of each such Class and second, on any remaining Net WAC Rate Carryover Amount for each such Class),  Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the related Net WAC Rate Carryover Amount.

(6)           On or before each Distribution Date, Net Swap Payments (whether payable to the Swap Provider or to the Supplemental Interest Trust Trustee), any Swap Termination Payment owed to the Swap Provider not resulting from a Swap Provider Trigger Event pursuant to the Interest Rate Swap Agreement and any Swap Termination Payments owed to the Supplemental Interest Trust Trustee will be deposited by the Supplemental Interest Trust Trustee into the Swap Account.  On each Distribution Date, the Trust Administrator shall withdraw from amounts on deposit in the Swap Account (other than amounts representing Swap Termination Payments received by the Supplemental Interest Trust Trustee or Net Swap Payments received by the Supplemental Interest Trust Trustee) prior to any distribution to any Certificates and pay as follows:

(i)  to the Swap Provider, any Net Swap Payment owed to the Swap Provider pursuant to the Interest Rate Swap Agreement for such Distribution Date;

(ii)  to the Swap Provider, any Swap Termination Payment owed to the Swap Provider not due to a Swap Provider Trigger Event pursuant to the Interest Rate Swap Agreement and to the extent not paid by the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) from any upfront payment received pursuant to any replacement interest rate swap agreement;

(7)           On each Distribution Date, after making the distributions of the Available Distribution Amount, Net Monthly Excess Cashflow and amounts on the deposit in the Net WAC Rate Carryover Reserve Account as set forth above, the Trust Administrator shall distribute the amount on deposit in the Swap Account as follows:

(i)  to the Class X-1 Certificates, the related Senior Interest Distribution Amount remaining undistributed;

(ii)  to each Class of Class A Certificates, the related Senior Interest Distribution Amount remaining undistributed, on a pro rata basis based on such respective remaining Senior Interest Distribution Amount;

(iii)  sequentially, to the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based on the entitlement of each such Class), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the related Interest Distribution Amount, to the extent remaining undistributed;

(iv)  to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to any remaining Overcollateralization Increase Amount;

(v)  sequentially, to the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the entitlement of each such Class and second, on any remaining Interest Carry Forward Amount for each such Class),  Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the related Interest Carry Forward Amount, to the extent remaining undistributed;

(vi)  sequentially to the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the Certificate Principal Balance for each such Class and second, on any remaining Allocated Realized Loss Amount for each such Class after taking into account the distribution pursuant to clause first), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case up to the Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed;

(vii)  to the Class X-1 Certificates, the Net WAC Rate Carryover Amount, to the extent remaining undistributed;

(viii)  concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount remaining undistributed, on a pro rata basis based on the Certificate Principal Balance for each such Class prior to any distributions of principal on such Distribution Date and then on a pro rata basis based on such respective remaining Net WAC Rate Carryover Amounts; and

(ix)  sequentially, to the Class M-1, Class M-2, Class M-3 (concurrently, to the Class M-3A Certificate and the Class M-3B Certificates on a pro rata basis based first, on the Certificate Principal Balance for each such Class and second, on any remaining Net WAC Carryover Amount for each such Class), Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the related Net WAC Rate Carryover Amount; and

(x)  to the Class CE Certificates.

Notwithstanding the foregoing, the aggregate amount distributed under clause (iv) above on such Distribution Date, when added to the cumulative amount distributed under clause (iv) above on all prior Distribution Dates, shall not exceed the cumulative amount of Realized Losses incurred on the Mortgage Loans since the Cut-off Date through the last day of the related Prepayment Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off Date through the last day of the related Prepayment Period).

(8)            On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Group I Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-I Interest), as the case may be:

(i)  to Holders of REMIC I Regular Interest I, REMIC I Regular Interest I-1-A through I-39-B and REMIC I Regular Interest P, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC I Group I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated first, to REMIC I Regular Interest I, then to REMIC I Regular interests I-1-A through I-39-B starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Group I Regular Interests; and

(iii)  to the Holders of REMIC I Regular Interest P, (A) on each Distribution Date, 100% of the amount paid in respect of Prepayment Charges and (B) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause.

(9)           On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Group II Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-I Interest), as the case may be:

(i)  to Holders of REMIC I Regular Interest I and REMIC I Regular Interest II-1-A through II-39-B, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC I Group II Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated first, to REMIC I Regular Interest II, then to REMIC I Regular interests II-1-A through II-39-B starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Group II Regular Interests.

 (10)                      On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC II to REMIC III on account of the REMIC II Group I Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-II Interest), as the case may be:  to Holders of REMIC II Regular Interest LTIO in an amount equal to (A) Uncertificated Interest for such REMIC II Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates; and

(11)           On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC II to REMIC III on account of the REMIC II Group I Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-II Interest), as the case may be:

(i)  to Holders of REMIC II Regular Interest LT1 and REMIC II Regular Interest LTX1-1 through LTX1-7, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC II Group I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated first, to REMIC II Regular Interest LT1 until the Uncertificated Balance has been reduced to zero and then, sequentially, to REMIC II Regular interests LTX1-1 through LTX1-7, starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC II Group II Regular Interest is reduced to zero; and

(iii)  to the Holders of REMIC II Regular Interest LTP, (A) on each Distribution Date, 100% of the amount paid in respect of Prepayment Charges and (B) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause.

(12)           On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC II to REMIC III on account of the REMIC II Group II Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-II Interest), as the case may be:

(i)  to Holders of REMIC II Regular Interest LT2 and REMIC II Regular Interest LTX1-8 through LTX1-14, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC II Group I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (i) above, payments of principal shall be allocated first, to REMIC II Regular Interest LT1 until the Uncertificated Balance has been reduced to zero and then, sequentially, to REMIC II Regular interests LTX1-8 through LTX1-14, starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC II Group II Regular Interest is reduced to zero.

(13)           On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC III to REMIC IV on account of the REMIC III Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R-III Interest, as the case may be:

(i)  first, to the Holders of REMIC III Regular Interest LTIO, in an amount equal to (A) Uncertificated Interest for such REMIC III Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates; second, to the Holders of REMIC III Regular Interest LTX1(1) and REMIC III Regular Interest LTX1(2), in an amount equal to (A) Uncertificated Interest for such REMIC III Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates and third, to Holders of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B,  REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8, REMIC III Regular Interest LTM9, REMIC III Regular Interest LTZZ and REMIC III Regular Interest LTP, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates.  Amounts payable as Uncertificated Interest in respect of REMIC III Regular Interest LTZZ shall be reduced when the sum of the REMIC III Overcollateralized Amount is less than the REMIC III Required Overcollateralized Amount, by the lesser of (x) the amount of such difference and (y) the Maximum LTZZ Uncertificated Interest Deferral Amount and such amounts will be payable to the Holders of REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9, in the same proportion as the Overcollateralization Increase Amount is allocated to the Corresponding Certificates and the Uncertificated Balance of REMIC III Regular Interest LTZZ shall be increased by such amount; and

(ii)  to the Holders of REMIC III Regular Interests, in an amount equal to the remainder of the REMIC III Marker Allocation Percentage of the Available Distribution Amount for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(a)           98.00% of such remainder to the Holders of REMIC III Regular Interest LTAA, until the Uncertificated Balance of such REMIC III Regular Interest is reduced to zero;

(b)           2.00% of such remainder first, to the Holders of REMIC III Regular Interest LTA1, REMIC III Regular Interest LTA2A, REMIC III Regular Interest LTA2B, REMIC III Regular Interest LTA2C, REMIC III Regular Interest LTM1, REMIC III Regular Interest LTM2, REMIC III Regular Interest LTM3A, REMIC III Regular Interest LTM3B, REMIC III Regular Interest LTM4, REMIC III Regular Interest LTM5, REMIC III Regular Interest LTM6, REMIC III Regular Interest LTM7, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTM9, and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Balances of such REMIC III Regular Interests are reduced to zero and second, to the Holders of REMIC III Regular Interest LTZZ, until the Uncertificated Balance of such REMIC III Regular Interest is reduced to zero;

(c)           to the Holders of REMIC III Regular Interest LTP, on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause; and

provided, however, that 98.00% and 2.00% of any principal payments that are attributable to an Overcollateralization Reduction Amount shall be allocated to Holders of REMIC III Regular Interest LTAA and REMIC III Regular Interest LTZZ, respectively.

(iii)  to the Holders of REMIC III Regular Interest LTX1SUB, REMIC III Regular Interest LT1GRP, REMIC III Regular Interest LT2SUB, REMIC III Regular Interest LT2GRP and REMIC III Regular Interest LTXX, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC III Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(iv)  to the Holders of REMIC III Regular Interests, in an amount equal to the remainder of the REMIC III Sub WAC Allocation Percentage of the Available Distribution Amount for such Distribution Date after the distributions made pursuant to clause (i) above, such that distributions of principal shall be deemed to be made to the REMIC III Regular Interests first, so as to keep the Uncertificated Balance of each REMIC III Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC III Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC II Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Class A Certificates in the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC III Regular Interests such that the REMIC III Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC III Regular Interest LTXX;

(d)           any remaining amount to the Holders of the Class R Certificates (as Holder of the Class R-III Interest).

(e)  On each Distribution Date, the Trust Administrator shall withdraw any amounts then on deposit in the Distribution Account that represent Prepayment Charges collected by the Servicer or any Sub-Servicer in connection with the Principal Prepayment of any of the Mortgage Loans or any Servicer Prepayment Charge Payment Amount and shall distribute such amounts to the Holders of the Class P Certificates. Such distributions shall not be applied to reduce the Certificate Principal Balance of the Class P Certificates.

Following the foregoing distributions, an amount equal to the amount of Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the Highest Priority up to the extent of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04.  An amount equal to the amount of any remaining Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the next Highest Priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04.  Holders of such Certificates will not be entitled to any distribution in respect of interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs.  Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(f)  All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests.  Payments in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 4.01(e) or Section 9.01 respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and with respect to any Class of Certificates other than the Residual Certificates is the registered owner of Certificates having an initial aggregate Certificate Principal Balance that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office of the Trust Administrator or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures.  Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent.  Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Trust Administrator, the Depositor or the Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(g)  The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Depositor, the Trustee, the Trust Administrator or the Servicer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

(h)  Except as otherwise provided in Section 9.01, whenever the Trust Administrator expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Trust Administrator shall, no later than five days after the latest related Determination Date, mail on such date to each Holder of such Class of Certificates a notice to the effect that:

(i)  the Trust Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trust Administrator therein specified, and

(ii)  no interest shall accrue on such Certificates from and after the end of the related Interest Accrual Period.

(iii)  Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Trust Administrator and credited to the account of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(e) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trust Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall, directly or through an agent, mail a final notice to remaining non-tendering Certificateholders concerning surrender of their Certificates and shall continue to hold any remaining funds for the benefit of non-tendering Certificateholders. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in such trust fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall pay to Citigroup Global Markets Inc. all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trust Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(e).

(i)  Notwithstanding anything to the contrary herein, (i) in no event shall the Certificate Principal Balance of a Class A Certificate or a Mezzanine Certificate be reduced more than once in respect of any particular amount allocated to such Certificate in respect of Realized Losses pursuant to Section 4.04 and (ii) in no event shall the Uncertificated Balance of a REMIC Regular Interest be reduced more than once in respect of any particular amount both (a) allocated to such REMIC Regular Interest in respect of Realized Losses pursuant to Section 4.04 and (b) distributed on such REMIC Regular Interest in reduction of the Uncertificated Balance thereof pursuant to this Section 4.01.

SECTION 4.02	Statements to Certificateholders.

On each Distribution Date, the Trust Administrator shall prepare and make available on its website to each Holder of the Regular Certificates and the Interest Rate Swap Provider, a statement as to the distributions made on such Distribution Date setting forth:

(i)  the amount of the distribution made on such Distribution Date to the Holders of Certificates of each such Class allocable to principal and the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges;

(ii)  the amount of the distribution made on such Distribution Date to the Holders of Certificates of each such Class allocable to interest;

(iii)  the aggregate amount of P&I Advances for such Distribution Date (including the general purpose of such P&I Advances);

(iv)  the fees and expenses of the trust accrued and paid on such Distribution Date and to whom such fees and expenses were paid;

(v)  the aggregate Stated Principal Balance of the Mortgage Loans and any REO Properties at the close of business on such Distribution Date;

(vi)  the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Due Date;

(vii)  the number and aggregate unpaid principal balance of Mortgage Loans in respect of which (a) one monthly payment is delinquent, (b) two monthly payments are delinquent, (c) three monthly payments are delinquent and (d) foreclosure proceedings have begun, calculated in accordance with the OTS method;

(viii)  with respect to any Mortgage Loan that became an REO Property during the preceding calendar month, the loan number of such Mortgage Loan, the unpaid principal balance and the Stated Principal Balance of such Mortgage Loan as of the date it became an REO Property;

(ix)  the Delinquency Percentage and the Realized Loss Percentage;

(x)  the Stated Principal Balance of any REO Property as of the close of business on the last Business Day of the calendar month preceding the Distribution Date;

(xi)  the aggregate amount of Principal Prepayments made during the related Prepayment Period;

(xii)  the aggregate amount of Realized Losses incurred during the related Prepayment Period (or, in the case of Bankruptcy Losses allocable to interest, during the related Due Period), separately identifying whether such Realized Losses constituted Bankruptcy Losses;

(xiii)  the aggregate amount of Extraordinary Trust Fund Expenses withdrawn from the Collection Account or the Distribution Account for such Distribution Date;

(xiv)  the aggregate Certificate Principal Balance of each such Class of Certificates, after giving effect to the distributions, and allocations of Realized Losses and Extraordinary Trust Fund Expenses, made on such Distribution Date, separately identifying any reduction thereof due to allocations of Realized Losses and Extraordinary Trust Fund Expenses;

(xv)  the Certificate Factor for each such Class of Certificates applicable to such Distribution Date;

(xvi)  the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date (separately identifying any reductions in the case of Subordinate Certificates resulting from the allocation of Realized Losses allocable to interest and Extraordinary Trust Fund Expenses on such Distribution Date) and the respective portions thereof, if any, remaining unpaid following the distributions made in respect of such Certificates on such Distribution Date;

(xvii)  the aggregate amount of any Prepayment Interest Shortfalls for such Distribution Date, to the extent not covered by payments by the Servicer pursuant to Section 3.24;

(xviii)  the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xix)  the Net Monthly Excess Cashflow, the Overcollateralization Target Amount, the Overcollateralized Amount, the Overcollateralization Reduction Amount, the Overcollateralization Increase Amount and the Credit Enhancement Percentage;

(xx)  with respect to any Mortgage Loan as to which foreclosure proceedings have been concluded, the loan number and unpaid principal balance of such Mortgage Loan as of the date of such conclusion of foreclosure proceedings;

(xxi)  with respect to Mortgage Loans as to which a Final Liquidation has occurred, the number of Mortgage Loans, the unpaid principal balance of such Mortgage Loans as of the date of such Final Liquidation and the amount of proceeds (including Liquidation Proceeds and Insurance Proceeds) collected in respect of such Mortgage Loans;

(xxii)  any Allocated Realized Loss Amount with respect to each Class of Certificates for such Distribution Date;

(xxiii)  the amounts deposited into the Net WAC Rate Carryover Reserve Account for such Distribution Date, the amounts withdrawn from such account and distributed to each Class of Certificates, and the amounts remaining on deposit in such account after all deposits into and withdrawals from such account on such Distribution Date;

(xxiv)  the Net WAC Rate Carryover Amounts for each Class of Certificates, if any, for such Distribution Date and the amounts remaining unpaid after reimbursements therefor on such Distribution Date;

(xxv)  whether a Stepdown Date or Trigger Event is in effect;

(xxvi)  the total cashflows received and the general sources thereof;

(xxvii)  if applicable, unless otherwise set forth in the Form 10-D relating to such distribution date, material modifications, extensions or waivers to mortgage loan terms, fees, penalties or payments during the preceding calendar month or that have become material over time;

(xxviii)   the amount of any Net Swap Payments or Swap Termination Payments and the Significance Percentage for such Distribution Date; and

(xxix)   the applicable Record Dates, Interest Accrual Periods and Determination Dates for calculating distributions for such Distribution Date.

In the case of information furnished pursuant to subclauses (i) through (iii) above, the amounts shall be expressed as a dollar amount per Single Certificate of the relevant Class.

For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Trust Administrator from information provided by the Servicer and reported by the Trust Administrator based on the OTS methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans.  By way of example, a Mortgage Loan would be delinquent with respect to a Monthly Payment due on a Due Date if such Monthly Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Monthly Payment if such Monthly Payment were not made by the close of business on the Mortgage Loan’s second succeeding Due Date (the “OTS Method”). The Servicer hereby represents and warrants to the Depositor that the Servicer is not subject to any delinquency recognition policy established by its primary safety and soundness regulator.

The Trust Administrator shall make available on its website to each Person (and the Trustee) who at any time during the calendar year was a Holder of a Regular Certificate, the statements containing the information set forth in subclauses (i) through (iii) above. Such obligation of the Trust Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trust Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Trust Administrator will report on Form 10-D any material breaches of representations and warranties regarding the Mortgage Loans to the extent actually known to a Responsible Officer of the Trust Administrator, in a format that is mutually agreeable to the Depositor and the Trust Administrator.

On each Distribution Date, the Trust Administrator shall make available to the Depositor, each Holder of a Residual Certificate, the Trustee, the Servicer and the Credit Risk Manager, a copy of the reports forwarded to the Regular Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Residual Certificates, respectively, on such Distribution Date.

The Trust Administrator shall furnish to the Holders of the Residual Certificates the applicable Form 1066 and each applicable Form 1066Q as required by the Code. Additionally, the Trust Administrator shall make available on its website to each Person (and the Trustee) who at any time during the calendar year was a Holder of a Residual Certificate certain statements setting forth information set forth in clauses (i) through (xxx) above. Such obligation of the Trust Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trust Administrator to such Holders pursuant to the rules and regulations of the Code as are in force from time to time.

Upon request, the Trust Administrator shall forward to each Certificateholder, during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder, or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide. For purposes of this Section 4.02, the Trust Administrator’s duties are limited to the extent that the Trust Administrator receives timely reports as required from the Servicer.

On each Distribution Date, the Trust Administrator shall provide Bloomberg Financial Markets, L.P. (“Bloomberg”) on its website (1) CUSIP level factors for each class of Certificates as of such Distribution Date and (2) the number and aggregate unpaid principal balance of Mortgage Loans that are (a) delinquent 30 to 59 days, (b) delinquent 60 to 89 days, (c) delinquent 90 or more days in each case, as of the last day of the preceding calendar month, (d) as to which foreclosure proceedings have been commenced and (e) with respect to which the related Mortgagor has filed for protection under applicable bankruptcy laws, with respect to whom bankruptcy proceedings are pending or with respect to whom bankruptcy protection is in force, in each case using a format and media mutually acceptable to the Trust Administrator and Bloomberg.

For each Distribution Date, through and including the Distribution Date in December 2007, the Trust Administrator shall calculate the Significance Percentage of the Interest Rate Swap Agreement.  If on any such Distribution Date, the Significance Percentage of the Interest Rate Swap Agreement, respectively, is equal to or greater than 10%, the Trust Administrator shall promptly notify the Depositor and the Depositor shall file, by Form 10-D no later than fifteen days following the related Distribution Date, the financial statements of the Interest Rate Swap Provider, respectively, as required by Item 1115 of Regulation AB.

SECTION 4.03	Remittance Reports; P&I Advances.

(d)  No later than the Servicer Remittance Date, the Servicer shall deliver to the Trust Administrator, in a mutually agreed upon electronic format (or by such other means as the Servicer and the Trust Administrator may agree from time to time) a Remittance Report with respect to the related Distribution Date.  The Trust Administrator shall, on behalf of the Servicer, on such date furnish a copy of such Remittance Report to the Credit Risk Manager by such means as the Trust Administrator shall agree from time to time.  Such Remittance Report will include such other information with respect to the Mortgage Loans as the Trust Administrator may reasonably require to perform the calculations necessary to make the distributions contemplated by Section 4.01 and to prepare the statements to Certificateholders contemplated by Section 4.02. Neither the Trustee nor the Trust Administrator shall be responsible to recompute, recalculate or verify any information provided to it by the Servicer.

(e)  With respect to any Mortgage Loan on which a Monthly Payment was due during the related Due Period and delinquent on the related Determination Date, the amount of the Servicer's Advance will be equal to  the excess, if any, of the Monthly Payment (net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property deposited in the Collection Account pursuant to Section 3.23 for distribution on such Distribution Date.   With respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Monthly Payment (net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property deposited in the Collection Account pursuant to Section 3.23 for distribution on such Distribution Date.

On the Servicer Remittance Date, the Servicer shall remit in immediately available funds to the Trust Administrator for deposit in the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans for the related Distribution Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of the Collection Account that amounts held for future distribution have been, as permitted by this Section 4.03, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans.  Any amounts held for future distribution used by the Servicer to make a P&I Advance as permitted in the preceding sentence shall be appropriately reflected in the Servicer’s records and replaced by the Servicer by deposit in the Collection Account on or before any future Servicer Remittance Date to the extent that the Available Distribution Amount for the related Distribution Date (determined without regard to P&I Advances to be made on the Servicer Remittance Date) shall be less than the total amount that would be distributed to the Certificateholders pursuant to Section 4.01 on such Distribution Date if such amounts held for future distributions had not been so used to make P&I Advances. The Trust Administrator will provide notice to the Servicer by telecopy by the close of business on the Business Day prior to the Distribution Date in the event that the amount remitted by the Servicer to the Trust Administrator on such date is less than the P&I Advances required to be made by the Servicer for the related Distribution Date.

(f)  The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section.

(g)  Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively. The determination by the Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively, shall be evidenced by a certification of a Servicing Officer delivered to the Trust Administrator (whereupon, upon receipt of such certification, the Trust Administrator shall forward a copy of such certification to the Depositor, the Trustee and the Credit Risk Manager).  Notwithstanding the foregoing, if following the application of Liquidation Proceeds on any Mortgage Loan that was the subject of a Final Recovery Determination, any Servicing Advance with respect to such Mortgage Loan shall remain unreimbursed to the Servicer, then without limiting the provisions of Section 3.11(a), a certification of a Servicing Officer regarding such Nonrecoverable Servicing Advance shall not be required to be delivered by the Servicer to the Trust Administrator.

SECTION 4.04	Allocation of Extraordinary Trust Fund Expenses and Realized Losses.

(d)  Prior to each Distribution Date, the Servicer shall determine as to each Mortgage Loan and REO Property: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period; (ii) whether and the extent to which such Realized Losses constituted Bankruptcy Losses; and (iii) the respective portions of such Realized Losses allocable to interest and allocable to principal.  Prior to each Distribution Date, the Servicer shall also determine as to each Mortgage Loan: (A) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (B) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period.  The information described in the two preceding sentences that is to be supplied by the Servicer shall be either included in the related Remittance Report or evidenced by an Officers’ Certificate delivered to the Trust Administrator and the Trustee by the Servicer prior to the Determination Date immediately following the end of (x) in the case of Bankruptcy Losses allocable to interest, the Due Period during which any such Realized Loss was incurred, and (y) in the case of all other Realized Losses, the Prepayment Period during which any such Realized Loss was incurred.

(e)  All Realized Losses on the Mortgage Loans shall be allocated by the Trust Administrator on each Distribution Date as follows: first, to the Interest Distribution Amount for the Class CE Certificates for the related Interest Accrual Period; second, to any Net Swap Payments received under the Interest Rate Swap Agreement, third, to the Class CE Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth, to the Class M-9 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth, to the Class M-8 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class M-7 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-6 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; ninth, to the Class M-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; tenth, to the Class M-3 Certificates (concurrently, to the Class M-3A Certificates and the Class M-3B Certificates, on a pro rata basis, based on the Certificate Principal Balance of each such Class), until the Certificate Principal Balances thereof have been reduced to zero; eleventh, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero and twelfth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero.

 All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of Realized Losses to a Mezzanine Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated and any allocation of Realized Losses to a Class CE Certificates shall be made by reducing the amount otherwise payable in respect thereof pursuant to Section 4.01(a)(3).  No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class A Certificates or the Class P Certificates.

Realized Losses on the Group I Mortgage Loans shall be allocated on each Distribution Date first to REMIC I Regular Interest I until the Uncertificated Balance has been reduced to zero and then to REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-39-B, starting with the lowest numerical denomination until such REMIC I Group I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC I Group I Regular Interests.

Realized Losses on the Group II Mortgage Loans shall be allocated on each Distribution Date first to REMIC I Regular Interest II until the Uncertificated Balance has been reduced to zero and then to REMIC I Regular Interest II-1-A through REMIC I Regular Interest II-39-B, starting with the lowest numerical denomination until such REMIC I Group II Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC I Group II Regular Interests.

Realized Losses on the Group I Mortgage Loans shall be allocated on each Distribution Date first to REMIC II Regular Interest LT1 until the Uncertificated Balance has been reduced to zero and then to REMIC II Regular Interest LTX1-1 through REMIC II Regular Interest LTX1-7, starting with the lowest numerical denomination until such REMIC II Group I Regular Interest has been reduced to zero.

Realized Losses on the Group II Mortgage Loans shall be allocated on each Distribution Date first to REMIC II Regular Interest LT2 until the Uncertificated Balance has been reduced to zero and then to REMIC II Regular Interest LTX1-7 through REMIC II Regular Interest LTX1-14, starting with the lowest numerical denomination until such REMIC II Group II Regular Interest has been reduced to zero.

The REMIC III Marker Allocation Percentage of all Realized Losses on the Mortgage Loans shall be allocated by the Trust Administrator on each Distribution Date to the following REMIC III Regular Interests in the specified percentages, as follows: first, to Uncertificated Interest payable to the REMIC III Regular Interest LTAA and REMIC III Regular Interest LTZZ up to an aggregate amount equal to the REMIC III Interest Loss Allocation Amount, 98% and 2%, respectively; second, to the Uncertificated Balances of the REMIC III Regular Interest LTAA and REMIC III Regular Interest LTZZ up to an aggregate amount equal to the REMIC III Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM9 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM9 has been reduced to zero; fourth, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM8 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM8 has been reduced to zero; fifth, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM7 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM7 has been reduced to zero; sixth, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM6 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM6 has been reduced to zero; seventh, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM5 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM5 has been reduced to zero; eighth, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM4 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM4 has been reduced to zero; ninth, to the Uncertificated Balances of REMIC III Regular Interest LTAA, 98%, REMIC III Regular Interest LTM3A and REMIC III Regular Interest LTM3B, 1% pro rata,  and to REMIC III Regular Interest LTZZ 1%, until the Uncertificated Balances of REMIC III Regular Interest LTM3A and REMIC III Regular Interest LTM3B have been reduced to zero; tenth to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM2 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM2 has been reduced to zero and eleventh, to the Uncertificated Balances of REMIC III Regular Interest LTAA, REMIC III Regular Interest LTM1 and REMIC III Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC III Regular Interest LTM1 has been reduced to zero.

The REMIC III Sub WAC Allocation Percentage of all Realized Losses on the Mortgage Loans shall be allocated by the Trust Administrator on each Distribution Date to the following REMIC III Regular Interests in the specified percentages, as follows: first, so as to keep the Uncertificated Balance of each REMIC III Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC III Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC III Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Class A Certificate in the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC III Regular Interests such that the REMIC III Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses shall be allocated to REMIC III Regular Interest LTXX.

SECTION 4.05	Compliance with Withholding Requirements.

Notwithstanding any other provision of this Agreement, the Trust Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trust Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trust Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trust Administrator shall indicate the amount withheld to such Certificateholders.

SECTION 4.06	Net WAC Rate Carryover Reserve Account.

(d)  No later than the Closing Date, the Trust Administrator shall establish and maintain a separate, segregated trust account titled, “Net WAC Rate Carryover Reserve Account, Citibank, N.A., as Trust Administrator, in trust for the registered holders of Citigroup Mortgage Loan Trust, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4.”  The Net WAC Rate Carryover Reserve Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h).

(e)  On each Distribution Date, the Trust Administrator has been directed by the Class CE Certificateholders to, and therefore shall, deposit into the Net WAC Rate Carryover Reserve Account, any Net WAC Rate Carryover Amounts and Class X-1 Distribution Amounts for such Distribution Date, rather than distributing such amounts to the Class CE Certificateholders.  On each such Distribution Date, the Trust Administrator shall hold all such amounts for the benefit of the Holders of the Floating Rate Certificates, and shall distribute the aggregate Net WAC Rate Carryover Amount, if any, for such Distribution Date from the Net WAC Rate Carryover Reserve Account to the Holders of the Floating Rate Certificates in the amounts and priorities set forth in Section 4.01(a)(5).

(f)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be disregarded as an entity separate from the Holder of the Class CE Certificates unless and until the date when either (a) there is more than one Class CE Certificateholder or (b) any Class of Certificates in addition to the Class CE Certificates is recharacterized as an equity interest in the Net WAC Rate Carryover Reserve Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be treated as a partnership.  If the Net WAC Rate Carryover Reserve Account becomes characterized as a partnership for federal income tax purposes, the Trust Administrator shall (i) obtain, or cause to be obtained, a taxpayer identification number for the Net WAC Rate Carryover Reserve Account, (ii) prepare and file, or cause to be prepared and filed, any necessary federal, state or local tax returns for the Net WAC Rate Carryover Reserve Account and (iii) prepare and provide to any requesting withholding agent, or cause to be prepared and provided to any requesting withholding agent, any necessary withholding tax form.  All amounts deposited into the Net WAC Rate Carryover Reserve Account shall be treated as amounts distributed by REMIC IV to the Holder of the Class CE Interest and by REMIC V to the Holder of the Class CE Certificates.  The Net WAC Rate Carryover Reserve Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h).  Upon the termination of the Trust Fund, or the payment in full of the Floating Rate Certificates, all amounts remaining on deposit in the Net WAC Rate Carryover Reserve Account shall be released by the Trust Fund and distributed to the Class CE Certificateholders or their designees.  The Net WAC Rate Carryover Reserve Account shall be part of the Trust Fund but not part of any Trust REMIC and any payments to the Holders of the Floating Rate Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

(g)  By accepting a Class CE Certificate, each Class CE Certificateholder hereby agrees to direct the Trust Administrator, and the Trust Administrator is hereby is directed, to deposit into the Net WAC Rate Carryover Reserve Account the amounts described above on each Distribution Date rather than distributing such amounts to the Class CE Certificateholders.  By accepting a Class CE Certificate, each Class CE Certificateholder further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

(h)  All amounts on deposit in the Net WAC Rate Carryover Reserve Account shall remain uninvested.

(i)  For federal tax return and information reporting, the right of the Holders of the Floating Rate Certificates to receive payments from the Net WAC Rate Carryover Reserve Account in respect of any Net WAC Rate Carryover Amount shall be assigned a value of zero.

SECTION 4.07	Commission Reporting.

(d)  (i) Within 10 days after each Distribution Date, the Trust Administrator shall, in accordance with industry standards, file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a distribution report on Form 10-D, signed by the Depositor, with a copy of the monthly statement to be furnished by the Trust Administrator to the Certificateholders for such Distribution Date.  Any disclosure in addition to the monthly statement required to be included on the Form 10-D (“Additional Form 10-D Disclosure”) shall be determined and prepared by the entity that is indicated in Exhibit B as the responsible party for providing that information, and the Trust Administrator will have no duty or liability to verify the accuracy or sufficiency of any such Additional Form 10-D Disclosure and the Trust Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-D resulting from or relating to the Trust Administrator’s inability or failure to obtain any information in a timely manner from the party responsible for delivery of such Additional Form 10-D Disclosure.

Within 5 calendar days after the related Distribution Date (or if not a Business Day, the immediately preceding Business Day), each entity that is indicated in Exhibit B as the responsible party for providing Additional Form 10-D Disclosure shall be required to provide to the Trust Administrator and the Depositor, to the extent known, clearly identifying which item of Form 10-D the information relates to, any Additional Form 10-D Disclosure, if applicable.  The Trust Administrator shall compile the information provided to it, prepare the Form 10-D and forward the Form 10-D to the Depositor for verification.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the Form 10-D.  No later than three Business Days prior to the 10th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trust Administrator.

(ii)  Within three (3) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Trust Administrator shall prepare and file any Form 8-K, as required by the Exchange Act, (other than the initial Form 8-K in connection with the issuance of the Certificates, which shall be prepared and filed by the Depositor).  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be determined and prepared by the entity that is indicated in Exhibit B as the responsible party for providing that information.  The Trust Administrator shall not be responsible for determining what information is required to be filed on Form 8-K or for any filing that is not made on a timely basis in accordance with Regulation AB in the event that such information is not delivered to the Trust Administrator on or prior to the fourth Business Day prior to the applicable filing deadline.

For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the end of business on the second Business Day after the occurrence of a Reportable Event, the entity that is indicated in Exhibit B as the responsible party for providing Form 8-K Disclosure Information shall be required to provide to the Trust Administrator, to the extent known, the form and substance of any Form 8-K Disclosure Information, if applicable.  The Trust Administrator shall compile the information provided to it, and prepare and file the Form 8-K, which shall be signed by an officer of the Depositor.

(iii)           Prior to January 30 of the first year in which the Trust Administrator is able to do so under applicable law, the Trust Administrator shall, in accordance with industry standards, file a Form 15 Suspension Notice with respect to the Trust Fund, if applicable. Prior to (x) March 15, 2008 and (y) unless and until a Form 15 Suspension Notice shall have been filed, prior to March 15 of each year thereafter, the Servicer shall provide the Trust Administrator with an Annual Compliance Statement, together with a copy of the Assessment of Compliance and Attestation Report to be delivered by the Servicer pursuant to Sections 3.20 and 3.21 (including with respect to any Sub-Servicer or any subcontractor, if required to be filed).  Prior to (x) March 31, 2008 and (y) unless and until a Form 15 Suspension Notice shall have been filed, March 31 of each year thereafter, the Trust Administrator shall file a Form 10-K, in substance as required by applicable law or applicable Securities and Exchange Commission staff’s interpretations and conforming to industry standards, with respect to the Trust Fund. Such Form 10-K shall include the Assessment of Compliance, Attestation Report, Annual Compliance Statements and other documentation provided by the Servicer pursuant to Sections 3.20 and 3.21 (including with respect to any Sub-Servicer or subcontractor, if required to be filed) and Section 3.21 with respect to the Trust Administrator, and the Form 10-K certification in the form attached hereto as Exhibit H-1 (the “Certification”) signed by the senior officer of the Depositor in charge of securitization.  The Trust Administrator shall receive the items described in the preceding sentence no later than March 15th of each calendar year prior to the filing deadline for the Form 10-K.

If information, data and exhibits to be included in the Form 10-K are not so timely delivered, the Trust Administrator shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Trust Administrator.  The Trust Administrator shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Trust Administrator’s inability or failure to timely obtain any information from any other party.

Prior to (x) March 1, 2008 and (y) unless and until a Form 15 Suspension Notice shall have been filed, prior to March 1st of each year thereafter, each entity that is indicated in Exhibit B as the responsible party for providing Additional Form 10-K Disclosure shall be required to provide to the Trust Administrator and the Depositor, to the extent known, the form and substance of any Additional Form 10-K Disclosure Information, if applicable. The Trust Administrator shall compile the information provided to it, prepare the Form 10-K and forward the Form 10-K to the Depositor for verification.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the Form 10-K by no later than March 25th of the relevant year (or the immediately preceding Business Day if March 25th is not a Business Day), an officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trust Administrator.

The Servicer shall be responsible for determining the pool concentration applicable to any Sub-Servicer to which the Servicer delegated any of its responsibilities with respect to the Mortgage Loans at any time, for purposes of disclosure as required by Items 1117 and 1119 of Regulation AB.  The Trust Administrator will provide electronic or paper copies of all Form 10-D, 8-K and 10-K filings free of charge to any Certificateholder upon written request.  Any expenses incurred by the Trust Administrator in connection with the previous sentence shall be reimbursable to the Trust Administrator out of the Trust Fund.

The Trust Administrator shall sign a certification (in the form attached hereto as Exhibit H-2) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 of the Certification (the “Trust Administrator Certification”) (provided, however, that the Trust Administrator shall not undertake an analysis of the Attestation Report attached as an exhibit to the Form 10-K), and the Servicer shall sign a certification (the “Servicer Certification) solely with respect to the Servicer (in the form attached hereto as Exhibit H-3) for the benefit of the Depositor, the Trust Administrator and each Person, if any, who “controls” the Depositor or the Trust Administrator within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors.  Each such certification shall be delivered to the Depositor and the Trust Administrator by March 20th of each year (or if not a Business Day, the immediately preceding Business Day).  The Certification attached hereto as Exhibit H-1 shall be delivered to the Trust Administrator by March 25th for filing on or prior to March 31st of each year (or if not a Business Day, the immediately preceding Business Day).

(e)  In addition, (A) the Trust Administrator shall indemnify and hold harmless the Depositor and its officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of third party claims based upon (i) a breach of the Trust Administrator’s obligations under this Section 4.07 or (ii) any material misstatement or omission contained in the Trust Administrator Certification and (B) the Servicer shall indemnify and hold harmless the Depositor, the Trust Administrator and their respective officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain arising out of third party claims based upon (i) a breach of such Servicer’s obligations under this Section 4.07, (ii) any material misstatement or omission contained in the Assessment of Compliance provided by the Servicer pursuant to Section 3.21 or (iii) any information correctly derived by the Trust Administrator and included in a Form 10-D or Form 10-K from information provided to the Trust Administrator by the Servicer under this Agreement.  If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Trust Administrator agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Trust Administrator on the other and (ii) the Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Servicer on the other. Notwithstanding the foregoing, in no event shall the Trust Administrator be liable for any consequential, indirect or punitive damages.

SECTION 4.08	Reserved.

SECTION 4.09	Swap Account.

(d)  On the Closing Date, there is hereby established a separate trust (the “Supplemental Interest Trust”), into which the Depositor shall deposit the Interest Rate Swap Agreement.  The Supplemental Interest Trust shall be maintained by the Supplemental Interest Trust Trustee.  No later than the Closing Date, the Supplemental Interest Trust Trustee shall establish and maintain with the Trust Administrator a separate, segregated trust account to be held in the Supplemental Interest Trust, titled, “Swap Account, Citibank, N.A., as Supplemental Trust Trustee, in trust for the registered holders of the Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-WFHE4.”  Such account shall be an Eligible Account and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trust Administrator held pursuant to this Agreement.  Amounts therein shall be held uninvested.

(e)  Prior to any distribution to any Certificate, the Supplemental Interest Trust Trustee or the Trust Administrator on its behalf shall deposit into the Swap Account (for distribution pursuant to Section 4.01(a)(7)): (i) the amount of any Net Swap Payment or Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event) owed to the Interest Rate Swap Provider (after taking into account any upfront payment received from the counterparty to a replacement interest rate swap agreement) from funds collected and received with respect to the Mortgage Loans prior to the determination of the Available Distribution Amount. For federal income tax purposes, any amounts paid to the Interest Rate Swap Provider shall first be deemed paid to the Interest Rate Swap Provider in respect of REMIC VII Regular Interest SWAP IO to the extent of the amount distributable on REMIC VII Regular Interest SWAP IO on such Distribution Date, and any remaining amount shall be deemed paid to the Interest Rate Swap Provider in respect of a Class IO Distribution Amount (as defined below).

(f)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be disregarded as an entity separate from the Holder of the Class CE Certificates unless and until the date when either (a) there is more than one Class CE Certificateholder or (b) any Class of Certificates in addition to the Class CE Certificates is recharacterized as an equity interest in the Supplemental Interest Trust for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be treated as a partnership.  If the Supplemental Interest Trust becomes characterized as a partnership for federal income tax purposes, the Trust Administrator shall (i) obtain, or cause to be obtained, a taxpayer identification number for the Supplemental Interest Trust, (ii) prepare and file, or cause to be prepared and filed, any necessary federal, state or local tax returns for the Supplemental Interest Trust and (iii) prepare and provide to any requesting withholding agent, or cause to be prepared and provided to any requesting withholding agent, any necessary withholding tax form.  The Supplemental Interest Trust will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h).

(g)  To the extent that the Supplemental Interest Trust is determined to be a separate legal entity from the Supplemental Interest Trust Trustee, any obligation of the Supplemental Interest Trust Trustee under the Interest Rate Swap Agreement shall be deemed to be an obligation of the Supplemental Interest Trust.

(h)  The Trust Administrator shall treat the Holders of Certificates (other than the Class P, Class CE, Class R and Class R-X Certificates) as having entered into a notional principal contract with respect to the Holders of the Class CE Certificates. Pursuant to each such notional principal contract, all Holders of Certificates (other than the Class P, Class CE, Class R and Class R-X Certificates) shall be treated as having agreed to pay, on each Distribution Date, to the Holder of the Class CE Certificates an aggregate amount equal to the excess, if any, of (i) the amount payable on such Distribution Date on the REMIC IV Regular Interest corresponding to such Class of Certificates over (ii) the amount payable on such Class of Certificates on such Distribution Date (such excess, a “Class IO Distribution Amount”). A Class IO Distribution Amount payable from interest collections shall be allocated pro rata among such Certificates based on the excess of (a) the amount of interest otherwise payable to such Certificates over (ii) the amount of interest payable to such Certificates at a per annum rate equal to the Net WAC Pass-Through Rate, and a Class IO Distribution Amount payable from principal collections shall be allocated to the most subordinate Class of Certificates with an outstanding principal balance to the extent of such balance. In addition, pursuant to such notional principal contract, the Holder of the Class CE Certificates shall be treated as having agreed to pay Net WAC Rate Carryover Amounts to the Holders of the Certificates (other than the Class CE, Class P, Class R and Class R-X Certificates) in accordance with the terms of this Agreement. Any payments to the Certificates from amounts deemed received in respect of this notional principal contract shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1). However, any payment from the Certificates (other than the Class CE, Class P, Class R and Class R-X Certificates) of a Class IO Distribution Amount shall be treated for tax purposes as having been received by the Holders of such Certificates in respect of their interests in REMIC IV and as having been paid by such Holders pursuant to the notional principal contract. Thus, each Certificate (other than the Class P, Class R and Class R-X Certificates) shall be treated as representing not only ownership of Regular Interests in REMIC IV, but also ownership of an interest in, and obligations with respect to, a notional principal contract.

SECTION 4.10	Tax Treatment of Swap Payments and Swap Termination Payments.

For federal income tax purposes, each holder of a Floating Rate Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from either the Net WAC Rate Carryover Reserve Account or the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account. For federal income tax purposes, the Trust Administrator will account for payments to each Floating Rate Certificates as follows: each Floating Rate Certificate will be treated as receiving their entire payment from REMIC III (regardless of any Swap Termination Payment or obligation under the Interest Rate Swap Agreement) and subsequently paying their portion of any Swap Termination Payment in respect of each such Class’ obligation under the Interest Rate Swap Agreement. In the event that any such Class is resecuritized in a REMIC, the obligation under the Interest Rate Swap Agreement to pay any such Swap Termination Payment (or any shortfall in Swap Provider Fee), will be made by one or more of the REMIC Regular Interests issued by the resecuritization REMIC subsequent to such REMIC Regular Interest receiving its full payment from any such Floating Rate Certificate.

The REMIC regular interest corresponding to a Floating Rate Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Pass-Through Rate computed for this purpose by limiting the Swap Notional Amount of the Interest Rate Swap Agreement to the aggregate Stated Principal Balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions and taxable income on the REMIC regular interest corresponding to a Floating Rate Certificate may exceed the actual amount of distributions on the Floating Rate Certificate.

SECTION 4.11	Collateral Account.

The Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) is hereby directed to perform the obligations of the Custodian as defined under the Swap Credit Support Annex (the “Swap Custodian”).  On or before the Closing Date, the Swap Custodian shall establish a Swap Collateral Account.  The Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Certificateholders.  The Swap Collateral Account must be an Eligible Account and shall be titled “Swap Collateral Account, Citibank, N.A., as Swap Custodian, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4, Mortgage Pass-Through Certificates.”

The Swap Custodian shall credit to Swap Collateral Account all collateral (whether in the form of cash or securities) posted by the Interest Rate Swap Provider to secure the obligations of the Interest Rate Swap Provider in accordance with the terms of the Interest Rate Swap Agreement.  Except for investment earnings, the Interest Rate Swap Provider shall not have any legal, equitable or beneficial interest in the Swap Collateral Account other than in accordance with this Agreement, the Interest Rate Swap Agreement and applicable law.  The Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral Account in accordance with Swap Credit Support Annex.

Cash collateral posted by the Interest Rate Swap Provider in accordance with the Swap Credit Support Annex shall be invested at the direction of the Interest Rate Swap Provider in Permitted Investments in accordance with the requirements of the Swap Credit Support Annex.  All amounts earned on amounts on deposit in the Swap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Interest Rate Swap Provider.

The Swap Custodian shall not be liable for the selection of Permitted Investments or for any investment losses incurred through investment of the Posted Collateral (as defined in the Swap Credit Support Annex) into Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by the Interest Rate Swap Provider.  The Swap Custodian shall have no liability in respect of losses incurred as a result of the liquidation of any such Permitted Investments prior to its stated maturity or failure of the Interest Rate Swap Provider to provide timely written direction.  If no investment direction is provided, such amounts shall remain uninvested.

In the event the Swap Custodian does not meet the Custodian Required Rating Threshold (as defined in the Interest Rate Swap Agreement), the Supplemental Interest Trust Trustee, at the direction of the Depositor, shall within 60 days obtain a replacement Swap Custodian that meets the Custodian Required Rating Threshold.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Interest Rate Swap Agreement) with respect to the Interest Rate Swap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Interest Rate Swap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Interest Rate Swap Provider, and, in either such case, unless the Interest Rate Swap Provider has paid in full all of its Obligations (as defined in the Swap Credit Support Annex) that are then due, then any collateral posted by the Interest Rate Swap Provider in accordance with the Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Interest Rate Swap Agreement) in accordance with the Swap Credit Support Annex.  To the extent the Swap Custodian is required to return any of the Posted Collateral (as defined in the Swap Credit Support Annex) to the Interest Rate Swap Provider under the terms of the Swap Credit Support Annex, the Swap Custodian shall return such collateral in accordance with the terms of the Swap Credit Support Annex.

SECTION 4.12	Rights and Obligations Under the Interest Rate Swap Agreement.

In the event that the Interest Rate Swap Provider fails to perform any of its obligations under the Interest Rate Swap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that any Event of Default, Termination Event, or Additional Termination Event (each as defined in the Interest Rate Swap Agreement) occurs with respect to the Interest Rate Swap Agreement, the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) shall, promptly following actual notice of a Responsible Officer of such failure, breach or event, notify the Depositor and send any notices and make any demands, on behalf of the Supplemental Interest Trust, required to enforce the rights of the Supplemental Interest Trust under the Interest Rate Swap Agreement.

In the event that the Interest Rate Swap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Interest Rate Swap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Interest Rate Swap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Interest Rate Swap Agreement, the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) shall, promptly following actual notice of the Interest Rate Swap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) shall in no event be liable for any failure or delay in the performance by the Interest Rate Swap Provider or any Guarantor of its obligations hereunder or pursuant to the Interest Rate Swap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

Upon an early termination of the Interest Rate Swap Agreement other than in connection with the optional termination of the Trust, the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee), at the direction of the Depositor, will use reasonable efforts to appoint a successor swap provider to enter into a new interest rate swap agreement on terms substantially similar to the Interest Rate Swap Agreement, with a successor swap provider meeting all applicable eligibility requirements. If the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) receives a termination payment from the Interest Rate Swap Provider in connection with such early termination, the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) will apply such termination payment to any upfront payment required to appoint the successor swap provider.  If the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) is required to pay a termination payment to the Interest Rate Swap Provider in connection with such early termination, the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) will apply any upfront payment received from the successor swap provider to pay such termination payment.

If the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) is unable to appoint a successor swap provider within 30 days of the early termination, then the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) will deposit any termination payment received from the original Swap Provider into a separate, non-interest bearing reserve account and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account an amount equal to the Net Swap Payment, if any, that would have been paid to the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) by the original Swap Provider calculated in accordance with the terms of the original Interest Rate Swap Agreement, and distribute such amount in accordance with the terms of Section 4.01(a)(7).

Upon an early termination of the Interest Rate Swap Agreement in connection with the optional termination of the Trust, if the Trust Administrator (in its capacity as Supplemental Interest Trust Trustee) receives a termination payment from the Interest Rate Swap Provider, such termination payment will be distributed in accordance with Section 4.01(a)(7).

ARTICLE V

THE CERTIFICATES

SECTION 5.01	The Certificates.

(d)  The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in the Trust Fund. At the Closing Date, the aggregate Certificate Principal Balance of the Certificates will equal the aggregate Stated Principal Balance of the Mortgage Loans.

The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-19. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

Upon original issue, the Certificates shall be executed, authenticated and delivered by the Trust Administrator to or upon the order of the Depositor. The Certificates shall be executed and attested by manual or facsimile signature on behalf of the Trust Administrator by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Trust Administrator shall bind the Trust Administrator, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the execution, authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Trust Administrator by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(e)  The Book-Entry Certificates shall initially be issued as one or more Certificates held by Book-Entry Custodian or, if appointed to hold such Certificates as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Trust Administrator except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.  The Trust Administrator is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. The Book-Entry Custodian may, and if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Depositor, the Servicer and the Trust Administrator and any other transfer agent (including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depository.  If the Trust Administrator resigns or is removed in accordance with the terms hereof, the successor trust administrator or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Depositor shall have the right to inspect, and to obtain copies of, any Certificates held as Book-Entry Certificates by the Book-Entry Custodian.

The Trustee, the Trust Administrator, the Servicer and the Depositor may for all purposes (including the making of payments due on the Book-Entry Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trust Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

If (i)(A) the Depositor advises the Trust Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor or (ii) after the occurrence of a Servicer Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Trust Administrator through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Trust Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Trust Administrator of the Book-Entry Certificates by the Book-Entry Custodian or the Depository, as applicable, accompanied by registration instructions from the Depository for registration of transfer, the Trust Administrator shall issue the Definitive Certificates. Such Definitive Certificates will be issued in minimum denominations of $25,000, except that any beneficial ownership that was represented by a Book-Entry Certificate in an amount less than $25,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate. None of the Depositor, the Servicer, the Trust Administrator or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trust Administrator, to the extent applicable with respect to such Definitive Certificates, and the Trust Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

SECTION 5.02	Registration of Transfer and Exchange of Certificates.

(d)  The Trust Administrator shall cause to be kept at one of the offices or agencies to be appointed by the Trust Administrator in accordance with the provisions of Section 8.12 a Certificate Register for the Certificates in which, subject to such reasonable regulations as it may prescribe, the Trust Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(e)  No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Private Certificate is to be made without registration or qualification (other than in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Residual Certificates, the first transfer by an Affiliate of the Depositor or the first transfer by the initial transferee of an Affiliate of the Depositor, (ii) the transfer of any such Class CE, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee or indenture trustee administrator under the Indenture or (iii) a transfer of any such Class CE, Class P or Residual Certificate from the issuer under the Indenture or the indenture trustee or indenture trustee administrator under the Indenture to the Depositor or an Affiliate of the Depositor), the Trustee shall require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the forms attached hereto as Exhibit F-1; and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator, the Servicer, in its capacity as such, or any Sub-Servicer), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any.  None of the Depositor, the Trust Administrator or the Trustee is obligated to register or qualify any such Certificates under the 1933 Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect the transfer of any such Certificate shall, and does hereby agree to, indemnify the Trustee, the Trust Administrator, the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Notwithstanding the foregoing, in the event of any such transfer of any Ownership Interest in any Private Certificate that is a Book-Entry Certificate, except with respect to the initial transfer of any such Ownership Interest by the Depositor, such transfer shall be required to be made in reliance upon Rule 144A under the 1933 Act, and the transferee will be deemed to have made each of the transferee representations and warranties set forth Exhibit F-1 hereto in respect of such interest as if it was evidenced by a Definitive Certificate.  The Certificate Owner of any such Ownership Interest in any such Book-Entry Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trust Administrator and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Notwithstanding the foregoing, no certification or Opinion of Counsel described in this Section 5.02(b) will be required in connection with the transfer, on the Closing Date, of any Residual Certificate by the Depositor to an “accredited investor” within the meaning of Rule 501(d) of the 1933 Act.

No transfer of a Private Certificate (other than the Class A-1 Certificate) or any interest therein shall be made to any Plan, any Person acting, directly or indirectly, on behalf of any such Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R.§ 2510.3-101 (“Plan Assets”), as certified by such transferee in the form of Exhibit G, unless the Trust Administrator is provided with an Opinion of Counsel on which the Trust Administrator, the Depositor, the Trustee and the Servicer may rely, to the effect that the purchase of such Certificates is permissible under ERISA and the Code, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicer, the Trustee, the Trust Administrator or the Trust Fund to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, the Servicer, the Trustee, the Trust Administrator or the Trust Fund. Neither a certification nor an Opinion of Counsel will be required in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Residual Certificates, the first transfer by an Affiliate of the Depositor, (ii) the transfer of any such Class CE, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Class CE, Class P or Residual Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor (in which case, the Depositor or any Affiliate thereof shall have deemed to have represented that such Affiliate is not a Plan or a Person investing Plan Assets) and the Trust Administrator shall be entitled to conclusively rely upon a representation (which, upon the request of the Trust Administrator, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor.

Prior to the termination of the Supplemental Interest Trust, each beneficial owner of a Class A Certificate, a Class X-1 Certificate, a Mezzanine Certificate or any interest therein, shall represent or be deemed to have represented, by virtue of its acquisition or holding such Certificate or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of Prohibited Transaction Exemption (“PTE”) 91-23, as amended by PTE 97-34, PTE 2000-58, PTE 2002-41 and PTE 2007-05 (the “Underwriters’ Exemption”) and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under either (I) Prohibited Transaction Class Exemption (“PTCE”) 95-60 or (II) except in the case of a Class A-1 Certificate, PTCE 84-14, 91-38, 90-1 or 96-23.

Each beneficial owner of a Class A-1 Certificate or any interest therein that is acquired subsequent to the termination of the Supplemental Interest Trust shall represent or be deemed to have represented, by virtue of its acquisition or holding of that Certificate or interest therein, that either (i) it is not a Plan or a trustee or other Person acting on behalf of a Plan or using “plan assets” of a Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”) or (ii) it is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act of 1933, as amended, and covenants to obtain from any transferee of the Certificate such a representation and covenant.

Each beneficial owner of a Mezzanine Certificate or any interest therein which is acquired subsequent to the termination of the Supplemental Interest Trust shall be deemed to have represented, by virtue of its acquisition or holding of that Certificate or interest therein, that either (i) it is not a Plan or a trustee or other Person acting on behalf of a Plan or using “plan assets” of a Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”), (ii) (A) it has acquired and is holding the Certificate in reliance on the Underwriters’ Exemption, (B) in the case of a Private Certificate, it is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act of 1933, as amended, and covenants to obtain from  any transferee of such Certificate such a representation and covenant, and (C) it understands that there are certain conditions to the availability of the Underwriters’ Exemption, including that the Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Moody’s, Fitch Ratings, Dominion Bond Rating Service Limited (known as DBRS Limited) or Dominion Bond Rating Service, Inc. (known as DBRS, Inc.) (each, an “Exemption Rating Agency”) and the Certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Certificate or any interest therein is acquired or held in violation of the provisions of the preceding four paragraphs, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any such Certificate or interest therein was effected in violation of the provisions of the preceding four paragraphs shall indemnify and hold harmless the Depositor, the Servicer, the Trustee, the Trust Administrator and the Trust Fund from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

(f)  (i)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trust Administrator or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause (iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trust Administrator of any change or impending change in its status as a Permitted Transferee.

(B)  In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Trust Administrator shall require delivery to it and shall not register the Transfer of any Residual Certificate until its receipt of an affidavit and agreement (a “Transfer Affidavit and Agreement”), in the form attached hereto as Exhibit F-2, from the proposed Transferee, in form and substance satisfactory to the Trust Administrator, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

(C)  Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Trust Administrator who is assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (y) not to transfer its Ownership Interest unless it provides a transferor affidavit (a “Transferor Affidavit”), in the form attached hereto as Exhibit F-2, to the Trust Administrator stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

(E)  Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Trust Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury regulation Section 1.67- 3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a “pass-through interest holder.”

(ii)  The Trust Administrator will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Trust Administrator as a condition to such registration.  In addition, no Transfer of a Residual Certificate shall be made unless the Trust Administrator shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is a Permitted Transferee.

(iii)  (A)  If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate.  The Trust Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)  If any purported Transferee shall become a Holder of a Residual Certificate in violation of the restrictions in this Section 5.02(d) and to the extent that the retroactive restoration of the rights of the Holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Trust Administrator shall have the right, without notice to the Holder or any prior Holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Trust Administrator on such terms as the Trust Administrator may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Trust Administrator. Such purchaser may be the Trust Administrator itself or any Affiliate of the Trust Administrator. The proceeds of such sale, net of the commissions (which may include commissions payable to the Trust Administrator or its Affiliates), expenses and taxes due, if any, will be remitted by the Trust Administrator to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Trust Administrator, and the Trust Administrator shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv)  The Trust Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization. Reasonable compensation for providing such information may be accepted by the Trust Administrator.

(v)  The provisions of this Section 5.02(d) set forth prior to this subsection (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Trust Administrator at the expense of the party seeking to modify, add to or eliminate any such provision the following:

(A)  written notification from the Rating Agencies to the effect that the modification, addition to or elimination of such provisions will not cause the Rating Agencies to downgrade its then-current ratings of any Class of Certificates; and

(B)  an Opinion of Counsel, in form and substance satisfactory to the Trust Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any Trust REMIC to cease to qualify as a REMIC and will not cause (x) any Trust REMIC to be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person that is not a Permitted Transferee or (y) a Person other than the prospective transferee to be subject to a REMIC-tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

(g)  Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Trust Administrator maintained for such purpose pursuant to Section 8.12, the Trust Administrator shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

(h)  At the option of the Holder thereof, any Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Trust Administrator maintained for such purpose pursuant to Section 8.12. Whenever any Certificates are so surrendered for exchange, upon notice from the Trust Administrator, the Trust Administrator shall execute, authenticate and deliver, the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Trust Administrator) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Trust Administrator duly executed by, the Holder thereof or his attorney duly authorized in writing.  In addition, (i) with respect to each Class R Certificate, the Holder thereof may exchange, in the manner described above, such Class R Certificate for four separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-I Interest, the Class R-II Interest, the Class R-III Interest and the Class R-IV Interest that was evidenced by the Class R Certificate being exchanged and (ii) with respect to each Class R-X Certificate, the Holder thereof may exchange, in the manner described above, such Class R-X Certificate for three separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-V Interest, the Class R-VI Interest and the Class R-VII Interest, respectively, in each case that was evidenced by the Class R-X Certificate being exchanged.

(i)  No service charge to the Certificateholders shall be made for any transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(j)  All Certificates surrendered for transfer and exchange shall be canceled and destroyed by the Trust Administrator in accordance with its customary procedures.

SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Trust Administrator, or the Trust Administrator receive evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Trust Administrator such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual knowledge by the Trust Administrator that such Certificate has been acquired by a bona fide purchaser, the Trust Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trust Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trust Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 5.04	Persons Deemed Owners.

The Depositor, the Servicer, the Trustee, the Trust Administrator and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Servicer, the Trustee, the Trust Administrator or any agent of any of them shall be affected by notice to the contrary.

SECTION 5.05	Certain Available Information.

The Trust Administrator shall maintain at its Corporate Trust Office and shall make available free of charge during normal business hours for review by any Holder of a Certificate or any Person identified to the Trust Administrator as a prospective transferee of a Certificate, originals or copies of the following items: (A) this Agreement and any amendments hereof entered into pursuant to Section 11.01, (B) all monthly statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, and all other notices, reports, statements and written communications delivered to the Certificateholders of the relevant Class pursuant to this Agreement since the Closing Date, (C) all certifications delivered by a Responsible Officer of the Trust Administrator since the Closing Date pursuant to Section 10.01(h), (D) any and all Officers’ Certificates delivered to the Trust Administrator by the Servicer since the Closing Date to evidence such Servicer’s determination that any P&I Advance or Servicing Advance was, or if made, would be a Nonrecoverable Advance and (E) any and all Officers’ Certificates delivered to the Trust Administrator by the Servicer since the Closing Date pursuant to Section 4.04(a). Copies and mailing of any and all of the foregoing items will be available from the Trust Administrator upon request at the expense of the person requesting the same.

ARTICLE VI

THE DEPOSITOR AND THE SERVICER

SECTION 6.01	Liability of the Depositor and the Servicer.

The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Servicer herein.  The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Depositor herein.

SECTION 6.02	Merger or Consolidation of the Depositor or the Servicer.

Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Subject to the following paragraph, the Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation and its qualification as an approved conventional seller/servicer for Fannie Mae or Freddie Mac in good standing. The Depositor and the Servicer each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

The Depositor or the Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any Person succeeding to the business of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall be qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac; and provided further that the Rating Agencies’ ratings of the Floating Rate Certificates in effect immediately prior to such merger or consolidation will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies).

SECTION 6.03	Limitation on Liability of the Depositor, the Servicer and Others.

None of the Depositor, the Servicer (and any Sub-Servicer), the Credit Risk Manager or any of the directors, officers, employees or agents of the Depositor, the Servicer (and any Sub-Servicer) or the Credit Risk Manager shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or the related Sub-Servicing Agreement, as applicable, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer (and any Sub-Servicer), the Credit Risk Manager or any such person against any breach of warranties, representations or covenants made herein, or against any specific liability imposed on the Servicer (and any Sub-Servicer) pursuant hereto or the related Sub-Servicing Agreement, as applicable, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable. The Depositor, the Servicer (and any Sub-Servicer), the Credit Risk Manager and any director, officer, employee or agent of the Depositor, the Servicer or the Credit Risk Manager may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder or the related Sub-Servicing Agreement, as applicable. The Depositor, the Servicer (and any Sub-Servicer), the Credit Risk Manager and any director, officer, employee or agent of the Depositor, the Servicer (and any Sub-Servicer) or the Credit Risk Manager shall be indemnified and held harmless by the Trust Fund against (i) any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or the related Sub-Servicing Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable, and (ii) any breach of a representation or warranty regarding the Mortgage Loans. None of the Depositor, the Servicer (and any Sub-Servicer) or the Credit Risk Manager shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement or the related Sub-Servicing Agreement, as applicable, and, in its opinion, does not involve it in any expense or liability; provided, however, that each of the Depositor, the Servicer (and any Sub-Servicer) and the Credit Risk Manager may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement or the related Sub-Servicing Agreement, as applicable, and the rights and duties of the parties hereto or to the related Sub-Servicing Agreement, as applicable, and the interests of the Certificateholders hereunder. In such event, unless the Depositor, the Servicer (and any Sub-Servicer) or the Credit Risk Manager acts without the consent of Holders of Certificates entitled to at least 51% of the Voting Rights (which consent shall not be necessary in the case of litigation or other legal action by either to enforce their respective rights or defend themselves hereunder or the related Sub-Servicing Agreement, as applicable), the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor (subject to the limitations set forth above), the Servicer (and any Sub-Servicer) and the Credit Risk Manager shall be entitled to be reimbursed therefor from the Collection Account as and to the extent provided in Section 3.11 or from the corresponding custodial account established under the related Sub-Servicing Agreement, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Account.

SECTION 6.04	Limitation on Resignation of the Servicer.

The Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that its duties hereunder are no longer permissible under applicable law or (ii) with the written consent of the Trustee and the Trust Administrator, which consent may not be unreasonably withheld, with written or electronic confirmation from the Rating Agencies (which confirmation shall be furnished to the Depositor, the Trustee and the Trust Administrator) that such resignation will not cause the Rating Agencies to reduce the then current rating of the Class A Certificates and provided that a qualified successor has agreed to assume the duties and obligations of the Servicer hereunder. Any such determination pursuant to clause (i) of the preceding sentence permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the Servicer and delivered to the Trustee and the Trust Administrator. No resignation of the Servicer shall become effective until the Trust Administrator or the Trustee, as applicable, in accordance with Section 7.02 hereof, or a successor servicer shall have assumed the Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

Except as expressly provided herein, the Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, nor delegate to or subcontract with, nor authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Servicer hereunder. If, pursuant to any provision hereof, the duties of the Servicer are transferred to a successor servicer, the entire amount of the Servicing Fee and other compensation payable to the Servicer pursuant hereto shall thereafter be payable to such successor servicer.

SECTION 6.05	Rights of the Depositor in Respect of the Servicer.

The Servicer shall afford (and any Sub-Servicing Agreement shall provide that each Sub-Servicer shall afford) the Depositor, the Trustee and the Trust Administrator, upon reasonable notice, during normal business hours, access to all records maintained by the Servicer (and any such Sub-Servicer) in respect of the Servicer’s rights and obligations hereunder and access to officers of the Servicer (and those of any such Sub-Servicer) responsible for such obligations. Upon request, the Servicer shall furnish to the Depositor, the Trustee and the Trust Administrator its (and any such Sub-Servicer’s) most recent financial statements of the parent company of the Servicer and such other information relating to the Servicer’s capacity to perform its obligations under this Agreement that it possesses.  To the extent such information is not otherwise available to the public, the Depositor, the Trustee and the Trust Administrator shall not disseminate any information obtained pursuant to the preceding two sentences without the Servicer’s written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) in working with legal counsel, auditors, taxing authorities or other governmental agencies, rating agencies or reinsurers or (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor, the Trustee, the Trust Administrator or the Trust Fund, and in either case, the Depositor, the Trustee or the Trust Administrator, as the case may be, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. The Depositor may, but is not obligated to, enforce the obligations of the Servicer under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer under this Agreement or exercise the rights of any of the Servicer under this Agreement; provided that the Servicer shall not be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer and is not obligated to supervise the performance of the Servicer under this Agreement or otherwise.

SECTION 6.06	Duties of the Credit Risk Manager.

For the Sponsor, on behalf of the Trust, the Credit Risk Manager will provide reports and recommendations concerning certain delinquent and defaulted Mortgage Loans, and as to the collection of any Prepayment Charges with respect to the Mortgage Loans.  Such reports and recommendations will be based upon information provided to the Credit Risk Manager pursuant to the respective Credit Risk Management Agreement, and the Credit Risk Manager shall look solely to the Servicer for all information and data (including loss and delinquency information and data) relating to the servicing of the related Mortgage Loans.  Upon any termination of the Credit Risk Manager or the appointment of a successor Credit Risk Manager, the Depositor shall give written notice thereof to the Servicer, the Trustee, the Trust Administrator and each Rating Agency.  Notwithstanding the foregoing, the termination of the Credit Risk Manager pursuant to this Section shall not become effective until the appointment of a successor Credit Risk Manager.

SECTION 6.07	Limitation Upon Liability of the Credit Risk Manager.

Neither the Credit Risk Manager, nor any of its directors, officers, employees, or agents shall be under any liability to the Trustee, the Certificateholders, the Trust Administrator or the Depositor for any action taken or for refraining from the taking of any action made in good faith pursuant to this Agreement, in reliance upon information provided by the Servicer under the related Credit Risk Management Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Credit Risk Manager or any such person against liability that would otherwise be imposed by reason of willful malfeasance or bad faith in its performance of its duties.  The Credit Risk Manager and any director, officer, employee, or agent of the Credit Risk Manager may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder, and may rely in good faith upon the accuracy of information furnished by the Servicer pursuant to the applicable Credit Risk Management Agreement in the performance of its duties thereunder and hereunder.

SECTION 6.08	Removal of the Credit Risk Manager.

The Credit Risk Manager may be removed as Credit Risk Manager by Certificateholders holding not less than 66 2/3% of the Voting Rights in the Trust Fund, in the exercise of its or their sole discretion.  The Certificateholders shall provide written notice of the Credit Risk Manager’s removal to the Trust Administrator.  Upon receipt of such notice, the Trust Administrator shall provide written notice to the Credit Risk Manager of its removal, which shall be effective upon receipt of such notice by the Credit Risk Manager.

ARTICLE VII

DEFAULT

SECTION 7.01	Servicer Events of Default.

With respect to the Servicer, individually, if any one of the following events (“Servicer Event of Default”) shall occur and be continuing:

(i)  any failure by the Servicer to remit to the Trust Administrator for distribution to the Certificateholders any payment (other than a P&I Advance required to be made from its own funds on any Servicer Remittance Date pursuant to Section 4.03) required to be made under the terms of the Certificates and this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, the Trust Administrator or the Trustee (in which case notice shall be provided by telecopy), or to the Servicer, the Depositor, the Trust Administrator and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(ii)  any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, or the breach by the Servicer of any representation and warranty contained in Section 2.05 (other than representation 2.05(a)(ix)), which continues unremedied for a period of 30 days (or if such failure or breach cannot be remedied within 30 days, then such remedy shall have been commenced within 30 days and diligently pursued thereafter; provided, however, that in no event shall such failure or breach be allowed to exist for a period of greater than 60 days) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, the Trust Administrator or the Trustee, or to the Servicer, the Depositor, the Trust Administrator and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights and (ii) actual knowledge of such failure by a Servicing Officer; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and if such proceeding is being contested by the Servicer in good faith such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days or results in the entry of an order for relief or any such adjudication or appointment; or

(iv)  the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v)  the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  any failure of the Servicer to make any P&I Advance on any Servicer Remittance Date required to be made from its own funds pursuant to Section 4.03 which continues unremedied until 5:00 p.m. New York time on first Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trust Administrator or the Trustee (in which case notice shall be provided by telecopy).

If a Servicer Event of Default described in clauses (i) through (v) of this Section shall occur, then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights, the Trustee shall, by notice in writing to the Servicer (and to the Depositor and the Trust Administrator if given by the Trustee or to the Trustee and the Trust Administrator if given by the Depositor), terminate all of the rights and obligations of the Servicer in its capacity as a Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof. If a Servicer Event of Default described in clause (vi) hereof shall occur and shall not have been remedied during the applicable time period set forth in clause (vi) above, the Trust Administrator shall, by notice in writing to the Servicer, the Interest Rate Swap Provider and the Depositor, terminate all of the rights and obligations of the Servicer in its capacity as a Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trust Administrator pursuant to and under this Section and, without limitation, the Trust Administrator is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver on behalf of and at the expense of the Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer agrees, at its sole cost and expense, promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Trust Administrator with all documents and records requested by it to enable it to assume the Servicer’s functions under this Agreement, and to cooperate with the Trust Administrator in effecting the termination of the Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one Business Day to the Trust Administrator for administration by it of all cash amounts which at the time shall be or should have been credited by the Servicer to the Collection Account held by or on behalf of the Servicer, the Distribution Account or any REO Account or Servicing Account held by or on behalf of the Servicer or thereafter be received with respect to the Mortgage Loans or any REO Property serviced by the Servicer (provided, however, that the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances or otherwise, and shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination, with respect to events occurring prior to such termination). For purposes of this Section 7.01, the Trustee and the Trust Administrator shall not be deemed to have knowledge of a Servicer Event of Default unless a Responsible Officer of the Trustee or the Trust Administrator, as the case may be, assigned to and working in the Trustee’s or the Trust Administrator’s Corporate Trust Office, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Servicer Event of Default is received by the Trustee or the Trust Administrator, as applicable, and such notice references the Certificates, the Trust Fund or this Agreement.

SECTION 7.02	Trust Administrator or Trustee to Act; Appointment of Successor.

(d)  On and after the time the Servicer receives a notice of termination, the Trust Administrator (and in the event the Trust Administrator fails in its obligation, the Trustee) shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement, the Servicer shall not have the right to withdraw any funds from the Collection Account without the consent of the Trust Administrator or the Trustee, as applicable, and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Servicer (except for any representations or warranties of the Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.03(c) and its obligation to deposit amounts in respect of losses pursuant to Section 3.12) by the terms and provisions hereof including, without limitation, the Servicer’s obligations to make P&I Advances pursuant to Section 4.03; provided, however, that if the Trust Administrator or the Trustee, as applicable, is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Trust Administrator or the Trustee, as applicable, shall not be obligated to make P&I Advances pursuant to Section 4.03; and provided further, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to provide information required by Section 7.01 shall not be considered a default by the Trust Administrator or the Trustee, as applicable, as successor to the Servicer hereunder. As compensation therefor, the Trust Administrator or the Trustee, as applicable, shall be entitled to the Servicing Fees and all funds relating to the Mortgage Loans to which the Servicer would have been entitled if it had continued to act hereunder (other than amounts which were due or would become due to the Servicer prior to its termination or resignation). Notwithstanding the above, the Trust Administrator or the Trustee, as applicable, may, if it shall be unwilling to so act, or shall, if it is unable to so act or if it is prohibited by law from making advances regarding delinquent mortgage loans, or if the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trust Administrator or the Trustee, as applicable, promptly appoint or petition a court of competent jurisdiction to appoint, an established mortgage loan servicing institution acceptable to the Rating Agencies and having a net worth of not less than $15,000,000 as the successor to the Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer under this Agreement. No appointment of a successor Servicer under this Agreement shall be effective until the assumption by the successor of all of the Servicer’s responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Trust Administrator or the Trustee, as applicable, may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Servicer as such hereunder. The Depositor, the Trust Administrator, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to the Servicer under this Agreement, the Trust Administrator or the Trustee, as applicable, shall act in such capacity as hereinabove provided.

(e)  In connection with the termination or resignation of the Servicer hereunder, either (i) the successor servicer, including the Trust Administrator or the Trustee, as applicable, if the Trust Administrator or the Trustee, as applicable, is acting as successor Servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, in which case the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to revise its records to reflect the transfer of servicing to the successor Servicer as necessary under MERS’ rules and regulations, or (ii) the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Trust Administrator or the Trustee, as applicable, and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor Servicer.  The predecessor Servicer shall file or cause to be filed any such assignment in the appropriate recording office.  The predecessor Servicer shall bear any and all fees of MERS, costs of preparing any assignments of Mortgage, and fees and costs of filing any assignments of Mortgage that may be required under this Section 7.02(b).

SECTION 7.03	Notification to Certificateholders.

(d)  Upon any termination of a Servicer pursuant to Section 7.01 above or any appointment of a successor to a Servicer pursuant to Section 7.02 above, the Trust Administrator shall give prompt written notice thereof to the Interest Rate Swap Provider and the Certificateholders at their respective addresses appearing in the Certificate Register.

(e)  Not later than the later of 60 days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute a Servicer Event of Default or five days after a Responsible Officer of the Trust Administrator becomes aware of the occurrence of such an event, the Trust Administrator shall transmit by mail to all Holders of Certificates and the Interest Rate Swap Provider notice of each such occurrence, unless such default or Servicer Event of Default shall have been cured or waived.

SECTION 7.04	Waiver of Servicer Events of Default.

Subject to Section 11.09(d), the Holders representing at least 66% of the Voting Rights evidenced by all Classes of Certificates affected by any default or Servicer Event of Default hereunder may waive such default or Servicer Event of Default; provided, however, that a default or Servicer Event of Default under clause (i) or (vi) of Section 7.01 may be waived only by all of the Holders of the Regular Certificates. Upon any such waiver of a default or Servicer Event of Default, such default or Servicer Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default or Servicer Event of Default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE TRUST ADMINISTRATOR

SECTION 8.01	Duties of Trustee and Trust Administrator.

Each of the Trustee and the Trust Administrator, prior to the occurrence of a Servicer Event of Default and after the curing of all Servicer Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. During a Servicer Event of Default, each of the Trustee and the Trust Administrator shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee or the Trust Administrator enumerated in this Agreement shall not be construed as a duty.

Each of the Trustee and the Trust Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to it, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement; provided, however, that neither the Trustee nor the Trust Administrator will be responsible for the accuracy or content of any such resolutions, certificates, statements, opinions, reports, documents or other instruments.  If any such instrument is found not to conform to the requirements of this Agreement in a material manner, it shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to its satisfaction, it will provide notice thereof to the Certificateholders.

No provision of this Agreement shall be construed to relieve the Trustee or the Trust Administrator from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)  Prior to the occurrence of a Servicer Event of Default, and after the curing of all such Servicer Events of Default which may have occurred, the duties and obligations of each of the Trustee and the Trust Administrator shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Trust Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Trust Administrator and, in the absence of bad faith on the part of the Trustee or the Trust Administrator, as applicable, the Trustee or the Trust Administrator, as the case may be, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Trust Administrator, as the case may be, that conform to the requirements of this Agreement;

(ii)  Neither the Trustee nor the Trust Administrator shall be personally liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of it unless it shall be proved that it was negligent in ascertaining the pertinent facts;

(iii)  Neither the Trustee nor the Trust Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the it or exercising any trust or power conferred upon it, under this Agreement; and

(iv)  Neither the Trustee nor the Trust Administrator shall be required to take notice or be deemed to have notice or knowledge of any default unless a Responsible Officer of the Trustee or the Trust Administrator, as the case may be, shall have received written notice thereof or a Responsible Officer shall have actual knowledge thereof. In the absence of receipt of such notice or actual knowledge, the Trustee or Trust Administrator, as applicable, may conclusively assume there is no default.

Neither the Trustee nor the Trust Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, in each case not including expenses, disbursements and advances incurred or made by the Trustee or the Trust Administrator, as applicable, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s or the Trust Administrator’s, as the case may be, performance in accordance with the provisions of this Agreement, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.  With respect to the Trustee and the Trust Administrator, none of the provisions contained in this Agreement shall in any event require the Trustee or the Trust Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement, except during such time, if any, as the Trustee or the Trust Administrator, as applicable, shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Agreement.

SECTION 8.02	Certain Matters Affecting the Trustee and the Trust Administrator.

(d)  Except as otherwise provided in Section 8.01:

(i)  Each of the Trustee and the Trust Administrator and any director, officer, employee or agent of the Trustee or the Trust Administrator, as the case may be, may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  Each of the Trustee and the Trust Administrator, as the case may be, may consult with counsel of its selection and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)  Neither the Trustee nor the Trust Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Trust Administrator, as applicable, security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the right of the Trustee or the Trust Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Trust Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act; nothing contained herein shall, however, relieve the Trust Administrator or the Trustee of the obligation, upon the occurrence of a Servicer Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)  Neither the Trustee nor the Trust Administrator shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  Prior to the occurrence of a Servicer Event of Default hereunder, and after the curing of all Servicer Events of Default which may have occurred, neither the Trustee nor the Trust Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Trust Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Trust Administrator, as applicable, not reasonably assured to the Trustee or the Trust Administrator, as applicable, by such Certificateholders, the Trustee or the Trust Administrator, as applicable, may require indemnity satisfactory to it against such cost, expense, or liability from such Certificateholders as a condition to taking any such action;

(vi)  Each of the Trustee and the Trust Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and neither the Trustee nor the Trust Administrator shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care;

(vii)  Neither the Trustee nor the Trust Administrator shall be personally liable for any loss resulting from the investment of funds held in the Collection Account at the direction of the Servicer pursuant to Section 3.12; and

(viii)  Any request or direction of the Depositor, the Servicer or the Certificateholders mentioned herein shall be sufficiently evidenced in writing.

(e)  All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Trust Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Trust Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

SECTION 8.03	Neither the Trustee nor Trust Administrator Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Trust Administrator, on behalf of the Trustee, the authentication of the Trust Administrator on the Certificates, the acknowledgments of the Trustee and the Trust Administrator contained in Article II and the representations and warranties of the Trustee and the Trust Administrator in Section 8.12) shall be taken as the statements of the Depositor and neither the Trustee nor the Trust Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Trust Administrator makes any representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 8.12) or of the Certificates (other than the signature of the Trust Administrator and authentication of the Trust Administrator on the Certificates) or of any Mortgage Loan or related document or of MERS or the MERS System.  Neither the Trustee nor the Trust Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Servicer.

SECTION 8.04	Trustee and Trust Administrator May Own Certificates.

Each of the Trustee and the Trust Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Trustee or the Trust Administrator, as applicable.

SECTION 8.05	Trustee’s, Trust Administrator’s and Custodian’s Fees and Expenses.

(d)  The Trust Administrator shall withdraw from the Distribution Account on each Distribution Date and pay to itself any income and gain realized from the investment of funds deposited in the Distribution Account.  The Trustee’s fees will be paid by the Trust Administrator pursuant to a separate agreement between the Trustee and the Trust Administrator, and such compensation will not be an expense of the Trust.  Each of the Trustee, the Trust Administrator, the Custodian and any director, officer, employee or agent of any of them, as applicable, shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the Trustee, the Trust Administrator or the Custodian, as applicable, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s, the Trust Administrator’s or the Custodian’s, as the case may be, performance in accordance with the provisions of this Agreement) incurred by the Trustee, the Trust Administrator or the Custodian, as applicable, in connection with any claim or legal action or any pending or threatened claim or legal action arising out of or in connection with the acceptance or administration of its obligations and duties under this Agreement (or, in the case of the Custodian, under the Custodial Agreement), other than any loss, liability or expense (i) resulting from any breach of the Servicer’s obligations in connection with this Agreement for which the Servicer shall indemnify the Trustee and the Trust Administrator pursuant to Section 8.05(b) and Section 10.03 (and in the case of the Trustee, resulting from any breach of the Trust Administrator’s obligations in connection with this Agreement for which the Trust Administrator shall indemnify the Trustee pursuant to Section 10.03(a) and in the case of the Trust Administrator, resulting from any breach of the Trustee’s obligations in connection with this Agreement for which the Trustee shall indemnify the Trust Administrator pursuant to Section 10.03(c)), (ii) that constitutes a specific liability of the Trustee or the Trust Administrator, as applicable, pursuant to Section 10.01(g) or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder (or, in the case of the Custodian, under the Custodial Agreement) or as a result of a breach of the Trustee’s or the Trust Administrator’s obligations under Article X hereof (or, in the case of the Custodian, as a result of a breach of the Custodian’s obligations under the Custodial Agreement).  Any amounts payable to the Trustee, the Trust Administrator, the Custodian, or any director, officer, employee or agent of any of them in respect of the indemnification provided by this paragraph (a), or pursuant to any other right of reimbursement from the Trust Fund that the Trustee, the Trust Administrator, the Custodian or any director, officer, employee or agent of any of them may have hereunder in its capacity as such, may be withdrawn by the Trust Administrator for payment to the applicable indemnified Person from the Distribution Account at any time.

(e)  The Servicer agrees to indemnify the Trustee, the Trust Administrator and the Custodian from, and hold each harmless against, any loss, liability or expense resulting from a breach of the Servicer’s obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the Trustee, the Trust Administrator or the Custodian, as the case may be. Any payment hereunder made by the Servicer to the Trustee, the Trust Administrator or the Custodian shall be from the Servicer’s own funds, without reimbursement from the Trust Fund therefor.

SECTION 8.06	Eligibility Requirements for Trustee and Trust Administrator.

Each of the Trustee and the Trust Administrator hereunder shall at all times be a corporation or an association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. In case at any time the Trustee or the Trust Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Trust Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07.

SECTION 8.07	Resignation and Removal of the Trustee and the Trust Administrator.

Either of the Trustee or the Trust Administrator may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Depositor, the Servicer and the Certificateholders and, if the Trustee is resigning, to the Trust Administrator, or, if the Trust Administrator is resigning, to the Trustee. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or trust administrator (which may be the same Person in the event both the Trustee and the Trust Administrator resign or are removed) by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Trust Administrator and to the successor trustee or trust administrator, as applicable. A copy of such instrument shall be delivered to the Certificateholders, the Interest Rate Swap Provider, the Trustee or Trust Administrator, as applicable, and the Servicer by the Depositor. If no successor trustee or trust administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Trust Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor trustee or trust administrator, as applicable.

If at any time the Trustee or the Trust Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor (or in the case of the Trust Administrator, the Trustee), or if at any time the Trustee or the Trust Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Trust Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Trust Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor (or in the case of the Trust Administrator, the Trustee) may remove the Trustee or the Trust Administrator, as applicable, and appoint a successor trustee or trust administrator (which may be the same Person in the event both the Trustee and the Trust Administrator resign or are removed) by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Trust Administrator so removed and to the successor trustee or trust administrator. A copy of such instrument shall be delivered to the Certificateholders, the Interest Rate Swap Provider, the Trustee or the Trust Administrator, as applicable, and the Servicer by the Depositor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or the Trust Administrator and appoint a successor trustee or trust administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee or the Trust Administrator, as the case may be, so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders and the Servicer by the Depositor.

If no successor Trust Administrator shall have been appointed and shall have accepted appointment within 60 days after the Trust Administrator ceases to be the Trust Administrator pursuant to this Section 8.07, then the Trustee shall perform the duties of the Trust Administrator pursuant to this Agreement. The Trustee shall notify the Rating Agencies of any change of Trust Administrator.

Any resignation or removal of the Trustee or the Trust Administrator and appointment of a successor trustee or trust administrator, as the case may be, pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee or trust administrator as provided in Section 8.08. Notwithstanding the foregoing, in the event the Trust Administrator advises the Trustee that it is unable to continue to perform its obligations pursuant to the terms of this Agreement prior to the appointment of a successor, the Trustee shall be obligated to perform such obligations until a new trust administrator is appointed. Such performance shall be without prejudice to any claim by a party hereto or beneficiary hereof resulting from the Trust Administrator’s breach of its obligations hereunder.  As compensation therefor, the Trustee shall be entitled to all fees the Trust Administrator would have been entitled to if it had continued to act hereunder.

Any Person appointed as successor trust administrator pursuant to this Section 8.07 shall also be required to serve as successor supplemental interest trust trustee and successor Swap Custodian   under the Interest Rate Swap Agreement.

SECTION 8.08	Successor Trustee or Trust Administrator.

Any successor trustee or trust administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Trustee or the Trust Administrator, as applicable, and to its predecessor trustee or trust administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or trust administrator shall become effective and such successor trustee or trust administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or trust administrator herein. The predecessor trustee or trust administrator shall deliver to the successor trustee or trust administrator all Mortgage Files and related documents and statements, as well as all moneys, held by it hereunder and the Depositor and the predecessor trustee or trust administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee or trust administrator all such rights, powers, duties and obligations.

No successor trustee or trust administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee or trust administrator shall be eligible under the provisions of Section 8.06 and the appointment of such successor trustee or trust administrator shall not result in a downgrading of any Class of Certificates by the Rating Agencies, as evidenced by a letter from the Rating Agencies.

Upon acceptance of appointment by a successor trustee or trust administrator as provided in this Section, the Depositor shall mail notice of the succession of such trustee or trust administrator hereunder to all Holders of Certificates and the Interest Rate Swap Provider at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee or trust administrator, the successor trustee or trust administrator shall cause such notice to be mailed at the expense of the Depositor.

Any Person appointed as successor trust administrator pursuant to Section 8.08 shall also be required to serve as successor Supplemental Interest Trust Trustee under the Interest Rate Swap Agreement.

SECTION 8.09	Merger or Consolidation of Trustee or Trust Administrator.

Any corporation or association into which either the Trustee or the Trust Administrator may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee or the Trust Administrator, as the case may be, shall be a party, or any corporation or association succeeding to the business of the Trustee or the Trust Administrator, as applicable, shall be the successor of the Trustee or the Trust Administrator, as the case may be, hereunder, provided such corporation or association shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of REMIC I or property securing the same may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of REMIC I, and to vest in such Person or Persons, in such capacity, such title to REMIC I, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case a Servicer Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to REMIC I or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trust conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

SECTION 8.11	[Reserved].

SECTION 8.12	Appointment of Office or Agency.

The Trust Administrator will appoint an office or agency in the City of New York where the Certificates may be surrendered for registration of transfer or exchange, and presented for final distribution, and where notices and demands to or upon the Trust Administrator in respect of the Certificates and this Agreement may be served.

SECTION 8.13	Representations and Warranties.

Each of the Trustee and the Trust Administrator hereby represents and warrants to the Servicer, the Depositor and the Trustee and the Trust Administrator, as applicable, as of the Closing Date, that:

(i)  It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)  The execution and delivery of this Agreement by it, and the performance and compliance with the terms of this Agreement by it, will not violate its articles of association or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii)  It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)  It is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in its good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the it to perform its obligations under this Agreement or the financial condition of it.

(vi)  No litigation is pending or, to the best of its knowledge, threatened against it which would prohibit it from entering into this Agreement or, in its good faith reasonable judgment, is likely to materially and adversely affect either the ability of it to perform its obligations under this Agreement or the financial condition of it.

SECTION 8.14	[Reserved].

SECTION 8.15	No Trustee or Trust Administrator Liability for Actions or Inactions of Custodian.

Notwithstanding anything to the contrary herein, in no event shall the Trustee or the Trust Administrator be liable to any party hereto or to any third party for the performance of any custody-related functions with respect to which the Custodian shall fail to take action on behalf of the Trustee or Trust Administrator, as the case may be, or, with respect to which the performance of custody-related functions pursuant to the terms of the custodial agreement with the Custodian shall fail to satisfy all the related requirements under this Agreement.

SECTION 8.16	Email Communications.

Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Trust Administrator that the Trust Administrator in its sole discretion deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the email communication will be required to complete a one-time registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Trust Administrator to the Email Recipient. Additional information and assistance on using the Trust Administrator’s encryption technology can be found at the Trust Administrator's website www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181 at any time.

ARTICLE IX

TERMINATION

SECTION 9.01	Termination Upon Repurchase or Liquidation of the Mortgage Loans.

(d)  Subject to Section 9.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Servicer, the Trustee and the Trust Administrator with respect to the Mortgage Loans (other than the obligations of the Servicer to the Trustee and the Trust Administrator pursuant to Section 8.05 and of the Servicer to provide for and the Trust Administrator to make payments in respect of the REMIC Regular Interests and the Classes of Certificates as hereinafter set forth) shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Trustee or the Trust Administrator and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Terminator (on a servicing retained basis) of all Mortgage Loans and each related REO Property remaining in REMIC I and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or related REO Property remaining in REMIC I; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (a) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof and (b) the Latest Possible Maturity Date (as defined in the Preliminary Statement).

Subject to Section 3.10 hereof, the purchase by the Terminator of all Mortgage Loans and each REO Property remaining in REMIC I shall be at a price equal to the greater of (i) the Stated Principal Balance of the Mortgage Loans and the appraised value of any REO Properties (such appraisal to be conducted by an appraiser mutually agreed upon by the Servicer and the Trust Administrator) and (ii) the fair market value of the Mortgage Loans and the REO Properties (as determined by the Servicer, with the consent of the Trust Administrator as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to the related Certificateholders pursuant to Section 9.01(c)), in each case plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date plus unreimbursed Servicing Advances allocable to such Mortgage Loans and REO Properties and any accrued and unpaid Net WAC Rate Carryover Amounts (the “Termination Price”); provided, however, such option may only be exercised if the Termination Price is sufficient to result in the payment of any Swap Termination Payment payable to the Interest Rate Swap Provider and all interest accrued on, as well as amounts necessary to retire the principal balance of, each class of notes issued pursuant to the Indenture.

(e)  The Servicer shall have the right (the party exercising such right, the “Terminator”), to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.  By acceptance of a Residual Certificate, the Holders of the Residual Certificates agree, in connection with any termination hereunder, to assign and transfer any amounts in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE Certificates.

In connection with any termination pursuant to Section 9.01(b):

(i)  At least twenty (20) days prior to the latest date on which notice of such optional termination is required to be mailed to the Certificateholders pursuant to Section 9.01(c), the Terminator shall notify in writing (which may be done in electronic format) the Interest Rate Swap Provider and the Trust Administrator of the final Distribution Date on which the Terminator intends to terminate the Trust Fund;

(ii)  No later than 4:00 pm (New York City time) four (4) Business Days prior to the final Distribution Date specified in the notices required pursuant to Section 9.01(c), the Trust Administrator shall request in writing (in accordance with the applicable provision of the Interest Rate Swap Agreement) from the Swap Provider the amount of the Estimated Swap Termination Payment.  The Swap Provider shall, no later than 2:00 pm on the following Business Day, notify in writing (which may be done in electronic format) the Trust Administrator of the amount of the Estimated Swap Termination Payment; the Trust Administrator shall promptly on the next Business Day notify the Terminator of the amount of the Estimated Swap Termination Payment; and

(iii)  Two (2) Business Days prior to the final Distribution Date specified in the notices required pursuant to Section 9.01(c), (x) the Terminator shall, no later than 1:00 pm (New York City time) on such day, deliver to the Trust Administrator and the Trust Administrator shall deposit funds in the Distribution Account in an amount equal to the sum of the Termination Price (which shall be based on the Estimated Swap Termination Payment), and (y) if the Trust Administrator shall have determined that the all of the requirements for Optional Termination have been met, including without limitation the deposit required pursuant to the immediately preceding clause (x) as well as the requirements specified in Section 9.01(c), then the Trust Administrator shall, on the same Business Day, provide written notice to the Terminator and the Interest Rate Swap Provider confirming (a) its receipt of the Termination Price (which shall be based on the Estimated Swap Termination Payment), and (b) that all other requirements of the Optional Termination have been met (the “Optional Termination Notice”).  Upon the delivery of the Optional Termination Notice by the Trust Administrator pursuant to the preceding sentence, (i) the optional termination shall become irrevocable, (ii) the notice to Certificateholders of such optional termination provided pursuant to Section 9.01(c) shall become unrescindable, (iii) the Interest Rate Swap Provider shall determine the Swap Termination Payment in accordance with the Interest Rate Swap Agreement (which shall not exceed the Estimated Swap Termination Payment), and (iv) the Interest Rate Swap Provider shall provide to the Trust Administrator written notice of the amount of the Swap Termination Payment not later than one (1) Business Days prior to the final Distribution Date specified in the notices required pursuant to Section 9.01(c).

(f)  Notice of the liquidation of any Certificates shall be given promptly by the Trust Administrator by letter to the related Certificateholders and the Interest Rate Swap Provider mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each related REO Property remaining in REMIC I by the Terminator, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the related Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which REMIC I will terminate and final payment of the Certificates and will be made upon presentation and surrender of the Certificates at the office of the Trust Administrator therein designated, (ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the Certificates from and after the Interest Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Trust Administrator. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in REMIC I by the Terminator, the Terminator shall deliver to the Trust Administrator (as set forth in Section 9.01(d)) for deposit in the Distribution Account an amount in immediately available funds equal to the Termination Price. Upon certification to the Trust Administrator and the Trustee by a Servicing Officer of the making of such final deposit, the Trust Administrator shall promptly release or cause to be released to the related Terminator the Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments delivered to it which are necessary to effectuate such transfer.

(g)  Upon receipt of notice by the Trust Administrator of the presentation of the Certificates by the Certificateholders on the related final Distribution Date to the Trust Administrator, the Trust Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates the amount otherwise distributable on such Distribution Date in accordance with Section 4.01 in respect of the Certificates so presented and surrendered. Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Trust Administrator and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trust Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall, directly or through an agent, mail a final notice to remaining related non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the trust funds. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall pay to Citigroup Global Markets Inc. all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trust Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

Immediately following the deposit of funds in trust hereunder in respect of each of the Certificates the Trust Fund shall terminate.

SECTION 9.02	Additional Termination Requirements.

(d)  In the event that the Terminator purchases all the Mortgage Loans and each REO Property, each REMIC shall be terminated, in each case in accordance with the following additional requirements (or in connection with the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I, the additional requirement specified in clause (i) below):

(i)  The Trust Administrator shall specify the first day in the 90-day liquidation period in a statement attached to each REMIC’s final Tax Return pursuant to Treasury regulation Section 1.860F-1, and such termination shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained at the expense of the Servicer;

(ii)  During such 90-day liquidation period, and at or prior to the time of making of the final payment on the Certificates, the Trust Administrator shall sell all of the assets of REMIC I to the Terminator for cash; and

(iii)  At the time of the making of the final payment on the related Certificates, the Trust Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates all cash on hand in REMIC I (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(e)  At the expense of the Terminator (or in the event of termination under Section 9.01(a)(ii), at the expense of the Servicer), the Terminator shall prepare or cause to be prepared the documentation required in connection with the adoption of a plan of liquidation of REMIC I pursuant to this Section 9.02.

(f)  By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Trust Administrator to specify the 90-day liquidation period for each REMIC which authorization shall be binding upon all successor Certificateholders.

ARTICLE X

REMIC PROVISIONS

SECTION 10.01	REMIC Administration.

(d)  The Trust Administrator shall elect to treat each REMIC created hereunder as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made by the Trust Administrator on behalf of the Trustee on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of the REMIC election in respect of REMIC I, the REMIC I Regular Interests shall be designated as the Regular Interests in REMIC I and the Class R-I Interest shall be designated as the Residual Interest in REMIC I.  The REMIC II Regular Interests shall be designated as the Regular Interests in REMIC II and the Class R-II Interest shall be designated as the Residual Interest in REMIC II.  The REMIC III Regular Interests shall be designated as the Regular Interests in REMIC III and the Class R-III Interest shall be designated as the Residual Interest in REMIC III.  The Floating Rate Certificates (exclusive of any right to receive distributions from or obligation to make payments to the Net WAC Rate Carryover Reserve Account in respect of the Net WAC Rate Carryover Amount or the Swap Account), the Class CE Interest, the Class IO Interest and the Class P Interest shall be designated as the Regular Interests in REMIC IV and the Class R-IV Interest shall be designated as the Residual Interest in REMIC IV.  The Class CE Certificates (exclusive of any right to receive distributions from or obligation to make payments to the Net WAC Rate Carryover Reserve Account in respect of the Net WAC Rate Carryover Amount or the Swap Account) shall be designated as the Regular Interests in REMIC V and the Class R-V Interest shall be designated as the Residual Interest in REMIC V. The Class P Certificates shall be designated as the Regular Interests in REMIC VI and the Class R-VI Interest shall be designated as the Residual Interest in REMIC VI.  The SWAP IO Interest shall be designated as the Regular Interests in REMIC VII and the Class R-VII Interest shall be designated as the Residual Interest in REMIC VII.  Neither the Trustee nor the Trust Administrator shall permit the creation of any “interests” in any Trust REMIC (within the meaning of Section 860G of the Code) other than the REMIC Regular Interests and the interests represented by the Certificates.

(e)  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC created hereunder within the meaning of Section 860G(a)(9) of the Code.

(f)  The Trust Administrator shall pay any and all expenses relating to any tax audit of the Trust Fund (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to any Trust REMIC that involve the Internal Revenue Service or state tax authorities), and shall be entitled to reimbursement from the Trust therefor to the extent permitted under Section 8.05. The Trust Administrator, as agent for any Trust REMIC’s tax matters person, shall (i) act on behalf of the Trust Fund in relation to any tax matter or controversy involving any Trust REMIC and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The holder of the largest Percentage Interest of the Residual Certificates shall be designated, in the manner provided under Treasury regulations section 1.860F-4(d) and Treasury regulations section 301.6231(a)(7)-1, as the tax matters person of the related REMIC created hereunder. By its acceptance thereof, the holder of the largest Percentage Interest of the Residual Certificates hereby agrees to irrevocably appoint the Trust Administrator or an Affiliate as its agent to perform all of the duties of the tax matters person for the Trust Fund.

(g)  The Trust Administrator shall prepare and the Trustee at the direction of the Trust Administrator shall sign and the Trust Administrator shall file all of the Tax Returns in respect of the REMIC created hereunder. The expenses of preparing and filing such returns shall be borne by the Trust Administrator without any right of reimbursement therefor.  The Servicer shall provide on a timely basis to the Trust Administrator or its designee such information with respect to the assets of the Trust Fund as is in its possession and reasonably required by the Trust Administrator to enable it to perform its obligations under this Article.

(h)  The Trust Administrator shall perform on behalf of any Trust REMIC all reporting and other tax compliance duties that are the responsibility of the REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority including the filing of Form 8811 with the Internal Revenue Service within 30 days following the Closing Date. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Trust Administrator shall provide (i) to any Transferor of a Residual Certificate such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of any Trust REMIC.  The Servicer shall provide on a timely basis to the Trust Administrator such information with respect to the assets of the Trust Fund, including, without limitation, the Mortgage Loans, as is in its possession and reasonably required by the Trust Administrator to enable it to perform its obligations under this subsection. In addition, the Depositor shall provide or cause to be provided to the Trust Administrator, within ten (10) days after the Closing Date, all information or data that the Trust Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumption and projected cash flow of the Certificates.

(i)  The Trustee, the Trust Administrator, the Servicer and the Holders of Certificates shall take such action or cause the Trust REMIC to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions. The Trustee, the Trust Administrator and the Servicer shall not take any action or cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of each Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless the Trustee has received an Opinion of Counsel, addressed to the Trustee and the Trust Administrator (at the expense of the party seeking to take such action but in no event at the expense of the Trustee or the Trust Administrator) to the effect that the contemplated action will not, with respect to any Trust REMIC, endanger such status or result in the imposition of such a tax, nor shall the Servicer take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Trust Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action; provided that the Servicer may conclusively rely on such Opinion of Counsel and shall incur no liability for its action or failure to act in accordance with such Opinion of Counsel. In addition, prior to taking any action with respect to any Trust REMIC or the respective assets of each, or causing any Trust REMIC to take any action, which is not contemplated under the terms of this Agreement, the Servicer consult with the Trustee and the Trust Administrator or their designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC and the Servicer shall not take any such action or cause any Trust REMIC to take any such action as to which the Trustee or the Trust Administrator has advised it in writing that an Adverse REMIC Event could occur; provided that the Servicer may conclusively rely on such writing and shall incur no liability for its action or failure to act in accordance with such writing. The Trust Administrator and the Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Trustee or the Trust Administrator.  At all times as may be required by the Code, the Trustee, the Trust Administrator and the Servicer will ensure that substantially all of the assets of REMIC I will consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code, to the extent such obligations are within the Trustee’s, Trust Administrator’s or Servicer’s, as applicable, control and not otherwise inconsistent with the terms of this Agreement.

(j)  In the event that any tax is imposed on “prohibited transactions” of the REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the REMIC as defined in Section 860G(c) of the Code, on any contributions to the REMIC after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trust Administrator pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trust Administrator of any of its obligations under this Article X, (ii) to the Trustee pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article X, (iii) to the Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Servicer of any of its obligations under Article III or this Article X, or otherwise (iv) against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom.

(k)  The Trust Administrator shall prepare and forward to the Certificateholders, upon written request, and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them under the Code, including, but not limited to, the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement).

(l)  The Trust Administrator shall, for federal income tax purposes, maintain books and records with respect to any Trust REMIC on a calendar year and on an accrual basis.

(m)  Following the Startup Day, the Servicer, the Trustee and the Trust Administrator shall not accept any contributions of assets to any Trust REMIC other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the Trust Fund will not cause the REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject the REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(n)  None of the Trustee, the Trust Administrator or the Servicer shall enter into any arrangement by which any Trust REMIC will receive a fee or other compensation for services nor permit either such REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

SECTION 10.02	Prohibited Transactions and Activities.

None of the Depositor, the Servicer, the Trust Administrator or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of any Trust REMIC, (iii) the termination of any Trust REMIC pursuant to Article IX of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement), nor acquire any assets for any Trust REMIC (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the Collection Account or the Distribution Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee and the Trust Administrator (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee or the Trust Administrator) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) cause any Trust REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

SECTION 10.03	Servicer, Trustee and Trust Administrator Indemnification.

(d)  The Trust Administrator agrees to indemnify the Trust Fund, the Depositor, the Servicer and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, the Depositor, the Servicer or the Trustee as a result of a breach of the Trust Administrator’s covenants set forth in this Article X.

(e)  The Servicer agrees to indemnify the Trust Fund, the Depositor, the Trust Administrator and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Trust Administrator or the Trustee, as a result of a breach of the Servicer’s covenants set forth in Article III or this Article X.

(f)  The Trustee agrees to indemnify the Trust Fund, the Depositor, the Trust Administrator and the Servicer for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Trust Administrator or the Servicer, as a result of a breach of the Trustee’s covenants set forth in this Article X.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01	Amendment.

This Agreement may be amended from time to time by the Depositor, the Servicer, the Trustee and the Trust Administrator without the consent of any of the Certificateholders, (i) to cure any mistake, including without limitation conforming this Agreement to the final version of the Prospectus Supplement pursuant to which the affected Class of Certificates was initially offered and sold, (ii) to modify or supplement any provision herein which may be ambiguous and/or inconsistent with any other provision herein or (iii) to make any other provision with respect to any matter or question arising under this Agreement which shall not be inconsistent with the provisions of this Agreement.  Any such amendment shall require (a) an Opinion of Counsel delivered to the Trustee and the Trust Administrator concluding that such amendment will not adversely affect in any material respects the interests of any Certificateholder, (b) written or electronic notice (or verbal confirmation from a Rating Agency as evidenced by an Officer’s Certificate of the Depositor) to the Depositor, the Servicer, the Trust Administrator and the Trustee from each Rating Agency that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency or (c) solely as to an amendment pursuant to clause (i) above, an Officer’s Certificate of the Depositor identifying the mistake, stating that the amendment is needed to correct the mistake and describing the basis for such conclusion. No amendment effected as provided above will be deemed to adversely affect in any material respect the interests of any Certificateholder.

This Agreement may also be amended from time to time by the Depositor, the Servicer, the Trustee and the Trust Administrator with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates (as evidenced by either (i) an Opinion of Counsel delivered to the Trustee and Trust Administrator or (ii) written notice to the Depositor, the Servicer, the Trustee and the Trust Administrator from the Rating Agencies that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency) in a manner, other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights allocated to such Class, or (iii) modify the consents required by the immediately preceding clauses (i) and (ii) without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or the Servicer or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates. Upon entering into an amendment to this Agreement, a copy of such amendment shall be sent by the Trust Administrator to the Rating Agencies.

Notwithstanding any contrary provision of this Agreement, neither the Trustee nor the Trust Administrator shall consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel to the effect that such amendment will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

Prior to executing any amendment pursuant to this Section, the Trustee and the Trust Administrator shall be entitled to receive an Opinion of Counsel (provided by the Person requesting such amendment) to the effect that such amendment is authorized or permitted by this Agreement.

Notwithstanding any of the other provisions of this section 11.01, none of the parties to this Agreement shall enter into any amendment to this Agreement that could reasonably be expected to have a material adverse effect on the interests of  the Interest Rate Swap Provider hereunder (excluding, for the avoidance of doubt, any amendment to the Pooling and Servicing Agreement that is entered into solely for the purpose of appointing a successor servicer, trust administrator, trustee or other service provider) without the prior written consent of the Interest Rate Swap Provider, which consent shall not be unreasonably withheld, conditioned or delayed.

Promptly after the execution of any such amendment the Trust Administrator shall make available a copy of such amendment on its website.

It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trust Administrator may prescribe.

The cost of any Opinion of Counsel to be delivered pursuant to this Section 11.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee or the Trust Administrator.

Notwithstanding the foregoing, each of the Trustee and Trust Administrator may, but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

SECTION 11.02	Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Certificateholders, but only upon direction of Certificateholders accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 11.03	Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of any of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless (i) such Holder previously shall have given to the Trustee and Trust Administrator a written notice of default and of the continuance thereof, as hereinbefore provided, and (ii) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee and the Trust Administrator to institute such action, suit or proceeding in its own name as Trustee or Trust Administrator hereunder and shall have offered to the Trustee or the Trust Administrator, as applicable, such indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee or the Trust Administrator, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder, the Trustee and the Trust Administrator, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder, the Trustee and the Trust Administrator shall be entitled to such relief as can be given either at law or in equity.

SECTION 11.04	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 11.05	Notices.

All directions, demands and notices hereunder shall be sent (i) via facsimile (with confirmation of receipt) or (ii) in writing and shall be deemed to have been duly given when received if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service or delivered in any other manner specified herein, to (a) in the case of the Depositor, 390 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group (telecopy number (212) 723-8604), or such other address or telecopy number as may hereafter be furnished to the Servicer, the Trust Administrator and the Trustee in writing by the Depositor, (b) in the case of the Servicer, 1 Home Campus, Des Moines, IA 50328-0001, Attention: John B. Brown, MAC X 2302-033, (telecopy number: (515) 324-3118), with a copy to General Counsel, 1 Home Campus, Des Moines, IA 50328-0001, MAC X 2401-06T, (telecopy number: (515) 213-5192) or such other address or telecopy number as may hereafter be furnished to the Trustee, the Trust Administrator and the Depositor in writing by the Servicer, (c) in the case of the Trust Administrator, 388 Greenwich Street – 14th Floor, New York, New York 10013, Attention: CMLTI 2007-WFHE4 (telecopy number (949) 250-6450), or such other address or telecopy number as may hereafter be furnished to the Trustee, the Servicer and the Depositor in writing by the Trust Administrator, (d) in the case of the Trustee, U.S. Bank National Association, One Federal Street – 3rd Floor, Boston, Massachusetts 02110, Attention: Structured Finance/CMLTI 2007-WFHE4 (telecopy number (617) 603-6637), or such other address or telecopy number as may hereafter be furnished to the Servicer, the Trust Administrator and the Depositor in writing by the Trustee and (e) in the case of the Swap Provider, Bear Stearns Financial Products Inc., 383 Madison Avenue, New York, New York 10179, Attention: DPC Manager or such other address or telecopy number as may hereafter be furnished to the Servicer, the Trust Administrator and the Depositor in writing by the Swap Provider. Any notice required or permitted to be given to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

SECTION 11.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 11.07	Notice to Rating Agencies.

The Trust Administrator shall use its best efforts promptly to provide notice to the Rating Agencies, and the Servicer shall use its best efforts promptly to provide notice to the Trust Administrator, with respect to each of the following of which the Trust Administrator or the Servicer, as applicable, has actual knowledge:

1.           Any material change or amendment to this Agreement;

2.           The occurrence of any Servicer Event of Default that has not been cured or waived;

3.           The resignation or termination of the Servicer, the Trust Administrator or the Trustee;

4.           The repurchase or substitution of Mortgage Loans pursuant to or as contemplated by Section 2.03;

5.           The final payment to the Holders of any Class of Certificates;

6.           Any change in the location of the Collection Account or the Distribution Account;

7.           Any event that would result in the inability of the Trust Administrator or the Trustee, as applicable, were it to succeed as Servicer, to make advances regarding delinquent Mortgage Loans; and

8.           The filing of any claim under the Servicer’s blanket bond and errors and omissions insurance policy required by Section 3.14 or the cancellation or material modification of coverage under any such instrument.

In addition, the Trust Administrator shall make available to the Rating Agencies copies of each report to Certificateholders described in Section 4.02 and the Servicer, as required pursuant to Section 3.20 and Section 3.21, shall promptly furnish to the Rating Agencies copies of the following:

1.           Each annual statement as to compliance described in Section 3.20; and

2.           Each annual independent public accountants’ servicing report described in Section 3.21.

Any such notice pursuant to this Section 11.07 shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041 and to Moody’s at 99 Church Street, New York, New York 10007 or such other addresses as the Rating Agencies may designate in writing to the parties hereto.

SECTION 11.08	Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 11.09	Grant of Security Interest.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans by the Depositor to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; (2) the conveyance provided for in Section 2.01 hereof shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor’s obligations under this Agreement, including the obligation to provide to the Certificateholders the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee.

SECTION 11.10	Third Party Rights.

The parties hereto agree that the Interest Rate Swap Provider shall be an express third-party beneficiary of any obligation under this Agreement that may affect its rights to receive any payment or to the return of collateral under this Agreement and any other express rights under this Agreement or the Interest Rate Swap Agreement and shall have the rights to enforce such obligations and rights as it were a party hereto.

SECTION 11.11	Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.20, 3.21 and  4.07 of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB promulgated by the SEC under the 1934 Act (17 C.F.R. §§ 229.1100 - 229.1123), as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the SEC from time to time.  Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, opinion of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with requests made by the Depositor for delivery of additional or different information, to the extent that such information is available or reasonably attainable, as the Depositor may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the parties’ obligations as are necessary to accommodate evolving interpretations of the provisions of Regulation AB; provided, however, that any such changes shall require the consent of each of the parties hereto.

IN WITNESS WHEREOF, the Depositor, the Servicer, the Trust Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

CITIGROUP MORTGAGE LOAN TRUST INC., as Depositor
By: /s/ Matthew R. Bollo Name: Matthew R. Bollo Title: AVP
WELLS FARGO BANK, N.A., as Servicer
By: /s/ Gretchen E. Leff Name: Gretchen E. Leff Title: Assistant Vice President

CITIBANK, N.A., as Trust Administrator
By: /s/ Valerie Delgado Name: Valerie Delgado Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By: /s/ Clare M. O’Brien Name: Clare M. O’Brien Title: Vice President

For purposes of Sections 6.06, 6.07 and 6.08:
CLAYTON FIXED INCOME SERVICES INC.
By: /s/ Kevin J. Kanouff___________________
Name: Kevin J. Kanouff
Title: President and General Counsel

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
On the ____ day of October 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a __________________ of Citigroup Mortgage Loan Trust Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________________
Notary Public

 [Notarial Seal]

STATE OF ______________	)
) ss.:
COUNTY OF ___________	)

On the ____ day of October 2007, before me, a notary public in and for said State, personally appeared _________________, known to me to be a ________________ of Wells Fargo Bank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________________
Notary Public

 [Notarial Seal]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ____ day of October 2007, before me, a notary public in and for said State, personally appeared _________________, known to me to be a ________________ of Citibank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________________
Notary Public

[Notarial Seal]

STATE OF ______________	)
) ss.:
COUNTY OF ___________	)

On the ____ day of October 2007, before me, a notary public in and for said State, personally appeared _________________, known to me to be a ________________ of U.S. Bank National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________________
Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

ANY INITIAL PURCHASER OR TRANSFEREE OF  THIS CERTIFICATE SHALL BE DEEMED TO MAKE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(B) OF THE AGREEMENT.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date: $148,683,000.00
Pass-Through Rate: Variable	Denomination: $148,683,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAB0

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-1 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1.  None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Servicer and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ____________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to___________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-2

FORM OF CLASS A-2A CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

ANY INITIAL PURCHASER OR TRANSFEREE OF  THIS CERTIFICATE SHALL BE DEEMED TO MAKE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(B) OF THE AGREEMENT.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class A-2A Certificates as of the Issue Date: $64,806,000.00
Pass-Through Rate: Variable	Denomination: : $64,806,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAC8
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-2A Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-2A Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-2A Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-3

FORM OF CLASS A-2B CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

ANY INITIAL PURCHASER OR TRANSFEREE OF  THIS CERTIFICATE SHALL BE DEEMED TO MAKE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(B) OF THE AGREEMENT.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class A-2B Certificates as of the Issue Date: $32,832,000.00
Pass-Through Rate: Variable	Denomination: $32,832,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAD6
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-2B Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-2B Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-2B Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ___________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-4

FORM OF CLASS A-2C CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

ANY INITIAL PURCHASER OR TRANSFEREE OF  THIS CERTIFICATE SHALL BE DEEMED TO MAKE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(B) OF THE AGREEMENT.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class A-2C Certificates as of the Issue Date: $7,599,000.00
Pass-Through Rate: Variable	Denomination: $7,599,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAE4
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-2C Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-2C Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-2C Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ___________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-5

FORM OF CLASS X-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Original Notional Amount of the Class X-1 Certificates as of the Issue Date: $117,577,000.00
Pass-Through Rate: Variable	Denomination: $117,577,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAA2

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the Denomination of this Class X-1 Certificate by the Original Notional Amount) in that certain beneficial ownership interest evidenced by all the Class X-1 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class X-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent

EXHIBIT A-6

FORM OF CLASS M-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE CLASS X-1 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date: $9,812,000.00
Pass-Through Rate: Variable	Denomination: $9,812,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAF1
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-1 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-7

FORM OF CLASS M-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES AND THE CLASS M-1 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date: $8,120,000.00
Pass-Through Rate: Variable	Denomination: $8,120,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAJ3
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-2 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to___________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-8

FORM OF CLASS M-3A CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES AND THE CLASS M-2 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-3A Certificates as of the Issue Date: $6,507,000.00
Pass-Through Rate: Variable	Denomination: $6,507,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAK0
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-3A Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-3A Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-3A Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-9

FORM OF CLASS M-3B CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES AND THE CLASS M-2 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-3B Certificates as of the Issue Date: $8,380,000.00
Pass-Through Rate: Variable	Denomination: $8,380,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAL8
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-3B Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-3B Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-3B Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-10

FORM OF CLASS M-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES AND THE CLASS M-3 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date: $4,737,000.00
Pass-Through Rate: Variable	Denomination: $4,737,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAM6
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-4 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-4 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to_________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to__________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-11

FORM OF CLASS M-5 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES AND THE CLASS M-4 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date: $6,597,000.00
Pass-Through Rate: Variable	Denomination: $6,597,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAN4
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-5 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-5 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-12

FORM OF CLASS M-6 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES AND THE CLASS M-5 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date: $5,245,000.00
Pass-Through Rate: Variable	Denomination: : $5,245,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAP9
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-6 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-6 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-13

FORM OF CLASS M-7 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES AND THE CLASS M-6 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date: $3,552,000.00
Pass-Through Rate: Variable	Denomination: $3,552,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAQ7
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-7 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-7 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator, the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to___________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-14

FORM OF CLASS M-8 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES AND THE CLASS M-7 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date: $2,538,000.00
Pass-Through Rate: Variable	Denomination: $2,538,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAR5
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-8 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-8 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to___________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-15

FORM OF CLASS M-9 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES,  THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES AND THE CLASS M-8 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series 2007-WFHE4	Aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date: $4,906,000.00
Pass-Through Rate: Variable	Denomination: $4,906,000.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
CUSIP: 17313JAS3
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED  PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-9 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-9 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate to a Plan subject to ERISA or section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using "Plan Assets" to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-16

FORM OF CLASS CE CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS X-1 CERTIFICATES, AND THE MEZZANINE CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE UNLESS THE TRANSFEREE OF SUCH CERTIFICATE PROVIDES TO THE TRUSTEE THE APPROPRIATE TAX CERTIFICATION FORM (I.E., IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8ECI, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO)), AS A CONDITION TO SUCH TRANSFER AND AGREES TO UPDATE SUCH FORMS (I) UPON EXPIRATION OF ANY SUCH FORM, (II) AS REQUIRED UNDER THEN APPLICABLE U.S. TREASURY REGULATIONS AND (III) PROMPTLY UPON LEARNING THAT ANY IRS FORM W-9 OR IRS FORM W-8BEN, W-8IMY, W-8EXP OR W-8ECI, AS APPLICABLE (OR ANY SUCCESSOR FORM THERETO), HAS BECOME OBSOLETE OR INCORRECT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2007-WFHE4	Aggregate Certificate Principal Balance of the Class CE Certificates as of the Issue Date: $24,022,674.00
Pass-Through Rate: Variable	Denomination: $24,022,674.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Servicer: Wells Fargo Bank, N.A.
First Distribution Date: November 26, 2007	Trust Administrator: Citibank, N.A.
No. 1	Trustee: U.S. Bank National Association
Aggregate Notional Amount of the Class CE Certificates as of the Issue Date: $338,336,674.00	Issue Date: October 31, 2007

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE INITIAL CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT, AS THE CASE MAY BE, OF THIS CERTIFICATE.

ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class CE Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class CE Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator  by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Servicer and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.  In addition, no transfer of this Certificate shall be made except in accordance with the tax certification form procedures set forth in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto ________________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to___________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to___________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-17

FORM OF CLASS P CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2007-WFHE4	Aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date: $100.00
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007	Denomination: $100.00
First Distribution Date: November 26, 2007	Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Citibank, N.A.
Trustee: U.S. Bank National Association
Issue Date: October 31, 2007

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class P Certificates in REMIC II created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class P Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator  by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Servicer and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trustee assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-18

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUST ADMINISTRATOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.  NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.  EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE AGREEMENT REFERRED TO HEREIN.  ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series 2007-WFHE4	Aggregate Percentage Interest of the Class R Certificates as of the Issue Date: 100%
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007
First Distribution Date: November 26, 2007	Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Citibank, N.A.
Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate, first lien and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Inc. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class R Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class R Certificates created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.  Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator, the Trustee, and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

Any resale, transfer or other disposition of this certificate may be made only in accordance with the provisions of section 5.02 of the agreement referred to herein.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Servicer and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trust Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R Certificates have been designated as a residual interest in the REMICs as set forth in the Agreement, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon any REMIC.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the purchase by the Servicer of all Mortgage Loans and related REO Property remaining in REMIC I, (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in REMIC I.  The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and none of the Trustee, Servicer or Trust Administrator assume responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.
I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT A-19

FORM OF CLASS R-X CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUST ADMINISTARTOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.  NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.  EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE AGREEMENT REFERRED TO HEREIN.  ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series 2007-WFHE4	Aggregate Percentage Interest of the Class R-X Certificates as of the Issue Date: 100%
Cut-off Date and date of Pooling and Servicing Agreement: October 1, 2007
First Distribution Date: November 26, 2007	Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Citibank, N.A.
Trustee: U.S. Bank National Association
Issue Date: October 31, 2007
DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate, first lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Inc. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class R-X Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class R-X Certificates created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Servicer, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R-X Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.  Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Trust Administrator, the Trustee, and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

Any resale, transfer or other disposition of this certificate may be made only in accordance with the provisions of section 5.02 of the agreement referred to herein.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Servicer and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trust Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R-X Certificates have been designated as a residual interest in the REMICs as set forth in the Agreement, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R-X Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon any REMIC.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the purchase by the Servicer of all Mortgage Loans and related REO Property remaining in REMIC I, (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in REMIC I.  The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and none of the Trustee, Servicer or Trust Administrator assume responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: October ___, 2007

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Citibank, N.A., as Trust Administrator

By:______________________________ Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)  unto _______________________________________________________________________________________________

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.
I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________________________________________________________________________ _______________________________________________________________ for the account of _______________________________, account number ______________________________, or, if mailed by check, to__________________________________________________________________________________________________________________________________________________________________________
.
Applicable statements should be mailed to____________________________________________________________________________________________________________________________________________
.
This information is provided by ___________________________________________, the assignee named above, or ________________________________________, as its agent.

EXHIBIT B

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the Trust Administrator pursuant to Section 4.07(a)(iv).  If the Trust Administrator is indicated below as to any item, then the Trust Administrator is primarily responsible for obtaining that information.

Under Item 1 of Form 10-D: a) items marked “4.02 statement” are required to be included in the periodic Distribution Date statement under Section 4.02, provided by the Trust Administrator based on information received from the Servicer; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the 4.02 statement, provided by the party indicated.  Information under all other Items of Form 10-D is to be included in the Form 10-D report.

Form	Item	Description	Responsible Party
10-D	Must be filed within 15 days of the Distribution Date.
	1	Distribution and Pool Performance Information
Item 1121(a) – Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.	4.02 statement
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.	4.02 statement
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:	4.02 statement
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.	4.02 statement
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.

4.02 statement
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.	4.02 statement
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.	4.02 statement
		(4) Beginning and ending principal balances of the asset-backed securities.	4.02 statement
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.

4.02 statement
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.	4.02 statement
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.

4.02 statement
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average life, weighted average remaining term, pool factors and prepayment amounts.

4.02 statement Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period. In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets.	4.02 statement. Form 10-D report: Depositor
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.

4.02 statement
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	Form 10-D report: Trust Administrator (to the extent of the Trust Administrator’s actual knowledge)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	Form 10-D report
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.	4.02 statement
(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,
[information regarding] any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.

Form 10-D report: Depositor Form 10-D report: Depositor Form 10-D report: Depositor
		Item 1121(b) – Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).	Depositor
	2	Legal Proceedings
Item 1117 – Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

Seller

Depositor

Trustee

Trust Administrator

Issuing entity

Servicer

Originator

Custodian

Seller Depositor Trustee Trust Administrator Depositor Servicer Originator Custodian
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K.  Pricing information can be omitted if securities were not registered.

Depositor
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)	N/A
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q	Depositor or Trust Administrator (to the extent of the Trust Administrator’s actual knowledge)
	6	Significant Obligors of Pool Assets
		Item 1112(b) –Significant Obligor Financial Information*	Depositor
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
		Item 1114(b)(2) – Credit Enhancement Provider Financial Information* Determining applicable disclosure threshold Obtaining required financial information or effecting incorporation by reference	Depositor Depositor
Item 1115(b) – Derivative Counterparty Financial Information*

Determining current maximum probable exposure

Determining current significance percentage

Obtaining required financial information or effecting incorporation by reference

Depositor Trust Administrator Depositor
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below
	9	Exhibits
		Distribution report	Trust Administrator
		Exhibits required by Item 601 of Regulation S-K, such as material agreements	Depositor
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.
Examples: servicing agreement, custodial agreement.
Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

Depositor
	1.02	Termination of a Material Definitive Agreement
Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.
Examples: servicing agreement, custodial agreement.

Depositor
	1.03	Bankruptcy or Receivership
		Disclosure is required regarding the bankruptcy or receivership with respect to any of the following: Sponsor (Seller), Depositor, Servicer, Trust Administrator, Interest Rate Cap Provider, Custodian	Trust Administrator (to the extent of the Trust Administrator’s actual knowledge)
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.
Disclosure will be made of events other than waterfall triggers which are disclosed in the 4.02 statement

Trust Administrator (to the extent of the Trust Administrator’s actual knowledge)
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement	Trust Administrator
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”	Depositor
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]	Depositor
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 4.07]	Depositor
	6.02	Change of Servicer, Trustee or Trust Administrator
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, trust administrator or trustee.  Reg AB disclosure about any new servicer, trust administrator or trustee is also required.

Trust Administrator or Servicer
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided.  Applies to external credit enhancements as well as derivatives.  Reg AB disclosure about any new enhancement provider is also required.

Depositor
	6.04	Failure to Make a Required Distribution
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

Depositor
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.	Depositor
	7.01	Regulation FD Disclosure
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.	Depositor
	9.01	Financial Statements and Exhibits
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	Depositor
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) –Significant Obligor Financial Information	N/A
		Item 1114(b)(2) – Credit Enhancement Provider Financial Information Determining applicable disclosure threshold Obtaining required financial information or effecting incorporation by reference	Depositor Depositor
Item 1115(b) – Derivative Counterparty Financial Information

Determining current maximum probable exposure

Determining current significance percentage

Obtaining required financial information or effecting incorporation by reference

Trust Administrator Trust Administrator Depositor

Item 1119 – Affiliations and relationships between the following entities, or their respective affiliates entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, that are material to Certificateholders:

Seller
Depositor
Trustee
Trust Administrator
Issuing entity
Servicer
Originator
Custodian
Credit Enhancer/Support Provider, if any
Significant Obligor, if any
Seller Depositor Trustee Trust Administrator Issuing entity Servicer Originator Custodian Depositor Depositor
		Item 1122 – Assessment of Compliance with Servicing Criteria	Each Party participating in the servicing function
		Item 1123 – Servicer Compliance Statement	Servicer

EXHIBIT C

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer – transaction party having borrower contact
Master Servicer – aggregator of pool assets
Trust Administrator – waterfall calculator (may be the Trustee, or may be the Master Servicer)
Back-up Servicer – named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian – safe keeper of pool assets
Paying Agent – distributor of funds to ultimate investor (Trust Administrator performs this function)
Trustee – fiduciary of the transaction

Note:  The definitions above describe the essential function that the party performs, rather than the party’s title.  So, for example, in a particular transaction, the trustee may perform the “paying agent” and “trust administrator” functions, while in another transaction, the trust administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:
X - obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Trust Administrator
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act. *
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.			X
____________________
* Subject to clarification from the SEC.

EXHIBIT D

FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

ASSIGNMENT AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (“Assignment Agreement”) made as of October 31, 2007, among Citigroup Global Markets Realty Corp. (the “Assignor”), Wells Fargo Bank, N.A. (the “Company” or the “Seller”) and Citigroup Mortgage Loan Trust Inc. (the “Assignee”) for the benefit of the holders of the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4.

In consideration of the mutual promises contained herein the parties hereto agree that (i) the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”),  (ii) the Amended and Restated Master Mortgage Loan Purchase Agreement (the “Agreement”), dated as of March 1, 2006, as amended by the First Amendment to the Amended and Restated Master Mortgage Loan Purchase Agreement, dated as of October 26, 2006 between the Assignor and the Company, pursuant to which the Assigned Loans were purchased by the Assignor from the Company and (iii) the Assignment and Conveyance Agreement (WFHM 2007-M07) (the “Assignment and Conveyance Agreement”), dated as of June 29, 2007, between the Company and the Assignor shall be subject to the terms of this Assignment Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1.  Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee). The rights of the Assignor under Section 4(b) of the Agreement shall survive the execution and delivery of this Assignment Agreement.

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  The Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this Assignment Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This Assignment Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents;

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this Assignment Agreement, or the Assignor's ability to perform its obligations under this Assignment Agreement;

(k)  The Assignor hereby represents and warrants that to the best of the Assignor’s knowledge, nothing has occurred in the period of time from the related Closing Date (as defined in the Assignment and Conveyance Agreement) to the date hereof which would cause such representation and warranties referred to in Exhibit A to be untrue in any material respect as of the date hereof;

(l)  No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

(m)  No Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in Standard & Poor’s LEVELS Version 6.0 Glossary Revised, Appendix E); and

(n)  All Mortgage Loans were originated in compliance with all applicable laws, including, but not limited to, all applicable anti-predatory lending laws.

2.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to hold the Assigned Loans;

(b)  Assignee has full power and authority to execute, deliver and perform its obligations under this Assignment Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this Assignment Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Assignment Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this Assignment Agreement, or the Assignee's ability to perform its obligations under this Assignment Agreement;

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Assignor under the Agreement with respect to the Assigned Loans; and

(f)  The Assignee agrees to be bound, as purchaser, by all of the terms, covenants and conditions of the Agreement and the Assigned Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor’s obligations as purchaser thereunder, with respect to the Assigned Loans.

3.  Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  The Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreement;

(c)  Company has full power and authority to execute, deliver and perform its obligations under this Assignment Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this Assignment Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Company. This Assignment Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the Company in Section 6(a) of the Agreement to be untrue in any material respect;

(f)  Each of the representations and warranties regarding the Assigned Loans set forth in Section 6(b) of the Agreement (and attached hereto as Exhibit A) are true and correct as of the related Closing Date (as defined in the Assignment and Conveyance Agreement);

(g)  Neither this Assignment Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this Assignment Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading; and

(h)  Each of the representations and warranties regarding the Assigned Loans set forth on Exhibit C attached hereto are true and correct of the related Closing Date (as defined in the Assignment and Conveyance Agreement).

4.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

5.  From and after the date hereof, the Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be further assigned by the Assignee to U.S. Bank National Association as trustee under the Pooling and Servicing Agreement, dated as of October 1, 2007 (the “Pooling and Servicing Agreement”), among the Citigroup Mortgage Loan Trust Inc. as depositor (the “Depositor”),  Wells Fargo Bank, N.A. as servicer (the “Servicer”), Citibank, N.A. as trust administrator (the “Trust Administrator”) and U.S. Bank National Association as trustee (the “Trustee”) and further acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Pooling and Servicing Agreement. It is the intention of Assignor, Company and Assignee that this Assignment Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Remedies for Breach of Representations and Warranties

6.  The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust’s behalf) in connection with any breach of the representations and warranties made by the Company set forth in Section 3 hereof shall be as set forth in Section 4(b) of the Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

In addition to the foregoing, in the event that a breach of any representation of the Company materially and adversely affects the interests of the Assignor in any prepayment penalty or the collectability of such prepayment penalty, the Company shall pay the amount of the scheduled prepayment penalty to the Assignor upon the payoff of any related Assigned Loan.

The Assignor hereby acknowledges and agrees that the remedies available to the Assignee and the Trust (including the Trustee and the Servicers acting on the Trust’s behalf) in connection with any breach of the representations and warranties made by the Assignor set forth in Section 4 hereof shall be as set forth in Section 2.03 of the Pooling Agreement as if they were set forth herein.

Notwithstanding the foregoing, the Assignor may, at its option, satisfy any obligation of the Company with respect to any breach of representation and warranty made by the Company regarding the Mortgage Loans.

Miscellaneous

7.  All demands, notices and communications related to the Assigned Loans, the Agreements and this Assignment Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:
WELLS FARGO BANK, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention:  John B. Brown, MAC X2302-033
Facsimile:  (515) 324-3118

With a copy to :
WELLS FARGO BANK, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention:  General Counsel, MAC X2401-06T
Facsimile:  (515) 213-5192

(b)	In the case of Assignor:
CITIGROUP GLOBAL MARKETS REALTY CORP.
390 Greenwich Street
New York, New York 10013
Attention: Mortgage Finance Group
Facsimile: (212) 723-8604

(c)	In the case of Assignee:
CITIGROUP MORTGAGE LOAN TRUST INC.
390 Greenwich Street
New York, New York 10013
Attention:  Mortgage Finance Group
Facsimile:  (212) 723-8604

8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment Agreement.

9.  This Assignment Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10.  No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11.  This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12.  This Assignment Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreement.

13.  This Assignment Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14.  In the event that any provision of this Assignment Agreement conflicts with any provision of the Agreement with respect to the Assigned Loans, the terms of this Assignment Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the day and year first above written.

CITIGROUP GLOBAL MARKETS REALTY CORP. as Assignor

By:
Name:
Title:

CITIGROUP MORTGAGE LOAN TRUST INC. as Assignee

By:
Name:
Title:

WELLS FARGO BANK, N.A. as Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOANS SCHEDULE

Available Upon Request

EXHIBIT A

Representations and Warranties

Capitalized terms used in this Exhibit A but not defined in this Assignment Agreement shall have the meanings given to such terms in the Agreement.

With respect to each Mortgage Loan:

(i)	Mortgage Loans as Described.

The information set forth in the respective Mortgage Loan Schedule and the Data File Elements contained on the Data File, delivered to the Purchaser is true and correct, provided that the Seller makes no representation or warranty as to the accuracy of Unverified Information;

(ii)           Payments Current.

All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited.  No payment under any Mortgage Loan has been 30 days delinquent more than one time within twelve (12) months prior to the related Closing Date;

(iii)           No Outstanding Charges.

There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  The Seller has not advanced funds, or induced, or solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(iv)           Original Terms Unmodified.

The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded or registered with the MERS System, if necessary, to protect the interests of the Purchaser and which has been delivered to the Custodian.  The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule.  No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Custodial Mortgage File delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(v)           No Defenses.

The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(vi)           No Satisfaction of Mortgage.

The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

(vii)          Validity of Mortgage Documents.

The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.  All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.

With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.  All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

(viii)         No Fraud.

No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller, or the Mortgagor (except with respect to the accuracy of Unverified Information), or to the best of the Seller’s knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

 (ix)           Compliance with Applicable Laws.

Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(x)            Location and Type of Mortgaged Property.

The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development, or a townhouse, or a cooperative, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae or Freddie Mac requirements, or the Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable, regarding such dwellings, and no residence or dwelling is a mobile home.  As of the respective appraisal date for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable and, to the best of the Seller’s knowledge, since the date of such appraisal, no portion of the Mortgaged Property has been used for commercial purposes outside of the Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable;

(xi)           Valid First Lien.

The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to:

(1)           the lien of current real property taxes and assessments not yet due and payable;

(2)           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)           other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser.

With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

(xii)           Full Disbursement of Proceeds.

The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(xiii)         Consolidation of Future Advances.

Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority (or second lien priority for each Mortgage Loan identified on the such Mortgage Loan Schedule as being a Second Lien Mortgage Loan) by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-off Date;

(xiv)         Ownership.

The Seller is the sole owner of record and holder of the Mortgage Loans and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Seller has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser.  The Seller is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

(xv)           Origination/Doing Business.

The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution that is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)  (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(xvi)          LTV, PMI Policy.

Each Mortgage Loan has an LTV as specified on the related Mortgage Loan Schedule.  Except as indicated on the Mortgage Loan Schedule and on the Data File, if the LTV of the Mortgage Loan was greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy.  If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC §4901, et seq.  All provisions of such PMI Policy or LPMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac.  Any Mortgage Loan subject to a PMI Policy or LPMI Policy obligates the Mortgagor or the Seller to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith.  The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(xvii)        Title Insurance.

The Mortgage Loan is covered by an ALTA lender's title insurance policy (or in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance) or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (or second priority if such Mortgage Loan is a Second Lien Mortgage Loan) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of subsection (xi) of this Section 6(b) with respect to each First Lien Mortgage Loan and subject only to the exceptions contained in clauses (1), (2), (3) and (4) of subsection (xlxii) with respect to each Second Lien Mortgage Loan, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy includes no exceptions regarding ingress, egress or encroachments that impact the value or the marketability of the Mortgaged Property. The Seller is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(xviii)       No Defaults.

There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration;

(xix)          No Mechanics' Liens.

There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (xvii) above;

(xx)           Location of Improvements; No Encroachments.

Except as insured against by the title insurance policy referenced in subsection (xvii) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(xxi)          Payment Terms.

Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than sixty (60) days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than forty (40) years (except with respect to certain Balloon Loans or Interest Only Mortgage Loans), with interest payable in arrears each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than the Periodic Interest Rate Cap on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the related Mortgage Note for such Mortgage Loan. As to each adjustable rate Mortgage Loan that is not an Interest Only Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an Adjustment Date or, with respect to an Interest Only Mortgage Loan, on an Adjustment Date following the related interest only period, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. With respect to each Balloon Loan, the Mortgage Loan is payable in equal monthly installments of principal and interest based on a fifteen (15), thirty (30) or forty (40) year amortization schedule, as set forth in the related Mortgage Note, and a final lump sum payment substantially greater than the preceding Monthly Payment is required which is sufficient to amortize the remaining principal balance of the Balloon Loan. No Balloon Loan has an original stated maturity of less than seven (7) years.

 (xxii)        Customary Provisions.

The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure.  There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(xxiii)        Occupancy of the Mortgaged Property.

As of the date of origination, the Mortgaged Property was in good repair and was lawfully occupied under applicable law;

(xxiv)       No Additional Collateral.

Except in the case of a Pledged Asset Mortgage Loan and as indicated on the related Data File, the Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in subsections (xi) and (xlxii);

(xxv)        Deeds of Trust.

In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(xxvi)       Acceptable Investment.

The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(xxvii)       Transfer of Mortgage Loans.

If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment of Mortgage, upon the insertion of the name of the assignee and recording information, is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(xxviii)     Mortgaged Property Undamaged.

The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

(xxix)        Collection Practices; Escrow Deposits.

The origination, servicing and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper.  With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law.  No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage Note;

(xxx)         No Condemnation.

There is no proceeding pending or to the best of the Seller’s knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

(xxxi)        The Appraisal.

The Servicing File include an appraisal, with the exception of any Time$aver® Mortgage Loan (which at the original origination were on form 1004 or form 2055 with interior inspections), of the related Mortgaged Property.  The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(xxxii)       Insurance.

The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10 of the Servicing Agreement, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, or (b) the greater of (i) either (1) the outstanding principal balance of the Mortgage Loan with respect to each First Lien Mortgage Loan or (2) with respect to each Second Lien Mortgage Loan, the sum of the outstanding principal balance of the First Lien on such Mortgage Loan and the outstanding principal balance of such Second Lien Mortgage Loan, or (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (a) the outstanding principal balance of the Mortgage Loan with respect to each First Lien Mortgage Loan or with respect to each Second Lien Mortgage Loan, the sum of the outstanding principal balance of the First Lien on such Mortgage Loan and the outstanding principal balance of such Second Lien Mortgage Loan, (b) the full insurable value or (c) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

(xxxiii)    Servicemembers Civil Relief Act.

The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended;

(xxxiv)      No Graduated Payments or Contingent Interest.

The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(xxxv)       No Construction Loans.

No Mortgage Loan was made in connection with (1) the construction or rehabilitation of a Mortgage Property or (2) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(xxxvi)	Underwriting.

(1)	Each Seller Mortgage Loan was underwritten in accordance with the Underwriting Guidelines;

(2)	Each Third-Party Mortgage Loan was underwritten in accordance with the Third-Party Underwriting Guidelines;

(3)	Each Exception Mortgage Loan was underwritten in accordance with the Underwriting Guidelines, subject to the exceptions specified on the related Assignment and Conveyance Agreement; and

(4)	Each Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(xxxvii)	Buydown Mortgage Loans.

With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(1)
On or before the date of origination of such Mortgage Loan, the Seller and the Mortgagor, or the Seller, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement.  The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Seller temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan.  The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan.  The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note.  The Buydown Mortgage Loan satisfies the requirements of the Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable;

(2)
The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement.  The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available.  The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Seller and if required under Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

(3)	The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan; and

(4)
As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the Underwriting Guidelines (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines, as applicable regarding buydown agreements;

(xxxviii)	Cooperative Loans.

With respect to each Cooperative Loan:

(1)
The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative.  Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made.  Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same;

(2)
A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Cooperative is located;

(3)
(i) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (iv) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (v) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (vi) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

(4)	The Seller has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor; and

(5)
Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Seller undertakes to convert the ownership of the collateral securing the related Cooperative Loan.;

(xxxix) HOEPA.

No Mortgage Loan is a Covered Loan or a High Cost Loan (in the case of state or local law, as determined without giving effect to any available federal preemption, other than any exemptions specifically provided for in the relevant state or local law);

(xl)           Anti-Money Laundering Laws.

The Seller has complied with all applicable anti-money laundering laws and regulations, (the "Anti-Money Laundering Laws"), and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws;

(xli)           Bankruptcy.

Except as permitted by the Underwriting Guidelines, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding as of the date the Mortgage Loan was closed and the proceeds of the Mortgage Loan were distributed;

(xlii)         Due on Sale.

The Mortgage or Mortgage Note contains an enforceable provision, to the extent not prohibited by federal law, for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder, provided that, with respect to Mortgage Notes which bear an adjustable rate of interest, such provision shall not be enforceable if the Mortgagor causes to be submitted to the Seller to evaluate the intended transferee as if a new Mortgage Loan were being made to such transferee, and the Seller reasonably determines that the security will not be impaired by such Mortgage Loan assumption and that the risk of breach of any covenant or agreement in such Mortgage is acceptable to the Purchaser;

(xliii)        Credit Reporting.

With respect to each Mortgage Loan, the Seller has furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Seller, in accordance with the Fair Credit Reporting Act and its implementing regulations;

(xliv)        Delivery of Custodial Mortgage Files.

The Mortgage Loan Documents contained in the Custodial Mortgage File required to be delivered by the Seller have been delivered to the Custodian.  The Seller is in possession of a complete, true and accurate Retained Mortgage File, except for such documents where the originals of which have been sent for recordation;

(xlv)        Single Premium Credit Life Insurance.

No Mortgagor has been offered or required to purchase single premium credit insurance in connection with the origination of the Mortgage Loan;

(xlvi)        Payment in Full.

The Seller had no knowledge, at the time of origination of the Mortgage Loan, of any fact that should have led it to expect that such Mortgage Loan would not be paid in full when due;

(xlvii)       MERS Mortgage Loans.

With respect to each MERS Mortgage Loan, a MIN has been assigned to the Mortgage Loan, the MIN appears on the Mortgage or related Assignment of Mortgage to MERS, the Mortgage or the related Assignment of Mortgage to MERS has been duly and properly recorded on MERS, and the transfer to the Purchaser has been properly reflected in the MERS System pursuant to the Purchaser’s registration instructions;

(xlviii)      Leasehold Estates.

With respect to each Mortgage Loan secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the related Mortgaged Property (a “Ground Lease”) and not be a fee interest in such Mortgaged Property:

(1)	The Mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

(2)	The Ground Lease is in full force and effect, unmodified and not supplement by any writing;

(3)           The Mortgagor is not in default under any provision of the lease;

(4)	The lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(5)	The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least five (5) years;

(6)
The Mortgagee under the Mortgage Loan is given at least sixty (60) days’ notice of any default and an opportunity to cure any defaults under the Ground Lease or to take over the Mortgagor’s rights under the Ground Lease;

(7)	The Ground Lease does not contain any default provisions that could result in forfeiture or termination of the Ground Lease except for non-payment of the Ground Lease or a court order.

(8)
The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor;

(9)	The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged; and

(10)
The execution, delivery and performance of the Mortgage do not require consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease;

(xlix)         Mixed-Use Property.

No Mortgaged Property shall be used solely for commercial purposes. With respect to any Mortgaged Property that is a mixed-use property (i) the Mortgaged Property is a single family dwelling, (ii) any commercial use of the Mortgaged Property represents a legal, permissible use of the Mortgaged Property under federal, state and local laws and ordinances; (iii) the Mortgagor is both the owner and the operator of the business conducted on the Mortgaged Property; and (iv) income from the business use of the Mortgaged Property was not taken into account in determining the Appraised Value of the Mortgaged Property.  The Mortgaged Property with respect to each mixed-use property is in material compliance with all applicable environmental laws pertaining to environmental hazards and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(xlx) Prepayment Charge Enforceability.

The Mortgage Loan Documents with respect to each Mortgage Loan subject to Prepayment Charge specifically authorizes such Prepayment Charge to be collected, such Prepayment Charge is permissible and enforceable in accordance with the terms of the related Mortgage Loan Documents and all federal, state and local laws applicable to the Mortgage Loans (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure);

(xlxi) Prepayment Charge Amount and Duration.

Each such Prepayment Charge is in an amount equal to the maximum amount permitted under applicable law and no Mortgage Loan originated on or after October 1, 2002 provides for the payment of a Prepayment Penalty beyond the three-year term following the origination of the Mortgage Loan. No Mortgage Loan originated prior to such date provides for the payment of a Prepayment Penalty beyond the five-year term following the origination of the Mortgage Loan;

(xlxii)        Valid Second Lien.

With respect to any Second Lien Mortgage Loan, such Mortgage is a valid, subsisting and enforceable Second Lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of such Mortgage is subject only to:

(1)           the lien of current real property taxes and assessments not yet due and payable;

(2)           First Lien Mortgage Loan acceptable in accordance with the Underwriting Guidelines with respect to the Seller Mortgage Loans (other than the exceptions identified for Exception Mortgage Loans on the related Assignment and Conveyance Agreement) or the Third-Party Underwriting Guidelines with respect to Third-Party Mortgage Loans, as applicable;

 (3)         covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions in accordance with Accepted Servicing Practices and (i) referred to or otherwise considered in the appraisal and (ii) which do not adversely affect the Appraised Value; and

(4)          other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with such Mortgage Loan establishes and creates a valid, subsisting, and enforceable Second Lien and second lien security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser.  With respect to each Second Lien Mortgage Loan: (a) the First Lien is in full force and effect, (b) there is no default, breach, violation or event of acceleration existing under such First Lien Mortgage or the related Mortgage Note, (c) either no consent for the Second Lien Mortgage Loan is required by the holder of the First Lien or such consent has been obtained and is contained in the Mortgage Loan Documents, (d) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or acceleration under the related First Lien Mortgage Loan and (e) either (A) the First Lien Mortgage Loan allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the First Lien Mortgage Loan;

(xlxiii)      Manufactured Housing.

No Mortgage Loan is secured by manufactured housing;

(xlxiv)      New Jersey Purchase Money Second Lien Mortgage Loans.

With respect to any purchase money Second Lien Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (P.L. 2003, c.46:10B-27), one hundred percent of the amount financed was used for the purchase of the related Mortgaged Property;

(xlxv)        Prepayment Penalties.

Each prepayment penalty with respect to any Assigned Loan is permissible, enforceable and collectible under applicable federal, state and local law and each such prepayment penalty actually charged to the related borrower is in accordance with the prepayment penalty matrices set forth in Exhibit B.

EXHIBIT B

Prepayment Penalty Matrix

AVAILABLE UPON REQUEST

EXHIBIT C

Fannie Mae Representations and Warranties

With respect to the Assigned Loans in Group I:

(i)
Either the Mortgagor or the guarantor of a Mortgage Loan is a natural person or an Illinois land trust or a “living trust” and such “living trust” is in compliance with the Seller’s Underwriting Guidelines. No Mortgage Loan contains any terms pursuant to which the Mortgagor is entitled to cancellation of some or all of the indebtedness evidenced by the Mortgage Note;

(ii)
The Mortgage Note and the Mortgage contain the entire agreement of the Mortgagor, and there is no obligation on the part of the Seller or any other party to make any payments with respect to the related Mortgage Loan in addition to the Monthly Payments required to be made by the applicable Mortgagor and the Mortgage Note with respect to any Mortgage Loan does not permit or obligate the Seller to make future advances to the Mortgagor at the option of the Mortgagor;

(iii)
The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

(iv)	The Mortgage Loan does not provide for deferred interest or negative amortization. The Mortgage Loan is not a simple interest Mortgage Loan. The related Mortgaged Property is not a timeshare;

(v)
The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment Mortgage Loan;

(vi)
If the Mortgage Loan provides that the interest rate may be adjusted, all of the terms pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been made in strict compliance with federal, state and local law and in accordance with the terms of the Mortgage Loan Documents, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which is approaching its initial Adjustment Date and every Adjustment Date thereafter, Seller will partner with Purchaser to compare adjustment rate change criteria thirty (30) days prior to the change event. In the event of a discrepancy, Seller will research and provide findings to Purchaser;

(vii)
There exists no violation of any local, state, or federal environmental law, rule or regulation with respect to the Mortgaged Property which violation has or could have a material adverse effect on the market value of such Mortgaged Property. The Seller has no knowledge of any pending action or proceeding directly involving the related Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue;

(viii)
No Mortgage Loan was originated based on an appraisal of the related Mortgaged Property made prior to completion of construction of the improvements thereon. No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(ix)
No statement, tape, diskette, form, report or other document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any statement that is or will be inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading;

(x)
The Mortgagor has received and has executed, where applicable, prior to the Origination Date of the Mortgage Loan, all disclosure and rescission materials required by applicable law with respect to the making of the Mortgage Loan;

(xi)
The Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause such Mortgage Loan to become delinquent or adversely affect the value or the marketability of the Mortgage Loan. The Seller did not select the Mortgage Loans sold to Purchaser based on any adverse selection of mortgage loans in its portfolio that met Purchaser’s purchase parameters for this transaction, including without limitation, the location or condition of the Mortgaged Property, payment pattern of the borrower or any other factor that may adversely affect the expected cost of foreclosing, owning or holding the Mortgage Loans or related Mortgaged Property or collecting the insurance or guarantee proceeds related thereto;

(xii)
The Mortgage Loan was originated by or for the Seller pursuant to, and conforms with the Seller’s Underwriting Guidelines. No Mortgage Loan was originated under a no income and no asset underwriting program. No Mortgage Loan was originated under a no income and verified asset underwriting program;

(xiii)
The sale, transfer, assignment and conveyance of the Mortgage Loan by the Seller pursuant to this Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Seller, except those that have been paid;

(xiv)	The Mortgage Loan is not a Reverse-Mortgage;

(xv)	The Seller is not aware of any facts that could reasonably be expected to affect adversely the value or marketability of the related Mortgage;

(xvi)
Within thirty (30) days following the related Closing Date, to the extent not previously delivered, the Seller shall deliver to the Purchaser the data required by HMDA, the Purchaser and the Purchaser’s regulators;

(xvii)
With respect to the Mortgage Loan, the Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”). The Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti- Money Laundering Laws. The Seller further represents that as of the date of the origination of the Mortgage Loan, the related Mortgagor did not appear on any list of blocked or prohibited parties designated by the U.S. Department of Treasury;

(xviii)
No Mortgage Loan that is a “residential mortgage transaction” within the meaning of the federal Truth in Lending Act, Regulation Z, 12 CFR Section 226.2, has either an “annual percentage rate” or “total points and fees” payable by the Mortgagor that exceeds the applicable thresholds under HOEPA;

(xix)
At the time of origination, the Mortgage Loan complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

(xx)
The Mortgage Loan is not a “High-Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). If the Mortgage Loan is subject to the Georgia Act and secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia, it was not originated (or modified) on or after October 1, 2002 through and including March 6, 2003;

(xxi)	The Mortgage Loan is not a “High-Cost Home Loan” as defined in New York Banking Law 6-1;

(xxii)
Notwithstanding the “safe harbor” language contained in §23-53-103(5)(B) of the Arkansas Home Loan Protection Act, no Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(xxiii)	The Mortgage Loan is not a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(xxiv)	The Mortgage Loan is not a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

(xxv)	The Mortgage Loan is not a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(xxvi)	The Mortgage Loan is not a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(xxvii)	The Mortgage Loan is not a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C);

(xxviii)
Notwithstanding the “safe harbor” language contained in §24-9-1-1 of the Indiana Home Loan Practices Act, no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind.Code Ann. Sections 24-9-1 through 24-9-9);

(xxix)	The Mortgage Loan is not a “High-Risk Home Loan” as defined in the Rhode Island Home Loan Protection Act, effective December 31, 2006 (R.I. Gen. Laws Sections 34-25.2-1 through 34-25.2-15);

(xxx)	The Mortgage Loan is not a “High-Risk Home Loan” as defined in the Tennessee Home Loan Protection Act, effective January 1, 2007 (Tenn. Code Ann. Sections 4520-101, et seq.);

(xxxi)
If the Mortgage Loan was originated on or after October 31, 2004, it is not subject to mandatory arbitration except when the terms of the arbitration also contain a waiver provision that provides that in the event of a sale or transfer of the Mortgage Loan or interest in the Mortgage Loan to Fannie Mae, the terms of the arbitration are null and void and cannot be reinstated. The Seller hereby covenants that the seller or servicer of the Mortgage Loan, as applicable, will notify the borrower in writing within sixty (60) days of the sale or transfer of such Mortgage Loan to Fannie Mae that the terms of the arbitration are null and void;

(xxxii)
With respect to any Mortgage Loan, the related Mortgagor was offered a product priced appropriately for the highest credit quality grade for which the Mortgagor qualified based on an assessment of risk factors including credit and collateral characteristics;

(xxxiii)
The methodology used in underwriting the extension of credit for the Mortgage Loan employs objective policies and procedures which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable financial capacity to make timely payments on the Mortgage Loan;

(xxxiv)
The related Mortgagor was not required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. The related Mortgagor did not obtain a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployement, or health insurance product) or debt cancellation agreement in connection with the origination of the Mortgage Loan. No proceeds from the Mortgage Loan were used to purchase single premium credit insurance policies (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(xxxv)
All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. No Mortgagor was charged “points and fees” (whether or not financed) in an amount that exceeds the greater of (1) 5% of the principal amount of the Mortgage Loan or (2) $1,000; such limitation is calculated in accordance with Fannie Mae’s requirements as set forth in the Fannie Mae Selling Guide;

(xxxvi)
All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of the Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

(xxxvii)	The Mortgage Loan is in compliance with the Charter Act;

(xxxviii)	No Mortgage Loan has a Loan-to-Value Ratio in excess of 100%;

(xxxix)	The Mortgage Loan does not have a CLTV in excess of 100%;

(xl)
For each Mortgage Loan, the Mortgagor’s gross minimum monthly disposable income shall not be (a) less than $500 for an individual Mortgagor, (b) less than $800 for one Mortgagor and one additional household member or (c) $950 for one Mortgagor and two additional household members, plus an additional $150 for each additional household member; provided, however, such calculation shall be based on net minimum monthly disposable income for Mortgagors on fixed income; and provided, further that these residual income requirements must only be met if the debt-to-income ratio for such Mortgage Loan is greater than 45% or the Mortgage Loan is an Interest-Only Mortgage Loan;

(xli)	With respect to each Mortgage Loan, the Mortgagor shall not have a “1 X 120” days late mortgage payment history;

(xlii)
With respect to each Mortgage Loan originated pursuant to Section 50(a)(6), Article XVI of the Texas Constitution (the “Texas 50(a)(6) Mortgage Loan”) the Seller makes the following additional representations and warranties: (1) Each Texas 50(a)(6) Mortgage Loan, as previously submitted by the Seller to the Assignor, is: (a) on the form: TXNT0011.wp (12-21-01) and (b) on a form substantially similar to the Fannie Mae Uniform Instrument Form 3244.1 1/01 C32441 (rev. 10/03). (2) Each Texas 50(a)(6) Mortgage Loan was originated pursuant to processes and procedures that comply with the provisions of the Texas Constitution that apply to mortgage loans authorized by Section 50(a)(6), Article XVI of the Texas Constitution. (3) An attorney familiar with the provisions of Section 50(a)(6), Article XVI of the Texas Constitution was consulted in connection with the development and implementation of the processes and procedures used for the origination of each Texas 50(a)(6) Mortgage Loan. (4) There is (a) no litigation pending or, to the best of the Seller’s knowledge, threatened against any Texas 50(a)(6) Mortgage Loan and (b) no class action (actual or, to the best of the Seller’s knowledge, threatened) involving a Texas Section 50(a)(6) Mortgage Loan or other material litigation involving such Mortgage Loan now owned by the Seller or serviced by the Servicer. (5) Each Texas 50(a)(6) Mortgage Loan is covered by special mortgage title policy endorsement T-42 and supplemental endorsement T-42.1. (6) Each Texas 50(a)(6) Mortgage Loan must be coded with Special Feature Code “304” and either (a) “003” (for Texas 50(a)(6) Mortgage Loan that represents a cash-out refinance transaction) or (b) “007” (for a Texas 50(a)(6) Mortgage Loan that represents a limited cash-out refinance transaction)No Mortgage Loan that provides for payments of interest only at any time throughout life of such Mortgage Loan constitutes an “equity loan” under Section 50(a)(6), Article XVI of the Texas Constitution;

(xliii)
Each Mortgage Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007, complies in all material respects with such guidance, regardless of whether the Mortgage Loan's originator or Seller is subject to such guidance as a matter of law; and

(xliv)
Each Mortgage Loan that is an adjustable rate mortgage loan and that has a residential loan application date on or after September 13, 2007, complies in all material respects with the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007), regardless of whether the Mortgage Loan's originator or Seller is subject to such statement as a matter of law.

EXHIBIT E

REQUEST FOR RELEASE

TO:          Citibank
5280 Corporate Drive
MS 0052
Frederick, MD 21703

Re:
Pooling and Servicing Agreement dated as of October 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Wells Fargo Bank, N.A. as Servicer, Citibank, N.A. as Trust Administrator and U.S. Bank National Association as Trustee

In connection with the administration of the Mortgage Loans held by you as Trustee for the Owner pursuant to the above-captioned Agreement, we request the release, and hereby acknowledge receipt, of the Trustee's Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:
Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

______________	1.	Mortgage Paid in Full
______________	2.	Foreclosure
______________	3.	Substitution
______________	4.	Other Liquidation (Repurchases, etc.)
______________	5.	Nonliquidation

Reason:______________________________________________

Address to which Trustee should
Deliver the Custodian's Mortgage File:

[____________]
[____________]

By:
Name:
Title:

Issuer:

Address:

Date:

Trustee

U.S. BANK NATIONAL ASSOCIATION

Please acknowledge the execution of the above request by your signature and date below:

_____________________________________
Signature	Date

Documents returned to Trustee:

____________________________________
Trustee	Date

EXHIBIT F-1

FORM OF TRANSFEROR REPRESENTATION LETTER

[Date]

Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

Re:	Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-WFHE4, Class , representing a % Class Percentage Interest

Ladies and Gentlemen:

In connection with the transfer by ________________ (the “Transferor”) to ________________ (the “Transferee”) of the captioned mortgage pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, (e) has taken any other action, that (in the case of each of subclauses (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the “1933 Act”), or would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law or would require registration or qualification pursuant thereto. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement dated as of October 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Wells Fargo Bank, N.A. as Servicer, Citibank, N.A. as trust administrator and U.S. Bank National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

Very truly yours,

[Transferor]

By:
Name:
Title:

FORM OF TRANSFEREE REPRESENTATION LETTER

[Date]

Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

Re:	Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Class, Series 2007-WFHE4, representing a % Percentage Interest

Ladies and Gentlemen:

In connection with the purchase from ______________________ (the “Transferor”) on the date hereof of the captioned trust certificates (the “Certificates”), _______________ (the “Transferee”) hereby certifies as follows:

1.           The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933 (the “1933 Act”) and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificates for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

2.           The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement referred to below, and (d) any credit enhancement mechanism associated with the Certificates, that it has requested.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement dated as of October 1, 2007, among Citigroup Mortgage Loan Trust Inc., as depositor, Wells Fargo Bank, N.A. as servicer, Citibank, N.A. as trust administrator and U.S. Bank National Association as Trustee, pursuant to which the Certificates were issued.

[Transferee]

By:
Name:
Title:

ANNEX 1 TO EXHIBIT F
QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and U.S. Bank National Association, as Trustee, with respect to the mortgage pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.	As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificates (the “Transferee”).
2.
In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $______________________[1] in securities (except for the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___
CORPORATION, ETC. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___
BANK. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___
SAVINGS AND LOAN. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least

___	BROKER-DEALER. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.
___
INSURANCE COMPANY. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

___
STATE OR LOCAL PLAN. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA PLAN. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.
___	INVESTMENT ADVISOR. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.
3.
The term “SECURITIES” as used herein DOES NOT INCLUDE (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4.
For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

5.
The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___ Yes	___ No	Will the Transferee be purchasing the Certificates only for the Transferee's own account?

6.
If the answer to the foregoing question is “no”, the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7.
The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Dated:

Print Name of Transferee

By:
Name:
Title:
_______________________
1           Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.  $25,000,000 as demonstrated in its latest annual financial statements, A COPY OF WHICH IS ATTACHED HERETO.

ANNEX 2 TO EXHIBIT F

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and U.S. Bank National Association, as Trustee, with respect to the mortgage pass- through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.  As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the “Adviser”).

2.  In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used.

____ The Transferee owned $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.  The term “FAMILY OF INVESTMENT COMPANIES” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4.  The term “SECURITIES” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5.  The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee's own account.

6.  The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Dated:

Print Name of Transferee or Advisor

By:
Name:
Title:

IF AN ADVISER:

Print Name of Transferee

FORM OF TRANSFEREE REPRESENTATION LETTER

The undersigned hereby certifies on behalf of the purchaser named below (the “Purchaser”) as follows:

1.	I am an executive officer of the Purchaser.
2.	The Purchaser is a “qualified institutional buyer”, as defined in Rule 144A, (“Rule 144A”) under the Securities Act of 1933, as amended.
3.
As of the date specified below (which is not earlier than the last day of the Purchaser's most recent fiscal year), the amount of “securities”, computed for purposes of Rule 144A, owned and invested on a discretionary basis by the Purchaser was in excess of $100,000,000.

Name of Purchaser

By:
Name:
Title:

Date of this certificate:
Date of information provided in paragraph 3

EXHIBIT F-2

FORM OF RESIDUAL CERTIFICATE TRANSFER AFFIDAVIT

STATE OF	)
	)	ss.:
COUNTY OF	)

The undersigned, being first duly sworn, deposes and says as follows:

1.  The undersigned is an officer of, the proposed Transferee of an Ownership Interest in a Residual Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2007 (the “Agreement”), among Citigroup Mortgage Loan Trust Inc., as depositor (the “Depositor”), Wells Fargo Bank, N.A. as servicer, (the “Servicer”), Citibank, N.A. as trust administrator and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement.  The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

2.  The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee.  The Transferee is acquiring its Ownership Interest in the Certificate for its own account.  The Transferee has no knowledge that any such affidavit is false.

3.  The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

4.  The Transferee has been advised of, and understands that a tax will be imposed on a “pass-through entity” holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity.  The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false.  (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

5.  The Transferee has reviewed the provisions of Section 5.02(d) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales.  The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(d) of the Agreement and the restrictions noted on the face of the Certificate.  The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

6.  The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee.  In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit L to the Agreement (a “Transferor Certificate”) to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

7.  The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due.  The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

8.  The Transferee’s taxpayer identification number is ___________.

9.  The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

10.  The Transferee is aware that the Certificate may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

11.  The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

12.  Check one of the following:

 [   ]      The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

(i)	the present value of any consideration given to the Transferee to acquire such Certificate;

(ii)	the present value of the expected future distributions on such Certificate; and

(iii)	the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

[   ]         The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)	the Transferee is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

(ii)
at the time of the transfer, and at the close of the Transferee’s two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Transferee will transfer the Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)
the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

[    ]       None of the above.

13.  The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this      day of                   , 20  .

[NAME OF TRANSFEREE]

By:
Name:
Title:

 [Corporate Seal]

ATTEST:
__________________________________________
 [Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this      day of          , 20  .

NOTARY PUBLIC

My Commission expires the __ day of _________, 20__

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

__________________________, being duly sworn, deposes, represents and warrants as follows:

1.  I am a ____________________ of ____________________________ (the “Owner”), a corporation duly organized and existing under the laws of ______________, on behalf of whom I make this affidavit.

2.  The Owner is not transferring the Class R Certificates or Class R-X Certificates (the “Residual Certificates”) to impede the assessment or collection of any tax.

3.  The Owner has no actual knowledge that the Person that is the proposed transferee (the “Purchaser”) of the Residual Certificates: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remain outstanding and (iii) is not a Permitted Transferee.

4.  The Owner understands that the Purchaser has delivered to the Trustee a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit F-2.  The Owner does not know or believe that any representation contained therein is false.

5.  At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the Purchaser has historically paid its debts as they became due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of a Residual Certificate may not be respected for United States income tax purposes (and the Owner may continue to be liable for United States income taxes associated therewith) unless the Owner has conducted such an investigation.

6.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of ___________, 20__.

[OWNER]

By:
Name:
Title: [Vice] President

ATTEST

By:
Name:
Title: [Assistant] Secretary

Personally appeared before me the above-named , known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ____ day of __________, 20___.

Notary Public

County of _________________________
State of ___________________________

My Commission expires:

EXHIBIT G

FORM OF CERTIFICATION WITH RESPECT TO ERISA AND THE CODE

[Date]

Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

Re:           Citigroup Mortgage Loan Trust Inc.
Asset-Backed Pass-Through Certificates, Series 2007-WFHE4, Mortgage Class

Dear Sirs:

_______________________ (the “Transferee”) intends to acquire from _____________________ (the “Transferor”) $____________ Initial Certificate Principal Balance of Citigroup Mortgage Loan Trust, Series 2007-WFHE4, Mortgage Pass-Through Certificates, Class [CE] [P] [R] (the “Certificates”), issued pursuant to a Pooling and Servicing Agreement dated as of October 1, 2007 (the “Agreement”), among Citigroup Mortgage Loan Trust Inc., as depositor (the “Depositor”), Wells Fargo Bank, N.A. as servicer, (the “Servicer”), Citibank, N.A. as trust administrator and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to, and covenants with the Depositor, the Trustee and the Servicer that:

The Certificates (i) are not being acquired by, and will not be transferred to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that is subject to Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) (any of the foregoing, a “Plan”), (ii) are not being acquired with “plan assets” of a Plan within the meaning of the Department of Labor (“DOL”) regulation, 29 C.F.R.ss.2510.3-101, and (iii) will not be transferred to any entity that is deemed to be investing in plan assets within the meaning of the DOL regulation at 29 C.F.R.ss. 2510.3-101 as modified by Section 3(42) of ERISA.

Very truly yours,

By:
Name:
Title:

EXHIBIT H-1

FORM CERTIFICATION TO BE PROVIDED BY THE DEPOSITOR WITH FORM 10-K

Re:	Citigroup Mortgage Loan Trust 2007-WFHE4 Asset Backed Pass-Through Certificates, Series 2007-WFHE4

I, _________, certify that:

l.           I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass-Through Certificates, Series 2007-WFHE4 (the “Exchange Act periodic reports”);

2.           Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.           Based on my knowledge and upon the annual compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Servicer has fulfilled each of its obligations under the servicing agreement; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wells Fargo Bank, N.A.

Date: [__], 2007

CITIGROUP MORTGAGE LOAN TRUST INC.

By:
Name:
Title:
Date:

EXHIBIT H-2

FORM CERTIFICATION TO BE

PROVIDED TO DEPOSITOR BY THE TRUST ADMINISTRATOR

Re:	Citigroup Mortgage Loan Trust, Series 2007-WFHE4 Asset Backed Pass-Through Certificates, Series 2007-WFHE4

The Trust Administrator of the Trust, hereby certifies to Citigroup Mortgage Loan Trust Inc. (the “Depositor”), and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.           The Trust Administrator has reviewed the annual report on Form 10-K for the fiscal year [___], and all reports on Form 10-D required to be filed in respect of the period covered by such Form 10-K of the Depositor relating to the above-referenced trust (the “Exchange Act periodic reports”);

2.           Based on the Trust Administrator’s knowledge, the information in the distribution reports prepared by the Trust Administrator, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report; and

3.           The information provided by the Trust Administrator pursuant to Sections 3.21 and 4.07 (solely with respect to information about the Trust Administrator) does not contain any untrue statement of material fact.

4.           Based on the Trust Administrator’s knowledge, the distribution information required to be provided by the Trust Administrator under the Pooling and Servicing Agreement is included in the Exchange Act periodic reports.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement, dated October 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor as depositor, Wells Fargo Bank, N.A. as srvicer, Citibank, N.A. as trust administrator and U.S. Bank National Association as trustee.

CITIBANK, N.A., as Trust Administrator

By:
Name:
Title:
Date:

EXHIBIT H-3
FORM CERTIFICATION TO BE
PROVIDED TO DEPOSITOR BY THE SERVICER

Re:	Citigroup Mortgage Loan Trust, Series 2007-WFHE4 Asset Backed Pass-Through Certificates, Series 2007-WFHE4

I, [identify the certifying individual], acting of Wells Fargo Bank, N.A. (“Wells Fargo”), certify to Citigroup Mortgage Loan Trust, Inc. (the “Depositor”), the Trust Administrator and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.           I have reviewed the information provided to the Trust Administrator by the Servicer pursuant to the Pooling and Servicing Agreement and included in the annual report on Form 10-K for the fiscal year [___], and all reports on Form 10-D required to be filed in respect of the period covered by such Form 10-K of the Depositor relating to the above-referenced trust (the “Exchange Act periodic reports”) (the “Servicing Information”);

2.           Based on my knowledge, the Servicing Information in the Exchange Act periodic reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report;

3.           Based on my knowledge, the Servicing Information required to be provided to the Trust Administrator by the Servicer has been provided as required under the Pooling and Servicing Agreement;

4.           I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon the review required under the Pooling and Servicing Agreement, and except as disclosed to the Depositor and the Trust Administrator, the Servicer has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement; and

5.           I have disclosed to the Servicer’s certified public accountants and the Depositor all significant deficiencies relating to the Servicer’s compliance with the Servicing Criteria as set forth in the Pooling and Servicing Agreement.
Capitalized terms used but not defined herein have the meanings ascribed to them in the
Pooling and Servicing Agreement, dated October 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor as depositor, Wells Fargo Bank, N.A. as servicer, Citibank, N.A. as trust administrator and U.S. Bank National Association as trustee.

WELLS FARGO BANK, N.A.

By:
Name:
Title:
Date:

EXHIBIT I

FORM OF INTEREST RATE SWAP AGREEMENT

BEAR STEARNS FINANCIAL PRODUCTS INC.
383 MADISON AVENUE
NEW YORK, NEW YORK 10179
212-272-4009

DATE:	October 31, 2007

TO:
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4

ATTENTION:	Valerie Delgado
TELEPHONE:	949-250-6464
FACSIMILE:	949-250-6450

TO:	Citibank, N.A., New York
ATTENTION:	Phil Sears
TELEPHONE:	212-723-1145
FACSIMILE:	212-723-8604

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

RE:	Novation Confirmation

REFERENCE NUMBER(S):	FXNSC10001

The purpose of this letter is to confirm the terms and conditions of the Novation Transaction entered into between the parties and effective from the Novation Date specified below.  This Novation Confirmation constitutes a “Confirmation” as referred to in the New Agreement specified below.

1.
The definitions and provisions contained in the 2004 ISDA Novation Definitions (the “Definitions”) and the terms and provisions of the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. and amended from time to time, are incorporated in this Novation Confirmation.  In the event of any inconsistency between (i) the Definitions, (ii) the 2006 ISDA Definitions and/or (iii) the Novation Agreement and this Novation Confirmation, this Novation Confirmation will govern.

2.	The terms of the Novation Transaction to which this Novation Confirmation relates are as follows:

Novation Trade Date:	October 31, 2007
Novation Date:	October 31, 2007
Novated Amount:	USD 267,768,000
Transferor:	Citibank, N.A.
Transferee:
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4

Remaining Party:	Bear Stearns Financial Products Inc.
New Agreement (between Transferee and Remaining Party):	The Master Agreement as defined in the New Confirmation

3.	The terms of the Old Transaction to which this Novation Confirmation relates, for identification purposes, are as follows:

Trade Date of Old Transaction:	October 12, 2007
Effective Date of Old Transaction:	October 31, 2007
Termination Date of Old Transaction:	April 25, 2013

4.
The terms of the New Transaction to which this Novation Confirmation relates shall be as specified in the New Confirmation attached hereto as Exhibit A, including the Credit Support Annex attached hereto as Annex A.

Full First Calculation Period:	Applicable, commencing on October 31, 2007.

5.      Offices:

Transferor:	New York
Transferee:	Not Applicable
Remaining Party:	Not Applicable

Reference Number: FXNSC10001 – Novation Confirmation
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4
October 31, 2007

The parties confirm their acceptance to be bound by this Novation Confirmation as of the Novation Date by executing a copy of this Novation Confirmation and returning a facsimile of the fully-executed Novation Confirmation to 212-272-9857.  The Transferor, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the Old Transaction.  The Transferee, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the New Transaction. For inquiries regarding U.S. Transactions, please contact Derivatives Documentation by telephone at 212-272-2711.  For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6223.

BEAR STEARNS FINANCIAL PRODUCTS INC.	CITIBANK, N.A., NEW YORK

By:
By:		As authorized agent or officer for Citibank, N.A., New York
Name:		Name:
Title:		Title:
Date:		Date:

CITIBANK, N.A., NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SUPPLEMENTAL INTEREST TRUST TRUSTEE ON BEHALF OF THE SUPPLEMENTAL INTEREST TRUST WITH RESPECT TO THE CITIGROUP MORTGAGE LOAN TRUST 2007-WFHE4, ASSET-BACKED PASS THROUGH CERTIFICATES, SERIES 2007-WFHE4

By:
Name:
Title:

lm

BEAR STEARNS FINANCIAL PRODUCTS INC.
  383 MADISON AVENUE
NEW YORK, NEW YORK 10179
212-272-4009
Exhibit A

DATE:	October 31, 2007

TO:
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4

ATTENTION:	Valerie Delgado
TELEPHONE:	949-250-6464
FACSIMILE:	949-250-6450

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXNSC10001

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear Stearns Financial Products Inc. (“Party A”) and Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4 (“Party B”) pursuant to the Pooling and Servicing Agreement dated October 1, 2007 among Citigroup Mortgage Loan Trust Inc. as Depositor, Wells Fargo Bank, N.A. as Servicer, Citibank. N.A. as the Trust Administrator, and U.S. Bank National Association as the Trustee (the “Pooling and Servicing Agreement”).  This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 3 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	With respect to any Calculation Period, the amount set forth for such period on Schedule I attached hereto.

Trade Date:	October 31, 2007

Effective Date:	October 31, 2007

Termination Date:
April 25, 2013, subject to adjustment in accordance with the Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment.

Fixed Amount:

Fixed Rate Payer:	Party B

Fixed Rate Payer Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing November 25, 2007 and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer Payment Date:
The 25th calendar day of each month during the Term of this Transaction, commencing November 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate:	4.85500%

Fixed Amount:	To be determined in accordance with the following formula:

Scale Factor*Fixed Rate*Notional Amount*Fixed Rate Day Count Fraction

Fixed Rate Day Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing November 25, 2007 and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer Payment Dates:	Early Payment shall be applicable. Two Business Days prior to each Floating Rate Payer Period End Date.

Floating Rate for initial Calculation Period:	To be determined.

Floating Rate Option:	USD-LIBOR-BBA

Scale Factor*Floating Rate Option*Notional Amount*Floating Rate Day Count Fraction

Designated Maturity:	One month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Scale Factor:	250

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Calculation Agent:	Party A

Other Provisions:

Netting:
With respect to each Calculation Period, if a Net Payment Amount for such Calculation Period is owed by Party A, then such Net Payment Amount shall be paid by Party A to Party B on the related Floating Rate Payer Payment Date, and if a Net Payment Amount for such Calculation Period is owed by Party B, then such Net Payment Amount shall be paid by Party B to Party A on the related Fixed Rate Payer Payment Date.

Net Payment Amount shall mean, for a Calculation Period and a party, the excess, if any, of the aggregate amount payable by such party in respect of such Calculation Period over the aggregate amount payable by the other party in respect of such Calculation Period.

Item 3.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)           “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(i) or in Paragraph 7 any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b); provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14.

“Threshold Amount” means USD 100,000,000.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)           Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)            The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)	The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)            Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation and the Second Method will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	Section 6(e) is hereby amended by inserting on the first line thereof the words “or is effectively designated” after “If an Early Termination Date occurs”;

(B)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, and a party making the determination, an amount determined on the basis of one or more Firm Offers from Reference Market-makers that are Eligible Replacements.  Each Firm Offer will be (1) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (2) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date are to be included.  The party making the determination (or its agent) will request each Reference Market-maker that is an Eligible Replacement to provide its Firm Offer to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the designation or occurrence of the relevant Early Termination Date. The day and time as of which those Firm Offers are to be provided (the “bid time”) will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other.  If at least one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, the Market Quotation will be the Firm Offer (among such Firm Offers as specified in clause (C) below) actually accepted by Party B no later than the Business Day immediately preceding the Early Termination Date.  If no Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Transactions cannot be determined.

(C)
If more than one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept the Firm Offer (among such Firm Offers) which would require either (x) the lowest payment by Party B to the Reference Market-maker, to the extent Party B would be required to make a payment to the Reference Market-maker or (y) the highest payment from the Reference Market-maker to Party B, to the extent the Reference Market-maker would be required to make a payment to Party B.  If only one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept such Firm Offer.

(D)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so.

(E)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(g)           “Termination Currency” means USD.

(h)           Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.                      Tax Matters.

(a)           Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)           Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, it may rely on:

(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)
the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)           Party B makes the following representation(s):

None.

(ii)           Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)          Party A makes the following representation(s):

Party A is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

(B)           Party B makes the following representation(s):

None.

(b)	Tax Provisions.

(i)	Gross Up. Section 2(d)(i)(4) shall not apply to Party B as X, such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)
Indemnifiable Tax. Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes (including any Tax imposed in relation to a Credit Support Document or in relation to any payment thereunder) unless such Taxes (i) are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14).  In relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

Part 3.                      Agreement to Deliver Documents.

 (a)           For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A
An original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by Party A that eliminates U.S. federal withholding and backup withholding Tax on payments to Party A under this Agreement.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) promptly upon the reasonable demand by Party B, (iv) prior to the expiration or obsolescence of any previously delivered form, and (v) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Party B
(i) Upon execution of this Agreement, an original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by the initial beneficial owner of payments to Party B that eliminates U.S. federal withholding and backup withholding Tax on payments to Party B under this Agreement, and (ii) thereafter,  the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)) with respect to any payments received or to be received by the beneficial owner of payments to Party B under this Agreement from time to time, which forms are received by Party B in accordance with the Pooling and Servicing Agreement.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) in the case of a tax certification form other than a Form W-9, before December 31 of each third succeeding calendar year, (iv) promptly upon the reasonable demand by Party B, (v) prior to the expiration or obsolescence of any previously delivered form, and (vi) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

 (b)           For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, each Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, each Confirmation and any Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, each  Confirmation, and any relevant Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A
Annual Report of Party A containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Upon request by Party B	Yes
Party A
Quarterly Financial Statements of Party A containing unaudited, consolidated financial statements of Party A’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Upon request by Party B	Yes
Party A and Party B	An opinion of counsel of such party regarding the enforceability of this Agreement in a form reasonably satisfactory to the other party.	Upon the execution and delivery of this Agreement	No
Party B	An executed copy of the Pooling and Servicing Agreement	Promptly upon filing of such agreement with the U.S. Securities and Exchange Commission	No

Part 4.        Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:                      383 Madison Avenue, New York, New York 10179
Attention:                    DPC Manager
Facsimile:                     (212) 272-5823

with a copy to:

Address:                      One Metrotech Center North, Brooklyn, New York 11201
Attention:                    Derivative Operations   7th Floor
Facsimile:                     (212) 272-1634

(For all purposes)

Address for notices or communications to Party B:

Address:                      Citibank, N.A.
                                      388 Greenwich St., 14th Floor
              New York, NY  10013
Attention:                    Valerie Delgado
Facsimile:                     949-250-6450
Phone:                          949-250-6464

(For all purposes)

(b)           Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement; neither Party A nor Party B has any Offices other than as set forth in the Notices Section.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.

(f)            Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)	Affiliate.Party A and Party B shall be deemed to have no Affiliates for purposes of this Agreement.

Part 5.	Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2006 ISDA Definitions as published and copyrighted in 2006 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)           Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	[Reserved.]

(iii)	[Reserved.]

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance.  (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction, (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party, (iii) it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, and (iv) it has not received from the other party any assurance or guaranty as to the expected results of this Transaction.

(2)
Evaluation and Understanding.  (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant.  It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended (i) by deleting in the first paragraph the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and in the third paragraph  the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed”, (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof, and (iii) adding at the end of the third paragraph “; provided that the other party’s consent shall not be required if such transfer is a Permitted Transfer.”

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral.If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement.  The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)
Amendment of the Pooling and Servicing Agreement.  If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld, conditioned or delayed), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A under this Agreement, an Additional Termination Event shall have occurred with respect to Party B, Party B shall be the sole Affected Party with respect to such Additional Termination Event and all Transactions hereunder shall be Affected Transactions.

(iv)
Failure to Comply with Regulation AB Requirements.  If, (x) upon the occurrence of a Swap Disclosure Event (as defined in Part 5(e) below) Party A has not complied with any of the provisions set forth in Part 5(e)(iii) below within the time period specified therein or (y) Party A fails to provide updated Swap Financial Disclosure within the time period set forth in Part 5(e)(iv) and such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(v)	[Reserved.]

(vi)
Optional Termination of Securitization.  An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article IX of the Pooling and Servicing Agreement (such notice, the “Optional Termination Notice”).  With respect to such Additional Termination Event: (A) Party B shall be the sole Affected Party; (B) notwithstanding anything to the contrary in Section 6(b)(iv) or Section 6(c)(i), the final Distribution Date specified in the Optional Termination Notice is hereby designated as the Early Termination Date for this Additional Termination Event in respect of all Affected Transactions; (C) Section 2(a)(iii)(2) shall not be applicable to any Affected Transaction in connection with the Early Termination Date resulting from this Additional Termination Event; notwithstanding anything to the contrary in Section 6(c)(ii), payments and deliveries under Section 2(a)(i) or Section 2(e) in respect of the Terminated Transactions resulting from this Additional Termination Event will be required to be made through and including the Early Termination Date designated as a result of this Additional Termination Event; provided, for the avoidance of doubt, that any such payments or deliveries that are made on or prior to such Early Termination Date will not be treated as Unpaid Amounts in determining the amount payable in respect of such Early Termination Date; (D) notwithstanding anything to the contrary in Section 6(d)(i), (I) if, no later than 4:00 pm New York City time on the day that is four Business Days prior to the final Distribution Date specified in the Optional Termination Notice, the Trust Administrator requests the amount of the Estimated Swap Termination Payment, Party A shall provide to the Trust Administrator in writing (which may be done in electronic format) the amount of the Estimated Swap Termination Payment no later than 2:00 pm New York City time on the following Business Day and (II) if the Trust Administrator provides written notice (which may be done in electronic format) to Party A no later than two Business Days prior to the final Distribution Date specified in the Optional Termination Notice that all requirements of the Optional Termination have been met, then Party A shall, no later than one Business Day prior to the final Distribution Date specified in the Optional Termination Notice, make the calculations contemplated by Section 6(e) (as amended herein) and provide to the Trust Administrator in writing (which may be done in electronic format) the amount payable by either Party B or Party A in respect of the related Early Termination Date in connection with this Additional Termination Event; provided, however, that the amount payable by Party B, if any, in respect of the related Early Termination Date shall be the lesser of (x) the amount calculated to be due by Party B pursuant to Section 6(e) and (y) the Estimated Swap Termination Payment; and (E) notwithstanding anything to the contrary in this Agreement, any amount due from Party B to Party A in respect of this Additional Termination Event will be payable on the final Distribution Date specified  in the Optional Termination Notice and any amount due from Party A to Party B in respect of this Additional Termination Event will be payable one Business Day prior to the final Distribution Date specified  in the Optional Termination Notice.

The Trust Administrator shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of the Trust Administrator’s rights specified herein.

(vii)
Failure to Pay Class A Certificates.  If the Trust Administrator on behalf of the Trust is unable to pay, or fails or admits in writing its inability to pay (1) on any Distribution Date, any Interest Distribution Amount with respect to the Class A Certificates or (2) by the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date, the ultimate payment of principal with respect to the Class A Certificates, in either case to the extent required pursuant to the terms of the Pooling and Servicing Agreement to be paid to the Class A Certificates, then an Additional Termination Event shall have occurred with respect to Party B, Party B shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions.

(d)
Required Ratings Downgrade Event.  If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)	Compliance with Regulation AB.

(i)
Party A agrees and acknowledges that Citigroup Mortgage Loan Trust, Inc. (the “Depositor”) on behalf of the Issuing Entity is required under Regulation AB under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Regulation AB”), to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB. In addition, for so long as the Depositor is required to file a Form 10-K in respect of the related transaction (which the parties hereto may assume shall be for the period covering the calendar year following the Closing Date, unless otherwise notified in writing by the Depositor), Party A, at its own expense, shall no later than the 25th calendar day of each month, notify the Depositor in writing of any known material affiliations or relationships that develop following the Closing Date between Party A and any of the (x) the Sponsor, the Depositor or the Issuing Entity, if this Agreement is transferred by Party A to another entity and (y) any originator, servicer, trustee or bond administrator or other transaction party, each as identified by the Depositor to Party A in writing, and provide to the Depositor a description of such affiliations or relations.

(ii)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Local Business Day after the date hereof for so long as the Issuing Entity is required to file periodic reports under the Exchange Act, the Depositor requests from Party A the certain financial information described in Item 1115 of Regulation AB, including, but not limited to Party A’s financial data as described in Item 1115(b)(1) of Regulation AB and financial statements as described in Item 1115(b)(2) of Regulation AB (the “Swap Financial Disclosure”).

(iii)
Upon the occurrence of a Swap Disclosure Event, Party A, within ten (10) calendar days and at its own expense, shall (1)(a) either (i) provide to the Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® format, Microsoft Excel® format or any other format suitable for conversion to the EDGAR format, but not in .pdf format) or (ii) if permitted by Regulation AB, provide written consent to the Depositor to incorporate by reference such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the Exchange Act Reports of the Issuing Entity, and (b) if the Swap Financial Disclosure has been audited, cause its outside accounting firm to provide its consent to filing or incorporation by reference in the Exchange Act Reports of the Issuing Entity of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure; (2) secure another entity to replace Party A by way of a Permitted Transfer, either as party to this Agreement or by entering into a replacement derivative agreement, on terms substantially in the form of this Agreement, subject to prior notification to the Swap Rating Agencies, which entity (or a guarantor therefor) satisfies the Rating Agency Condition with respect to S&P and which entity is able to comply with the requirements of Item 1115 of Regulation AB; (3) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor, or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity subject to the Rating Agency Condition with respect to S&P, obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB and this Agreement, such that disclosure provided in respect of the affiliate will satisfy any disclosure requirements applicable to the Swap Provider, and cause such affiliate to provide Swap Financial Disclosure; or (4) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor, or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity, post collateral in an amount sufficient to reduce the “significance percentage” for purposes of Item 1115 of Regulation AB with respect to any Derivative Agreement relating to such Securitization, calculated separately or in the aggregate with other Derivative Agreements for such Securitization (a) to 10% if the Depositor has notified the Derivative Provider that the “significance percentage” is 10% or more (but less than 20%) or (b) to 20% if the Depositor has notified the Derivative Provider that the “significance percentage” is 20% or more.  If permitted by Regulation AB, any required Swap Financial Disclosure may be provided by incorporation by reference from reports filed pursuant to the Exchange Act.

(iv)
If Party A provides Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(1) or causes its affiliate to provide Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(3), then for so long as (x) the Depositor is required to file Exchange Act reports in respect of the Issuing Entity and (y) on the Distribution Date immediately preceding the date of any release of updated Swap Financial Disclosure by Party A, the Depositor has provided notice to Party A that the “significance percentage” determined under Item 1115 of Regulation AB is equal to or greater than 10% with respect to such Distribution Date, Party A, at its own expense, shall provide or cause to be provided to the Depositor any updated Swap Financial Disclosure with respect to Party A or any entity that consolidates Party A within five (5) Local Business Days of the release of any such updated Swap Financial Disclosure.

(v)	The Depositor shall be an express third party beneficiary of this Agreement as if it were a party hereto to the extent of the Depositor’s rights explicitly specified in this Part 5(e).

(f)	Transfers.

(i)            Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P, except that:

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) (as amended herein) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder in connection with a transfer pursuant to Section 8.09 of the Pooling and Servicing Agreement; and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, execute such documentation provided to it as reasonably deemed necessary by Part A to effect such transfer.

(g)
Limited Recourse;Non-Recourse.  Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Supplemental Interest Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Supplemental Interest Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of Supplemental Interest Trust and the proceeds thereof, any claims against or obligations of Party B under this Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive.  The Supplemental Interest Trust Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the Supplemental Interest Trust from the Trust created pursuant to the Pooling and Servicing Agreement. This provision will survive the termination of this Agreement.

(h)
Timing ofPayments by Party B upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii), to the extent that all or a portion (in either case, the “Unfunded Amount”) of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered into a Replacement Transaction with Party B, then such Unfunded Amount shall be due on the next subsequent Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date.

(i)
Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”.

(k)
Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P.

(l)
Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)
Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust, or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes.  This provision will survive the termination of this Agreement.

(n)
Supplemental Interest Trust Trustee Liability Limitations.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Citibank, N.A. not in its individual capacity, but solely as Supplemental Interest Trust Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) Citibank, N.A.  has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Supplemental Interest Trust is made and intended not as personal representations, undertakings and agreements of Citibank, N.A.  but is made and intended for the purpose of binding only the Supplemental Interest Trust; and (d) nothing herein contained shall be construed as creating any liability on Citibank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement any by any person claiming by, through or under such parties (e) under no circumstances shall Citibank, N.A.  in its individual capacity be personally liable for any indebtness or expenses of the Supplemental Interest Trust or be liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Supplemental Interest Trust under this Agreement.

(o)
Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B.  Party A acknowledges that the Supplemental Interest Trust Trustee and the Trust Administrator have been appointed as agents under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Trustee and the Trust Administrator shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)	[Reserved.]

(r)
Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)	[Reserved.]

(v)
Capacity.  Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into the Agreement and the Transaction as principal and not as agent of any person.  The Supplemental Interest Trust Trustee represents to Party A on the date on which Party B enters into this Agreement that it is executing the Agreement not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust.

(w)	[Reserved.]

(x)	[Reserved.]

(y)	[Reserved.]

(z)            Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future payment obligations and obligations to post collateral of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future payment obligations and obligations to post collateral of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B) (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold and (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold,.

 “Estimated Swap Termination Payment” means, with respect to an Early Termination Date, an amount determined by Party A in good faith and in a commercially reasonable manner as the maximum payment that could be owed by Party B to Party A in respect of such Early Termination Date pursuant to Section 6(e), taking into account then current market conditions.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A, in the circumstances specified in this Agreement (including agreements incorporated by reference herein) as a Permitted Transfer, to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4 (in each case as certified by such entity);(c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer, or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that each such Rating Agency provides prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Rating Agencies” mean, with respect to any date of determination, each of S&P and Moody’s, to the extent that each such rating agency is then providing a rating for any of the Citigroup Mortgage Loan Trust 2007-WFHE4 Asset-Backed Pass-Through Certificates, Series 2007-WFHE4 (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold. For purposes of determining whether a Required Ratings Downgrade Event has occurred, each Relevant Entity shall provide its credit ratings to Party B in writing, upon request of Party B.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

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Reference Number: FXNSC10001
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4
October 31, 2007

Item 4.                      Account Details and Settlement Information:

Payments to Party A:

Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
Sub-account  Number: 102-04654-1-3
Attention: Derivatives Department

Payments to Party B:

Citibank, N.A.
New York, NY
ABA# 021-000-089
Account# 3617-2242
Ref: CMLTI 2007-WFHE4 Swap Account
ASTRA A/C# 107079

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN PARTY A IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Party B hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Party A a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Derivatives Documentation by telephone at 212-272-2711.  For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

CITIBANK, N.A., NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SUPPLEMENTAL INTEREST TRUST TRUSTEE ON BEHALF OF THE SUPPLEMENTAL INTEREST TRUST WITH RESPECT TO THE CITIGROUP MORTGAGE LOAN TRUST 2007-WFHE4, ASSET-BACKED PASS THROUGH CERTIFICATES, SERIES 2007-WFHE4

By:
Name:
Title:

lm/er

SCHEDULE I
(where for the purposes of (i) determining Floating Amounts, all such dates subject to adjustment in accordance with the Following Business Day Convention and (ii) determining Fixed Amounts, all such dates subject to No Adjustment.)

From and including	To but excluding	Notional Amount (USD)
Effective Date	11/25/2007	1,071,072.00
11/25/2007	12/25/2007	1,048,376.17
12/25/2007	1/25/2008	1,022,990.36
1/25/2008	2/25/2008	995,030.90
2/25/2008	3/25/2008	964,628.02
3/25/2008	4/25/2008	931,961.95
4/25/2008	5/25/2008	897,273.40
5/25/2008	6/25/2008	861,058.12
6/25/2008	7/25/2008	825,816.66
7/25/2008	8/25/2008	791,668.50
8/25/2008	9/25/2008	758,579.62
9/25/2008	10/25/2008	726,434.65
10/25/2008	11/25/2008	695,209.71
11/25/2008	12/25/2008	664,822.60
12/25/2008	1/25/2009	634,906.33
1/25/2009	2/25/2009	605,654.01
2/25/2009	3/25/2009	576,593.24
3/25/2009	4/25/2009	546,899.57
4/25/2009	5/25/2009	516,093.57
5/25/2009	6/25/2009	456,977.60
6/25/2009	7/25/2009	401,588.74
7/25/2009	8/25/2009	352,371.26
8/25/2009	9/25/2009	309,206.72
9/25/2009	10/25/2009	288,177.23
10/25/2009	11/25/2009	269,375.59
11/25/2009	12/25/2009	251,208.89
12/25/2009	1/25/2010	233,658.38
1/25/2010	2/25/2010	216,699.91
2/25/2010	3/25/2010	200,312.84
3/25/2010	4/25/2010	184,477.72
4/25/2010	5/25/2010	169,175.66
5/25/2010	6/25/2010	154,388.57
6/25/2010	7/25/2010	140,101.35
7/25/2010	8/25/2010	126,294.25
8/25/2010	9/25/2010	112,950.71
9/25/2010	10/25/2010	100,054.96
10/25/2010	11/25/2010	87,591.78
11/25/2010	12/25/2010	87,591.78
12/25/2010	1/25/2011	87,591.78
1/25/2011	2/25/2011	87,591.78
2/25/2011	3/25/2011	87,591.78
3/25/2011	4/25/2011	87,591.78
4/25/2011	5/25/2011	87,591.78
5/25/2011	6/25/2011	87,591.78
6/25/2011	7/25/2011	87,591.78
7/25/2011	8/25/2011	87,591.78
8/25/2011	9/25/2011	87,591.78
9/25/2011	10/25/2011	87,591.78
10/25/2011	11/25/2011	87,591.78
11/25/2011	12/25/2011	87,591.78
12/25/2011	1/25/2012	87,591.78
1/25/2012	2/25/2012	87,591.78
2/25/2012	3/25/2012	87,591.78
3/25/2012	4/25/2012	87,591.78
4/25/2012	5/25/2012	87,591.78
5/25/2012	6/25/2012	87,591.78
6/25/2012	7/25/2012	87,591.78
7/25/2012	8/25/2012	87,591.78
8/25/2012	9/25/2012	87,591.78
9/25/2012	10/25/2012	87,591.78
10/25/2012	11/25/2012	87,591.78
11/25/2012	12/25/2012	87,591.78
12/25/2012	1/25/2013	87,591.78
1/25/2013	2/25/2013	87,520.80
2/25/2013	3/25/2013	84,677.01
3/25/2013	Termination Date	81,927.06

Annex A

Paragraph 13 of the Credit Support Annex

ANNEX A

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of October 31, 2007 between
Bear Stearns Financial Products Inc. (hereinafter referred to as “Party A” or “Pledgor”)
and
Citibank, N.A., not in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Citigroup Mortgage Loan Trust 2007-WFHE4, Asset-Backed Pass Through Certificates, Series 2007-WFHE4 (hereinafter referred to as “Party B” or “Secured Party”)

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated October 31, 2007, between Party A and Party B, Reference Number FXNSC10001.

Paragraph 13.  Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greater of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(2)
the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.”, and

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the lesser of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)
the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.”, and

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)	The definition of “Credit Support Amount” shall be deleted.

(ii)	Eligible Collateral.

The items set forth on the schedule of Eligible Collateral attached as Schedule A hereto will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if  an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold is zero.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).”

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):  With respect to Party A and Party B: None.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, on any date, of Eligible Collateral other than Cash will be calculated as follows:

For Eligible Collateral other than Cash in the form of securities listed in Schedule A: the sum of (A) the product of (1)(x) the bid-side quotation at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the arithmetic mean of the bid-side quotations for such securities quoted at the Valuation Time by any three principal market makers for such securities selected by the Valuation Agent, provided that if only two bid-side quotations are obtained, then the arithmetic mean of such two bid-side quotations will be used, and if only one bid-side quotation is obtained, such quotation shall be used, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)
Eligibility to Hold Posted Collateral; Custodians. Party B (or its Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b), provided that the following conditions applicable to it are satisfied:

(1)	it is not a Defaulting Party.

(2)
Posted Collateral consisting of Cash or certificated securities that cannot be paid or delivered by book-entry may be held only in any state of the United States which has adopted the Uniform Commercial Code, and

(3)
in the case of any Custodian for Party B, such Custodian (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold. If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: Trust Administrator

(ii)	Amendment of Paragraph 6(c:)Use of Posted Collateral. Paragraph 6(c) shall be deleted in its entirety and replaced with the following:

“Without limiting the rights and obligaitons of the parties under Paragraphs 3, 4(d)(ii), 5, 6(b)(i), 6(d)8, and any other provision of this Agreement and the right of the Secured Party to assign its rights under this Agreement by way of security pursuant to the Pooling and Servicing Agreement, the Secured Party will not be permitted to sell, pledge, rehypothecate, assign, invest (other than in accordance with Paragraph 13(h)(i), lend or otherwise dispose of, or otherwise use in its business (other than uses incidental to its holding of Posted Collateral hereunder) any Posted Collateral it holds; provided that (1) if Pledgor delivers Posted Collateral in book-entry form, Secured Party will have the right to register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either and (2) the Secured Party shall have no obligations under this paragraph in relation to Posted Collateral which it has liquidated or Set-off in accordance with Paragraph 8(a).”

(h)	Distributions and Interest Amount.

(i)
Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian. Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A.  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)	Amendment of Paragraph 6(d)(i) – Distributions. Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions.  Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). ”

(iii)	Amendment of Paragraph 6(d)(ii) – Interest Amount. Clause (d)(ii) of Paragraph 6 shall be amended and restated to read in its entirety as follows:

“(ii) Interest Amount.  In lieu of any interest, dividends or other amounts paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor on the 20th day of each calendar month (or if such day is not a Local Business Day, the next Local Business Day) the Interest Amount.  Any Interest Amount or portion thereof actually received by Party B, but not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.  For purposes of calculating the Interest Amount the amount of interest calculated for each day of the interest period shall be compounded monthly.”  Secured Party shall not be obligated to transfer any Interest Amount unless and until it has received such amount.

(i)	Additional Representation(s). There are no additional representations by either party.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian:  at the address designated in writing from time to time.

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:

Citibank, N.A., New York
            ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
            Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
            Sub-account  Number: 102-04654-1-3
Attention: Derivatives Department

Party B’s Custodian account details for holding collateral:

Citibank, N.A.
New York, NY
ABA# 021-000-089
Account# 3617-2242
Ref: CMLTI 2007-WFHE4 Swap Collateral Account
ASTRA A/C# 107078

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, Moody’s Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value, Moody’s Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, Moody’s Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, Moody’s Value”.

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)	Events of Default. Clause (iii) of Paragraph 7 shall not apply to Party B.

(vi)
Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

 (ix)           Additional Definitions.  As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.  The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A-E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words "without assuming that the terms of such Replacement Transactions are materially less beneficial for Party B than the terms of this Agreement" shall be added.

“Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to  the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)	if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the lesser of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (y) the product of (i) the Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Schedule A.

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is specified in such Transaction, one and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (x) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (y) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (z) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s First Trigger Valuation Percentage”, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s Second Trigger Valuation Percentage.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage for such Eligible Collateral set forth in Schedule A.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

 “Replacement Transaction” for the purposes of this Annex, means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that would have the effect of preserving for the Secured Party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, without assuming that the terms of such transaction or group of transactions are materially less beneficial for Party B than the terms of the Terminated Transaction or group of Terminated Transactions.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) the Secured Party’s Exposure on such Valuation Date;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) 125% of the Secured Party’s Exposure on such Valuation Date; or

(C)	if the S&P Threshold for such Valuation Date is infinity, zero.

 “S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Approved Ratings Valuation Percentage;” or

(B)
if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Required Ratings Valuation Percentage”.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Schedule A and (B) in the case of Cash, the amount thereof multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value or Moody’s Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Schedule A.

“Value” shall mean, in respect of any date, the related S&P Value and the related Moody’s Value.

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IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

BEAR STEARNS FINANCIAL PRODUCTS INC.
CITIBANK, N.A., NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SUPPLEMENTAL INTEREST TRUST TRUSTEE ON BEHALF OF THE SUPPLEMENTAL INTEREST TRUST WITH RESPECT TO THE CITIGROUP MORTGAGE LOAN TRUST 2007-WFHE4, ASSET-BACKED PASS THROUGH CERTIFICATES, SERIES 2007-WFHE4

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

SCHEDULE A

Eligible Collateral

ISDA Collateral Asset Definition (ICAD) Code	Remaining Maturity in Years	S&P Valuation Approved Ratings Percentage	S&P Required Ratings Valuation Percentage	Moody’s First Trigger Valuation Percentage	Moody’s Second Trigger Valuation Percentage
(A) US-CASH	N/A	100%	80%	100%	100%
(B) US-TBILL US-TNOTE US-TBOND
	1 or less	98.9%	79.1%	100%	100%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	97%
	More than 5 but not more than 7	93.7%	75%	100%	96%
	More than 7 but not more than 10	92.6%	74.1%	100%	94%
	More than 10 but not more than 20	91.1%	72.9%	100%	90%
	More than 20	88.6%	70.9%	100%	88%
(C) US-GNMA US-FNMA US-FHLMC
	1 or less	98.5%	78.8%	100%	99%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	96%
	More than 5 but not more than 7	92.6%	74.1%	100%	93%
	More than 7 but not more than 10	92.6%	74.1%	100%	93%
	More than 10 but not more than 20	87.7%	70.2%	100%	89%
	More than 20	84.4%	67.5%	100%	87%

The ISDA Collateral Asset Definition (ICAD) Codes used in this Schedule A are taken from the Collateral Asset Definitions (First Edition – June 2003) as published and copyrighted in 2003 by the International Swaps and Derivatives Association, Inc.

SCHEDULE 1

MORTGAGE LOAN SCHEDULE

As filed with the SEC on October 30, 2007.

SCHEDULE 2

PREPAYMENT CHARGE SCHEDULE

AVAILABLE UPON REQUEST